Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

KIMCO REALTY CORPORATION,

KIMCO REALTY OP, LLC,

TARPON ACQUISITION SUB, LLC,

TARPON OP ACQUISITION SUB, LLC,

RPT REALTY

AND

RPT REALTY, L.P.

DATED AS OF AUGUST 28, 2023

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(continued)

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(continued)

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(continued)

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(continued)

		Page

Section 10.9	Consent to Jurisdiction	114

Section 10.10	Assignment	114

Section 10.11	Specific Performance	114

Section 10.12	Waiver of Jury Trial	114

Section 10.13	Authorship	115

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EXHIBITS

Exhibit A – Form of Articles Supplementary
Exhibit B – Form of  Company REIT Qualification Opinion
Exhibit C – Form of Parent Section 368 Opinion
Exhibit D – Form of Parent REIT Qualification Opinion
Exhibit E – Form of Company Section 368 Opinion

-vi-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of August 28, 2023 (this “Agreement”), is by and among Kimco Realty Corporation, a Maryland corporation that has elected to be treated as a real estate investment trust for United States federal income tax purposes (“Parent”), Kimco Realty OP, LLC, a Delaware limited liability company (“Parent OP”), Tarpon Acquisition Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“Parent Merger Sub”), Tarpon OP Acquisition Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent OP (“Parent OP Merger Sub” and, together with Parent, Parent OP and Parent Merger Sub, the “Parent Parties”), RPT Realty, a Maryland real estate investment trust that has elected to be treated as a real estate investment trust for United States federal income tax purposes (the “Company”), and RPT Realty, L.P., a Delaware limited partnership (the “Partnership” and, together with the Company, the “Company Parties”).  Each of Parent, Parent OP, Parent Merger Sub, Parent OP Merger Sub, the Company and the Partnership is sometimes referred to herein as a “Party” and, collectively, as the “Parties.”  Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in Article 1.

WHEREAS, the Parties wish to effect a business combination transaction in which the Company shall merge with and into Parent Merger Sub, with Parent Merger Sub being the surviving entity (such merger transaction, the “Company Merger”), which Company Merger shall occur upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland REIT Law (the “MRL”) and the Delaware Limited Liability Company Act (“DLLCA”), and whereby, among other matters, (i) each issued and outstanding common share of beneficial interest, par value $0.01 per share, of the Company (the “Company Common Shares”) as of immediately prior to the Company Merger Effective Time, other than Company Common Shares owned by any Parent Party or any Parent Subsidiary or Company Subsidiary, will be converted into the right to receive the Common Share Merger Consideration and (ii) each issued and outstanding Company Series D Preferred Share as of immediately prior to the Company Merger Effective Time, other than Company Series D Preferred Shares owned by any Parent Party or any Parent Subsidiary or Company Subsidiary, will be converted into the right to receive the Preferred Share Merger Consideration;

WHEREAS, immediately following the Company Merger, Parent shall contribute to Parent OP all of the membership interests of Parent Merger Sub (the “Contribution”), which Contribution shall occur upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, immediately prior to the Company Merger, Parent OP Merger Sub shall merge with and into the Partnership, with the Partnership continuing as the surviving entity and as a subsidiary of Parent OP (such merger transaction, the “Partnership Merger” and, together with the Company Merger, the “Mergers”), which Partnership Merger shall occur upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DLLCA and the Delaware Revised Uniform Limited Partnership Act, as amended (“DRULPA”), and whereby, among other matters, each of the limited partnership interests of the Partnership (the “Partnership OP Units”) issued and outstanding immediately prior to the Partnership Merger Effective Time, other than Partnership OP Units owned by the Company, will be converted into the right to receive the Partnership Merger Consideration;

WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously (a) determined that this Agreement, the Mergers and the other transactions contemplated by this Agreement, including the issuance of Parent Common Stock and New Parent Preferred Stock in the Company Merger, are advisable and in the best interests of Parent and its stockholders and (b) approved this Agreement, the Mergers and the other transactions contemplated by this Agreement, including the issuance of Parent Common Stock and New Parent Preferred Stock in the Company Merger as well as the Contribution;

WHEREAS, each of the managing member of Parent OP, the managing member of Parent Merger Sub and the managing member of Parent OP Merger Sub has approved this Agreement, the Company Merger, the Partnership Merger and the other transactions contemplated by this Agreement, including the issuance of Parent OP Interests in the Partnership Merger and the Contribution, in each case, to the extent applicable;

WHEREAS, the board of trustees of the Company (the “Company Board”) has unanimously (a) determined that this Agreement, the Mergers and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and its shareholders, (b) approved this Agreement, the Mergers and the transactions contemplated by this Agreement, (c) directed that the Company Merger and the other transactions contemplated by this Agreement be submitted for consideration at a meeting of the Company’s shareholders and (d) recommended the approval of the Company Merger and the other transactions contemplated by this Agreement by Company shareholders;

WHEREAS, the Company, as the sole general partner of the Partnership, has approved this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement;

WHEREAS, for United States federal income tax purposes, it is intended that (a) the Company Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement be, and hereby is adopted as, a “plan of reorganization” with respect to the Company Merger for purposes of Sections 354 and 361 of the Code; and (b) as a result of the Mergers and the Contribution, Parent OP shall be treated as the “continuation” of the Partnership within the meaning of Section 708 of the Code and Parent shall be treated as contributing the assets (subject to all the liabilities) of Parent OP (as such assets and liabilities exist as of immediately prior to the Partnership Merger) to such continuing partnership in a transaction governed by Section 721 of the Code; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the execution of this Agreement and to prescribe various conditions to the Mergers.

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1          Definitions.

(a)         For purposes of this Agreement:

“Action” means any claim, action, cause of action, suit, litigation, proceeding, arbitration, mediation, interference, audit, assessment, hearing, or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought, conducted, tried or heard by or before, or otherwise involving, any Governmental Authority).

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person.

“Benefit Plan” means, with respect to any entity, any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and any employment, individual consulting, termination, separation, severance, supplemental unemployment, change in control, transaction-based, retention, stock option, restricted stock, restricted stock unit, profits interest unit, performance award, outperformance, stock purchase, stock or equity or equity-related awards, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, vision, disability, accident, life insurance, welfare benefit, cafeteria, vacation, sick or paid time off, perquisite, retirement, supplemental retirement, profit sharing, pension, savings and any other remuneration, compensation or employee benefit plan, agreement, program, policy, practice or other arrangement of any kind, in each case, whether or not subject to ERISA and whether written or unwritten, or funded or unfunded.

“Book-Entry Share” means a book-entry share registered in the transfer books of the Company.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in New York, New York are authorized or required to be closed.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Acceptable Confidentiality Agreement” means a confidentiality agreement between the Company and a Person making a Company Acquisition Proposal that contains provisions that are not less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, provided that such an agreement shall not contain any provision that would prevent the Company from complying with its obligation to provide disclosure to Parent pursuant to Section 7.3.

“Company Base Amount” means $33,642,370.

“Company Bylaws” means the Amended and Restated Bylaws of the Company, as amended and supplemented and in effect on the date hereof.

“Company Charter” means the Declaration of Trust of the Company filed with the SDAT on June 8, 2010, as amended, supplemented and corrected and in effect on the date hereof.

“Company Debt Agreement” means (i) any note or note purchase agreement entered into by the Company or any Company Subsidiary, (ii) any credit agreement or credit facility entered into by the Company or any Company Subsidiary, (iii) any mortgage, construction loan or other Indebtedness for borrowed money entered into by the Company or any Company Subsidiary, (iv) letters of credit and reimbursement obligations in respect thereof and (v) any obligations of the Company or any Company Subsidiary under any interest rate cap, swap, collar or similar transaction, any currency hedging transactions or any other hedging or derivative transaction of any kind.

“Company Dividend Equivalent Consideration” means the aggregate amounts payable with respect to outstanding Company Dividend Equivalents pursuant to Section 3.1(c)(i)(B) and Section 3.1(c)(ii)(z).

“Company Dividend Equivalents” means a right pursuant to the award agreement governing a Company Restricted Share Award or Company RSU Award to receive an equivalent value (in cash) of dividends paid on Company Common Shares between the grant date of the award and the settlement of such award.

“Company Equity Awards” means any Company Restricted Share Awards, any Company RSU Awards, any Company Dividend Equivalents, any Company Phantom Share Awards and any other equity-based award granted under the Company Equity Incentive Plans.

“Company Equity Incentive Plans” means, collectively, the Ramco-Gershenson Properties Trust 2012 Omnibus Long-Term Incentive Plan, the Ramco-Gershenson Properties Trust Inducement Incentive Plan, and the RPT Realty Amended and Restated 2019 Omnibus Long-Term Incentive Plan.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary or used or held for use by the Company or any Company Subsidiary in their business.

“Company Intervening Event” means a material fact, event, circumstance, change or development that (w) materially affects the business, assets or operations of the Company and the Company Subsidiaries, taken as a whole (other than any fact, event, circumstance, change or development resulting from a breach of this Agreement by the Company or its Representatives), (x) has occurred or arisen after the date of this Agreement, (y) was not known to the Company Board on the date of this Agreement (or, if known, the consequences of which were not reasonably foreseeable to the Company Board as of the date of this Agreement), and which does not relate to a Company Acquisition Proposal, and (z) first becomes known to the Company Board before the Company Shareholder Approval is obtained; provided, however, that in no event shall any of the following constitute or be taken into account in determining whether a “Company Intervening Event” has occurred: (i) the receipt, existence of or terms of a Company Acquisition Proposal or any matter relating thereto, (ii) a change in the market price or trading volume of the debt securities or capital stock of the Company or of the equity or credit ratings or the ratings outlook for the Company or any of the Company Subsidiaries by any applicable rating agency and (iii) the fact that, in and of itself, the Company meets, exceeds or fails to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operation for any period (provided further that, with respect to the foregoing clauses (ii) and (iii), any fact, event, circumstance, change or development giving rise to such change, meeting, exceeding or failure may otherwise constitute or be taken into account in determining whether a Company Intervening Event has occurred if not falling into the foregoing clause (i) of this definition).

“Company Joint Ventures” means, together, R2G and RGMZ.

“Company Leases” means each lease or sublease (including ground leases) to which the Company or the Company Subsidiaries are parties as lessors or sublessors with respect to each of the applicable Company Properties (together with all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto).

“Company Material Adverse Effect” means, with respect to the Company, any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, would, or would reasonably be expected to (i) materially adversely affect the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) prevent or materially impair or delay the ability of the Company Parties to consummate the Mergers or other transactions contemplated hereby before the Outside Date; provided, that for purposes of clause (i) “Company Material Adverse Effect” shall not include any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from (A) any decline in the market price, or change in trading volume, of the capital stock of the Company or any failure of the Company to meet any internal or publicly announced projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such decline, change or failure may be taken into account in determining whether there has been a Company Material Adverse Effect to the extent not otherwise excluded from the definition of Company Material Adverse Effect), (B) any events, circumstances, changes or effects in general economic, financial or business conditions that affect the retail real estate industry generally, (C) any changes in the conditions in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, trade disputes or the imposition of trade restrictions, tariffs or similar taxes, (D) any changes in general legal, regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the negotiation, execution and delivery of this Agreement, the consummation of the Mergers or the other transactions contemplated hereby, or the public announcement of this Agreement, the Mergers or the other transactions contemplated hereby (it being understood and agreed that this clause (F) will not apply with respect to any representation or warranty the purpose of which is to address the consequences of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby), (G) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement (in each case other than pursuant to Section 6.1(a)), or the taking of any action at the written request of Parent, (H) earthquakes, hurricanes, floods or other natural disasters, (I) any epidemic, pandemic or disease outbreak (including COVID-19) or worsening thereof, including governmental or other commercially reasonable measures related thereto (including the Public Health Measures), (J) changes in Law or GAAP (or any binding interpretation thereof), or (K) any Action made or initiated by any holder of Company Common Shares, including any derivative claims, arising out of or relating to this Agreement or the transactions contemplated hereby, provided, however, that such events, circumstances, changes, effects, developments, conditions or occurrences, in the case of each of clauses (B), (C), (D), (E) and (J) do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, relative to others in the retail real estate industry in the United States, and in the case of clauses (H) and (I), do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, relative to others in the retail real estate industry in the geographic regions in which the Company and the Company Subsidiaries operate.

“Company Permitted Liens” means any of the following: (i) Lien for Taxes or governmental assessments, charges or claims of payment not yet due or that is being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP; (ii) Lien that is a landlords’, workers’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business consistent with past practice that are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings; (iii) Lien that is a zoning regulation, entitlement or other land use or environmental regulation by any Governmental Authority; (iv) Lien relating to Indebtedness that is disclosed on Section 4.18(a)(v) of the Company Disclosure Letter; (v) any Company Material Contracts, or leases to third parties for the occupation of portions of Company Properties as tenants only by such third parties, subject to any purchase rights, including rights of first refusal or offer that may be set forth in such leases, which, if exercised, would not reasonably be expected to have a Company Material Adverse Effect; (vi) air rights affecting any Company Property; (vii) non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice; (viii) Liens recorded in a public record or other minor imperfections of title, which may include (A) easements whether or not shown by the public records, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or personal inspection of the property and (B) title to any portion of the premises lying within the right of way or boundary of any public road or private road, in each case of this clause (viii), to the extent such Liens do not and would not reasonably be expected to, individually or in the aggregate, materially impair the marketability or value of the applicable Company Property or interfere with the continued use (assuming its continued use in the manner it is currently used), current operation or transfer of, the applicable Company Property and do not secure Indebtedness; or (ix) any Lien (other than Liens securing Indebtedness) that was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company and that does not and would not reasonably be expected to, individually or in the aggregate, materially impair the marketability or value of the applicable Company Property or interfere with the continued use (assuming its continued use in the manner it is currently used), current operation or transfer of, any Company Property.

“Company Phantom Share Award” means each award of phantom shares granted under the Company Equity Incentive Plans and credited to a stock account under the Ramco-Gershenson Properties Trust Deferred Fee Plan for Trustees.

“Company Properties” means each real property owned, or leased (including ground leased) as lessee or sublessee, by the Company or any Company Subsidiary (including all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).

“Company Protected Information” means any and all Trade Secrets owned or purported to be owned by the Company or any Company Subsidiary or used or held for use by the Company or any Company Subsidiary in their business, including without limitation all confidential information of the Company or Company Subsidiaries, Trade Secrets of the Company or the Company Subsidiaries, information to which the Company or any Company Subsidiary has undertaken an obligation of confidentiality to a third party, or information that is related to or capable of being linked to a person that is held, used, disclosed or collected by the Company or any Company Subsidiary.

“Company Restricted Share Award” means each award of Company Common Shares (or portion thereof) that is unvested or is subject to a repurchase option or obligation, risk of forfeiture or other condition granted by the Company pursuant to the Company Equity Incentive Plans.

“Company RSU Award” means each award of restricted share units representing the right to vest in and be issued Company Common Shares granted by the Company pursuant to the Company Equity Incentive Plans.

“Company Series D Preferred Share” means each share of 7.25% Series D Cumulative Convertible Perpetual Preferred Shares of Beneficial Interest, par value $0.01 per share, of the Company.

“Company Shareholder Meeting” means the duly called and held meeting of the holders of Company Common Shares for the purpose of seeking the Company Shareholder Approval and, if so desired and mutually agreed by Parent and the Company, a vote upon other matters of the type customarily brought before a meeting of shareholders in connection with the approval of a merger, including any postponement or adjournment thereof.

“Company Subsidiary” means any corporation, partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity of which (i) the Company directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (ii) the Company and/or any Person that is a Company Subsidiary by reason of the application of clause (i) or clause (iii) of this definition of “Company Subsidiary” is a general partner, manager, managing member, trustee, director or the equivalent, or (iii) the Company, directly or indirectly, holds a majority of the beneficial, equity, capital, profits or other economic interest.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of June 23, 2023, between Parent and the Company and the Confidentiality Agreement, dated as of August 11, 2023, between the Company and Parent, as applicable.

“COVID-19” means SARS-CoV-2 or COVID-19, and any variants, mutations or evolutions thereof.

“Environmental Law” means any applicable Law (including common law) relating to pollution or the regulation, investigation, remediation, restoration or protection of the environment (including air, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to Hazardous Substances), including Laws relating to the generation, recycling, processing, labeling, production, manufacture, use, handling, presence, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances.

“Environmental Permit” means any permit, approval, license, registration, identification number, exemption, certificate, waiver, variance, order, franchise, clearance or other authorization required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to an entity (the “Referenced Entity”), any other entity, which, together with the Referenced Entity, would be treated as a single employer under Code Section 414 or ERISA Section 4001.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means the United States generally accepted accounting principles.

“Governmental Authority” means the United States (federal, state or local) government or any foreign government, or any other governmental or quasi-governmental regulatory, judicial or administrative authority, instrumentality, board, bureau, agency, commission, self-regulatory organization, arbitration panel or similar entity.

“Hazardous Substances” means:  (i) those substances listed in, designated in, classified in, defined in or regulated under any Environmental Law, including the following federal statutes and their state counterparts, as amended, and all regulations thereunder: the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; and (iii) polychlorinated biphenyls, toxic mold, methane, asbestos, per- and poly-fluoroalkyl substances, 1-4, dioxane and radon.

“Indebtedness” means, with respect to any Person and without duplication, (i) the principal of and premium (if any) of all indebtedness, notes payable or other obligations for borrowed money, whether secured or unsecured, and accrued interest payable thereon, (ii) all obligations evidenced by bonds, notes or debentures, (iii) all indebtedness of others secured by any Lien on owned or acquired property of such Person, whether or not the indebtedness secured thereby has been assumed (other than a cashiers’, landlords’, workers’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business related to work performed on behalf of such other Person), (iv) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person (other than trade payables that were incurred in the ordinary course of business), (v) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets (including any potential future earn-out, purchase price adjustment, release of “holdback” or other forms of contingent payment, but excluding any current accounts payable incurred in the ordinary course of business), (vi) all obligations under leases required to be classified and accounted for as a capital lease on a balance sheet of such person prepared in accordance with GAAP, (vii) all outstanding reimbursement obligations in respect of bankers’ acceptances or letters of credit (to the extent drawn upon), financial guarantees, letters of guarantee, surety bonds and other similar instruments, (viii) all obligations under interest rate cap, swap, collar or similar transactions or currency hedging transactions or any other derivative transactions (valued at the termination value thereof), (ix) any guarantee of any of the foregoing of any other Person, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument and (x) any agreement to provide any of the foregoing.

“Intellectual Property” means all United States and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) registered and unregistered trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing and related registrations and applications for registration, (iii) registered and unregistered copyrights in both published and unpublished works and copyrightable works and all copyright registrations and applications, (iv) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models, algorithms and methodologies, and rights under applicable trade secret Law in the foregoing (collectively, “Trade Secrets”), (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the United States Internal Revenue Service.

“Knowledge” (i) with respect to the Company means the knowledge, after reasonable inquiry, of the persons named in Section 1.1(a)(i) of the Company Disclosure Letter and (ii) with respect to Parent means the knowledge, after reasonable inquiry, of the persons named in Section 1.1(a)(ii) of the Parent Disclosure Letter.  For purposes of Section 4.16 and Section 5.15, “reasonable inquiry” does not require environmental sampling or testing of any kind.

“Law” means any and all domestic (federal, state or local) or foreign laws, statutes, ordinances, treaties, codes, requirements, principles of common law, rules, regulations and Orders promulgated by any Governmental Authority.

“Lien” means with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, licenses, pledge, charge, security interest, preferential arrangement, hypothecation, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Merger Consideration” means the Common Share Merger Consideration and the Preferred Share Merger Consideration, as applicable.

“MGCL” means the Maryland General Corporation Law.

“New Parent Preferred Stock” means a newly created class of preferred stock, par value $1.00 per share, of Parent having the rights, preferences and privileges substantially as set forth on Exhibit A.

“NYSE” means the New York Stock Exchange.

“Order” means a judgment, order or decree of any Governmental Authority.

“Parent Bylaws” means the Amended and Restated Bylaws of Parent, as amended and supplemented, and in effect on the date hereof.

“Parent Charter” means the charter of Parent.

“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.

“Parent Common Stock Price” means the volume weighted average of the closing sale prices per share of Parent Common Stock on the NYSE, as reported in the New York City edition of The Wall Street Journal (or, if not reported thereby, as reported in another authoritative source mutually agreed by the Parties), on each of the ten (10) full consecutive trading days ending on and including the third (3rd) Business Day prior to the Closing Date.

“Parent Equity Incentive Plans” means the Kimco Realty Corporation 2020 Equity Participation Plan and the Kimco Realty Corporation 2010 Equity Participation Plan, each as amended and/or restated.

“Parent Intellectual Property” means all Intellectual Property owned or purported to be owned by Parent or any Parent Subsidiary or used or held for use by Parent or any Parent Subsidiary in their business.

“Parent Material Adverse Effect” means, with respect to Parent, any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, would, or would reasonably be expected to (i) materially adversely affect the business, assets, liabilities, condition (financial or otherwise) or results of operations of Parent and Parent Subsidiaries, taken as a whole, or (ii) prevent or materially impair or delay the ability of the Parent Parties to consummate the Mergers or other transactions contemplated hereby before the Outside Date; provided, that for purposes of clause (i) “Parent Material Adverse Effect” shall not include any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from (A) decline in the market price, or change in trading volume, of the capital stock of Parent or any failure of Parent to meet any internal or publicly announced projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such decline, change or failure may be taken into account in determining whether there has been a Parent Material Adverse Effect to the extent not otherwise excluded from the definition of Parent Material Adverse Effect), (B) any events, circumstances, changes or effects in general economic, financial or business conditions that affect the retail real estate industry generally, (C) any changes in the conditions in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, trade disputes or the imposition of trade restrictions, tariffs or similar taxes, (D) any changes in general legal, regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the negotiation, execution and delivery of this Agreement, the consummation of the Mergers or the other transactions contemplated hereby, or the public announcement of this Agreement, the Mergers or the other transactions contemplated hereby (it being understood and agreed that this clause (F) will not apply with respect to any representation or warranty the purpose of which is to address the consequences of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby), (G) the taking of any action expressly required by, or the failure to take any action expressly prohibited by (in each case other than pursuant to Section 6.2(a)), this Agreement, or the taking of any action at the written request of the Company, (H) earthquakes, hurricanes, floods or other natural disasters, (I) any epidemic, pandemic or disease outbreak (including COVID-19) or worsening thereof, including governmental or other commercially reasonable measures related thereto (including the Public Health Measures), (J) changes in Law or GAAP (or any binding interpretation thereof), or (K) any Action made or initiated by any holder of Parent Common Stock, including any derivative claims, arising out of or relating to this Agreement or the transactions contemplated hereby, provided, however, that such events, circumstances, changes, effects, developments, conditions or occurrences, in the case of each of clauses (B), (C), (D), (E) and (J) do not disproportionately affect Parent and Parent Subsidiaries, taken as a whole, relative to others in the retail real estate industry in the United States, and in the case of clauses (H) and (I) do not disproportionately affect Parent and Parent Subsidiaries, taken as a whole, relative to others in the retail real estate industry in the geographic regions in which Parent and Parent Subsidiaries operate.

“Parent Material Contract” means each contract to which Parent or any Parent Subsidiary is a party as of the date of this Agreement and is required to be filed as an exhibit to the Parent SEC Documents pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act (but, for the avoidance of doubt, no Benefit Plan of Parent or any of the Parent Subsidiaries).

“Parent OP Certificate of Formation” means the certificate of formation of Parent OP, dated January 3, 2023, as amended, supplemented and corrected and in effect on the date hereof.

“Parent Operating Agreement” means the Limited Liability Company Agreement of Parent OP, dated January 3, 2023, as amended.

“Parent OP Interests” means the membership interests in Parent OP pursuant to the Parent Operating Agreement.

“Parent Permitted Liens” means any of the following: (i) Lien for Taxes or governmental assessments, charges or claims of payment not yet due or that is being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP; (ii) Lien that is a landlords’, workers’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business consistent with past practice that are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings; (iii) Lien that is a zoning regulation, entitlement or other land use or environmental regulation by any Governmental Authority; (iv) Lien relating to Indebtedness that is disclosed on Section 1.1(b) of the Parent Disclosure Letter; (v) any Parent Material Contracts, or leases to third parties for the occupation of portions of the Parent Properties as tenants only by such third parties, subject to any purchase rights, including rights of first refusal or offer that may be set forth in such leases, which, if exercised, would not reasonably be expected to have a Parent Material Adverse Effect; (vi) air rights affecting any Parent Property; (vii) non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice; (viii) Liens recorded in a public record or other minor imperfections of title, which may include (A) easements whether or not shown by the public records, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or personal inspection of the property and (B) title to any portion of the premises lying within the right of way or boundary of any public road or private road, in each case of this clause (viii), to the extent such Liens do not and would not reasonably be expected to, individually or in the aggregate, materially impair the marketability or value of the applicable Parent Property or interfere with the continued use (assuming its continued use in the manner it is currently used), current operation or transfer of, the applicable Parent Property and do not secure Indebtedness; or (ix) any Lien (other than Liens securing Indebtedness) that was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of Parent and that does not and would not reasonably be expected to, individually or in the aggregate, materially impair the marketability or value of the applicable Parent Property or interfere with the continued use (assuming its continued use in the manner it is currently used), current operation or transfer of, any Parent Property.

“Parent Properties” means each real property owned, or leased (including ground leased) as lessee or sublessee, by Parent or any Parent Subsidiary (including all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).

“Parent Protected Information” means and all Trade Secrets owned or purported to be owned by Parent or any Parent Subsidiary or used or held for use by Parent or any Parent Subsidiary in their business, including without limitation all confidential information of Parent or Parent Subsidiaries, Trade Secrets of Parent or Parent Subsidiaries, information to which Parent or any Parent Subsidiary has undertaken an obligation of confidentiality to a third party, or information that is related to or capable of being linked to a person that is held, used, disclosed or collected by Parent or any Parent Subsidiary.

“Parent Subsidiary” means any corporation, partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity of which (i) Parent directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (ii) Parent and/or any Person that is a Parent Subsidiary by reason of the application of clause (i) or clause (iii) of this definition of “Parent Subsidiary” is a general partner, manager, managing member, trustee, director or the equivalent, or (iii) Parent, directly or indirectly, holds a majority of the beneficial, equity, capital, profits or other economic interest.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of RPT Realty, L.P. (f/k/a Ramco-Gershenson Properties, L.P.), dated as of May 10, 1996, as amended, supplemented and corrected and in effect on the date hereof.

“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority).

“Predecessor” means the company formerly known as Kimco Realty Corporation, prior to a reorganization on January 3, 2023, pursuant to which a newly formed subsidiary of Parent merged with and into Predecessor, and the Predecessor became a wholly owned subsidiary of Parent.

“Proxy Statement/Prospectus” means the proxy statement/prospectus in preliminary and definitive form relating to the Company Shareholder Meeting and the issuance of Parent Common Stock in connection with the transactions contemplated by this Agreement, together with any amendments or supplements thereto.

“Public Health Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester or any other Law, order, directive, guideline or recommendation by any Governmental Authority, the World Health Organization or any industry group in connection with or in response to COVID-19 or any other epidemic, pandemic or outbreak of disease.

“Qualifying Income” means income described in Sections 856(c)(2)(A) through (I) and 856(c)(3)(A) through (I) of the Code.

“R2G” means R2G Venture LLC.

“Release” means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Substances from any source into or upon the indoor or outdoor environment.

“Representative” means, with respect to any Person, such Person’s directors, trustees, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.

“RGMZ” means RGMZ Venture REIT LLC.

“SEC” means the U.S. Securities and Exchange Commission (including the staff thereof).

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series D Preferred Units” has the meaning ascribed to such term in the Partnership Agreement.

“Significant Subsidiary” means any subsidiary of Parent or the Company, as the case may be, that would constitute a Significant Subsidiary of such party within the meaning of Rule 1-02 of Regulation S-X of the SEC.

“Tax” or “Taxes” means any federal, state, local and foreign income, excise, gross receipts, premium, profits, windfall, capital gains, withholding, property, capital stock, occupancy, registration, recording, stamp, transfer, sales, use, franchise, employment, payroll, social security, occupation, commercial rent, lease, license, ad valorem, value added, net worth, environmental, estimated, alternative or add-on minimum, and any other taxes, duties, assessments or similar governmental charges in the nature of tax, together with any penalties, interest additions to tax, or additional amounts imposed with respect to such amounts.

“Tax Guidance” means a reasoned opinion from a nationally recognized United States federal income tax counsel experienced in REIT tax matters to the effect that the receipt by Parent (or its designee) of the Company Base Amount should constitute Qualifying Income or should be excluded from gross income within the meaning of the REIT Requirements or a ruling from the IRS holding that the receipt by Parent (or its designee) of the Company Base Amount would constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements.

“Tax Return” means any return, declaration, report, claim for refund, information return, statement, election or other document or information relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment or supplement thereof.

“Tenant Improvement(s)” means the construction, improvement or alteration of long-term real property (not including furniture, fixtures, equipment or inventory) for use in a tenant’s trade or business at Company Properties or Parent Properties, as the case may be.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any and all comparable Laws of applicable jurisdictions relating to “mass layoffs,” “termination,” “relocation” or any “plant closing.”

(b)       The following terms have the respective meanings set forth in the sections set forth below opposite such term:

Defined Terms	Location of Definition
Agreement	Preamble
Approved Transactions	Section 3.10
Articles of Merger	Section 2.3(b)
Articles Supplementary	Section 7.19
Certificate	Section 3.1(a)(ii)
Claim	Section 7.5(a)
Claim Expenses	Section 7.5(a)
Closing	Section 2.2
Closing Date	Section 2.2
Common Share Merger Consideration	Section 3.1(a)(ii)

Company	Preamble
Company Acquisition Proposal	Section 7.3(h)(i)
Company Adverse Recommendation Change	Section 7.3(b)
Company Alternative Acquisition Agreement	Section 7.3(a)
Company Benefit Plans	Section 4.13(a)
Company Board	Recitals
Company Board Recommendation	Section 4.4(b)
Company Capitalization Date	Section 4.3(a)
Company Common Shares	Recitals
Company Disclosure Letter	Article 4
Company Employees	Section 4.13(f)
Company Insurance Policies	Section 4.19
Company Material Contract	Section 4.18(b)
Company Merger	Recitals
Company Merger Certificates	Section 2.3(b)
Company Merger Effective Time	Section 2.3(b)
Company Notice Period	Section 7.3(e)
Company Parties	Preamble
Company Permits	Section 4.6(a)
Company Preferred Shares	Section 4.3(a)
Company Property Sale	Section 7.21
Company Qualified DC Plan	Section 7.17(c)
Company Related Party Agreement	Section 4.25
Company Relevant Partnership Interests	Section 4.12(i)
Company SEC Documents	Section 4.7(a)
Company Shareholder Approval	Section 4.21
Company Subsidiary Partnership	Section 4.12(i)
Company Superior Proposal	Section 7.3(h)(ii)
Company Superior Proposal Termination	Section 7.3(d)
Company Tax Protection Agreement	Section 4.12(i)
Company Terminating Breach	Section 9.1(c)(i)
Company Termination Fee	Section 9.3(d)
Company Third Party	Section 4.17(i)
Company Title Insurance Policy	Section 4.17(k)
Continuing Employees	Section 7.17(a)
Contribution	Recitals
Contribution Effective Time	Section 2.3(c)
Debt Transaction	Section 7.15(b)
Debt Transaction Documents	Section 7.15(b)
DLLCA	Recitals
DRULPA	Recitals
DSOS	Section 2.3(a)
Enforcement Expenses	Section 9.3(b)
Exchange Agent	Section 3.4(a)
Exchange Fund	Section 3.4(b)
Exchange Ratio	Section 3.1(a)(ii)
Form S-4	Section 4.5(b)

Fractional Share Consideration	Section 3.1(a)(ii)
Indemnified Parties	Section 7.5(a)
Indemnity Exceptions	Section 7.15(a)
Interim Period	Section 6.1(a)
Letter of Transmittal	Section 3.4(d)(i)
Listing	Section 7.8
Maryland Courts	Section 10.9
Material Company Leases	Section 4.17(g)
Maximum Amount	Section 7.5(c)
Mergers	Recitals
MRL	Recitals
OP Unit Form S-4	Section 7.1(a)
Outside Date	Section 9.1(b)(i)
Parent	Preamble
Parent Benefit Plan	Section 5.12(b)
Parent Board	Recitals
Parent Capitalization Date	Section 5.3(a)
Parent Class L Excess Preferred Stock	Section 5.3(a)
Parent Class L Preferred Stock	Section 5.3(a)
Parent Class M Excess Preferred Stock	Section 5.3(a)
Parent Class M Preferred Stock	Section 5.3(a)
Parent Disclosure Letter	Article 5
Parent Insurance Policies	Section 5.18
Parent Merger Sub	Preamble
Parent OP	Preamble
Parent OP Merger Sub	Recitals
Parent Parties	Preamble
Parent Partnership	Section 5.11(i)
Parent Preferred Stock	Section 5.3(a)
Parent Relevant Partnership Interests	Section 5.11(i)
Parent SEC Documents	Section 5.7(a)
Parent Tax Protection Agreement	Section 5.11(i)
Parent Terminating Breach	Section 9.1(d)(i)
Partnership	Preamble
Partnership Merger	Recitals
Partnership Merger Certificate	Section 2.3(a)
Partnership Merger Consideration	Section 3.2(a)
Partnership Merger Effective Time	Section 2.3(a)
Partnership OP Units	Recitals
Partnership Preferred OP Units	Section 4.3(b)
Party(ies)	Preamble
Payoff Indebtedness	Section 7.15(d)
Payoff Letters	Section 7.15(d)
Pdf	Section 10.4
Permitted REIT Dividend	Section 6.1(b)(iii)
Preferred Share Merger Consideration	Section 3.1(a)(iii)
Qualified REIT Subsidiary	Section 4.12(d)

REIT	Section 4.12(b)
REIT Requirements	Section 9.3(d)
SDAT	Section 2.3(b)
SOX Act	Section 4.7(b)
Takeover Statutes	Section 4.24
Taxable REIT Subsidiary	Section 4.12(d)
Transfer Taxes	Section 9.5

Section 1.2          Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)        when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)        the table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement;

(c)        whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation” unless the context expressly provides otherwise;

(d)        the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified;

(e)       the phrases “transactions contemplated by this Agreement,” “transactions contemplated hereby” and words or phrases of similar import, when used in this Agreement, refer to the Mergers and the other transactions contemplated by this Agreement;

(f)       when a reference is made in this Agreement, the Company Disclosure Letter or the Parent Disclosure Letter, to information or documents being “provided,” “made available” or “disclosed” by a Party to another Party or its Affiliates, such information or documents shall include any information or documents (a) included in the Company SEC Documents or the Parent SEC Documents, as the case may be, that are publicly available at least one (1) Business Day prior to the date of this Agreement, (b) furnished at least one (1) Business Day prior to the date of this Agreement in the electronic data room established by the disclosing Party and to which access has been granted to the other Party and its Representatives at least one (1) Business Day prior to the date of this Agreement, or (c) otherwise provided in writing (including electronically) to the chief financial officer and chief legal officer of the other Party at least one (1) Business Day prior to the date of this Agreement;

(g)       the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”;

(h)       any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws;

(i)       any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented (in the case of any contract, in accordance with the terms hereof), including (in the case of agreements or instruments) by waiver or consent in accordance with the terms hereof and (in the case of statutes) by succession of comparable successor statutes, and all attachments thereto and instruments incorporated therein, provided that with respect to any contract listed on any schedule hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule;

(j)        except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or”;

(k)        any period of time hereunder ending on a day that is not a Business Day shall be extended to the next succeeding Business Day;

(l)        where this Agreement states that a Party “shall,” “will” or “must” perform in some manner, it means that the Party is legally obligated to do so under this Agreement;

(m)       all references to the “ordinary course of business” shall mean the “ordinary course of business consistent with past practice”;

(n)         any pronoun shall include the corresponding masculine, feminine and neuter forms;

(o)        all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; and

(p)        the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

ARTICLE 2

THE MERGERS

Section 2.1          The Mergers.

(a)        Partnership Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DLLCA and the DRULPA, at the Partnership Merger Effective Time, the Partnership and Parent OP Merger Sub shall consummate the Partnership Merger pursuant to which (i) Parent OP Merger Sub shall be merged with and into the Partnership, whereupon the separate existence of Parent OP Merger Sub shall cease and (ii) the Partnership shall continue as the surviving entity.  The Partnership Merger shall have the effects provided in this Agreement and as specified in the DLLCA and the DRULPA. The general partner of the Partnership immediately following the Partnership Merger Effective Time shall continue to be the Company.

(b)        Company Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MRL and the DLLCA, at the Company Merger Effective Time, the Company and Parent Merger Sub shall consummate the Company Merger pursuant to which (i) the Company shall be merged with and into Parent Merger Sub, whereupon the separate existence of the Company shall cease and (ii) Parent Merger Sub shall continue as the surviving entity.  The Company Merger shall have the effects provided in this Agreement and as specified in the MRL and the DLLCA.  As a result of the Company Merger, the general partner of the Partnership immediately following the Company Merger Effective Time shall be Parent Merger Sub.

(c)       Contribution. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Contribution Effective Time, Parent and Parent OP shall consummate the Contribution pursuant to which Parent shall contribute, transfer and convey to Parent OP all of the outstanding membership interests of Parent Merger Sub. As a result of the Contribution, (i) Parent Merger Sub shall become a direct wholly owned subsidiary of Parent OP and (ii) the Partnership shall become a wholly owned subsidiary of Parent OP, with Parent OP holding interests both directly and indirectly through Parent Merger Sub.

Section 2.2          Closing.  The closing (the “Closing”) of the Mergers will take place at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, Massachusetts, or remotely by exchange of documents and signatures (or their electronic counterparts), on the later of (a) January 2, 2024 and (b) the third (3rd) Business Day after all the conditions set forth in Article 8 (other than those conditions that by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or valid waiver of such conditions) shall have been satisfied or validly waived by the Party entitled to the benefit of such condition (subject to applicable Law), unless another date, time or place is agreed to in writing by the Parties.  The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 2.3          Effective Times.

(a)         Partnership Merger Effective Time. Concurrently with the Closing, the applicable Parties shall (i) file the certificate of merger (the “Partnership Merger Certificate”) with the Secretary of State of the State of Delaware (the “DSOS”) in accordance with the DLLCA and the DRULPA, in such form as required by, and executed in accordance with, the applicable provisions of the DLLCA or the DRULPA and (ii) make any other filings, recordings or publications required, if any, under the DLLCA and the DRULPA in connection with the Partnership Merger. The Partnership Merger shall become effective on the date and at the time at which the Partnership Merger Certificate has been duly filed with the DSOS or at such other date and time as is agreed between the Parties and specified in the Partnership Merger Certificate (such date and time, the “Partnership Merger Effective Time”).

(b)        Company Merger Effective Time. Concurrently with the Closing, the applicable Parties shall (i) file the articles of merger with respect to the Company Merger (the “Articles of Merger”) with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in such form as required by, and executed in accordance with, the applicable provisions of the MRL, (ii) file the certificate of merger with respect to the Company Merger (together with the Articles of Merger, the “Company Merger Certificates”) with the DSOS in accordance with the DLLCA, in such form as required by, and executed in accordance with, the applicable provisions of the DLLCA and (iii) make any other filings, recordings or publications required, if any, under the MRL or the DLLCA in connection with the Company Merger.  The Company Merger shall occur immediately following the Partnership Merger Effective Time and become effective on the date and at the time at which the Company Merger Certificates have been filed with, and accepted for record by, the SDAT and the DSOS, as applicable, or at such other date and time as is agreed between the Parties, not to exceed thirty (30) days from the date the Company Merger Certificates are filed with, and accepted for record by, the SDAT and the DSOS, as applicable, and specified in the Company Merger Certificates (such date and time, the “Company Merger Effective Time”).

(c)        Contribution Effective Time. Immediately following the Company Merger Effective Time, the applicable Parties shall cause the Contribution to be consummated by executing an assignment and assumption agreement or other instrument of transfer or conveyance (in each case, in form and substance reasonably satisfactory to Parent) to contribute, transfer and convey to Parent OP all of the outstanding membership interests in Parent Merger Sub (the date and time the Contribution becomes effective, the “Contribution Effective Time”).

Section 2.4          Governing Documents.

(a)        General Partner; Limited Partnership Agreement. At the Partnership Merger Effective Time and until the Company Merger Effective Time, the Company shall continue to be the sole general partner of the Partnership, until replaced in accordance with applicable Law. From and after the Company Merger Effective Time, Parent Merger Sub shall be the sole general partner of the Partnership, until replaced in accordance with applicable Law. At the Partnership Merger Effective Time, the Partnership Agreement as in effect immediately prior to the Partnership Merger Effective Time shall be the agreement of limited partnership of the Partnership immediately following the Partnership Merger Effective Time, until thereafter supplemented or amended in accordance with the provisions thereof and  applicable Law.

(b)         Organizational Documents of Parent Merger Sub. At the Company Merger Effective Time and by virtue of the Company Merger, the organizational documents of Parent Merger Sub as in effect immediately prior to the Company Merger Effective Time shall be the organizational documents of Parent Merger Sub immediately following the Company Merger Effective Time, until thereafter supplemented or amended in accordance with the provisions thereof and applicable Law.

Section 2.5          Directors and Officers.

(a)         Effective as of the Partnership Merger Effective Time, the officers of Parent OP Merger Sub at the Partnership Merger Effective Time shall be the officers of the Partnership as the surviving entity of the Partnership Merger, each to hold office in accordance with the Partnership Agreement.

(b)      Effective as of the Company Merger Effective Time, the officers of Parent Merger Sub immediately prior to the Company Merger Effective Time shall continue to be the officers of Parent Merger Sub as the surviving entity in the Company Merger, each to hold office in accordance with the organizational documents of Parent Merger Sub.

Section 2.6          Tax Consequences.  It is intended that, for United States federal income tax purposes, (a) the Company Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement be, and hereby is adopted as, a “plan of reorganization” with respect to the Company Merger for purposes of Sections 354 and 361 of the Code; and (b) as a result of the Mergers and the Contribution, Parent OP shall be treated as the “continuation” of the Partnership within the meaning of Section 708 of the Code and Parent shall be treated as contributing the assets (subject to all the liabilities) of Parent OP (as such assets and liabilities exist as of immediately prior to the Partnership Merger) to such continuing partnership in a transaction governed by Section 721 of the Code.

ARTICLE 3

EFFECTS OF THE MERGERS

Section 3.1          Effects on Shares.

(a)       Treatment of Equity Interests.  At the Company Merger Effective Time and by virtue of the Company Merger and without any further action on the part of the Company, Parent, Parent Merger Sub or the holders of any securities of the Company, Parent or Parent Merger Sub:

(i)          Cancellation of Company Common Shares and Company Series D Preferred Shares. Each Company Common Share and Company Series D Preferred Share issued and outstanding immediately prior to the Company Merger Effective Time that is held by any wholly owned Company Subsidiary shall automatically be retired and shall cease to exist, and no Merger Consideration shall be paid, nor shall any other payment be made or right inure with respect thereto in connection with or as a consequence of the Company Merger. Each Company Common Share and Company Series D Preferred Share issued and outstanding immediately prior to the Company Merger Effective Time that is held by Parent or any Parent Subsidiary shall no longer be outstanding and shall automatically be retired and shall cease to exist, and no Merger Consideration shall be paid, nor shall any other payment be made or right inure with respect thereto in connection with or as a consequence of the Company Merger.

(ii)          Conversion of Company Common Shares. Except as provided in Section 3.1(a)(i) or Section 3.1(c) and subject to Section 3.1(b), each Company Common Share issued and outstanding immediately prior to the Company Merger Effective Time shall be cancelled and retired and automatically converted into the right to receive (upon the automatic surrender of the certificate evidencing such share (“Certificate”) or, in the case of a Book-Entry Share, the automatic surrender of such Book-Entry Share), 0.6049 (the “Exchange Ratio”, subject to any adjustment pursuant to Sections 3.1(b), 7.11(b) or 7.11(c)) shares of Parent Common Stock (the “Common Share Merger Consideration”), without interest, plus the right, if any, to receive pursuant to Section 3.8, cash in lieu of fractional shares of Parent Common Stock into which such Company Common Shares would have been converted pursuant to this Section 3.1(a) (the “Fractional Share Consideration”).

(iii)       Treatment of Company Series D Preferred Shares.  Except as provided in Section 3.1(a)(i) and subject to Section 3.1(b), each Company Series D Preferred Share issued and outstanding immediately prior to the Company Merger Effective Time shall be cancelled and retired and automatically converted into the right to receive (upon the automatic surrender of the Certificate evidencing such share or, in the case of a Book-Entry Share, the automatic surrender of such Book-Entry Share), one one-thousandth (1/1,000th) of a share of New Parent Preferred Stock, or depositary shares in respect thereof (the “Preferred Share Merger Consideration”).

(iv)       Treatment of Parent Merger Sub Membership Interests. At and after the Company Merger Effective Time, each membership interest of Parent Merger Sub issued and outstanding immediately prior to the Company Merger Effective Time shall remain issued and outstanding and shall not be affected by the Company Merger.

(v)          Treatment of Parent Common Stock and Parent Preferred Stock. For the avoidance of doubt, at and after the Company Merger Effective Time, each share of Parent Common Stock and Parent Preferred Stock issued and outstanding immediately prior to the Company Merger Effective Time shall remain issued and outstanding and shall not be affected by the Company Merger.

(b)      Adjustments. Without limiting the provisions of this Agreement and subject to Sections 6.1(b)(ii) and 6.1(b)(iii), between the date of this Agreement and the Company Merger Effective Time, if the outstanding Company Common Shares or Company Series D Preferred Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then without limiting any other rights of the other Parties hereunder, the Exchange Ratio or the Preferred Share Merger Consideration, as applicable, will be ratably adjusted to the extent necessary or appropriate to reflect fully the effect of such change.  Without limiting the provisions of this Agreement and subject to Sections 6.2(b)(ii) and 6.2(b)(iii), between the date of this Agreement and the Company Merger Effective Time, if the outstanding shares of Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then without limiting any other rights of the other Parties hereunder, the Exchange Ratio or the Preferred Share Merger Consideration, as applicable, will be ratably adjusted to the extent necessary or appropriate to reflect fully the effect of such change.

(c)         Treatment of Company Equity Awards.

(i)        Treatment of Company Restricted Share Awards.  As of immediately prior to the Company Merger Effective Time, by virtue of the Company Merger and without any further action on the part of the Company or Parent or the holders thereof, each Company Restricted Share Award that is issued and outstanding as of immediately prior to the Company Merger Effective Time shall automatically become fully vested and all restrictions with respect thereto shall lapse as of immediately prior to the Company Merger Effective Time.  As of the Company Merger Effective Time, (A) each Company Common Share in respect of each such Company Restricted Share Award shall be cancelled and retired and automatically converted into the right to receive (upon the proper surrender of the Certificate or, in the case of a Book-Entry Share, the proper surrender of such Book-Entry Share) the sum of (x) the Merger Consideration, plus (y) the Fractional Share Consideration, if any, and (B) the holder of each Company Restricted Share Award that vests in accordance with this Section 3.1(c)(i) shall be entitled to receive a cash amount equal to the value, as of immediately prior to the Company Merger Effective Time, of the Company Dividend Equivalent with respect to such Company Common Shares to the extent unpaid as of the Company Merger Effective Time, if any.  Parent shall cause the consideration described in this Section 3.1(c)(i) to be paid promptly following the Company Merger Effective Time (but no later than five (5) Business Days following the Company Merger Effective Time), without interest and less any applicable withholding or other Taxes or other amounts required by Law to be withheld (including but not limited to withholding the issuance or delivery of shares of Parent Common Stock otherwise payable as Merger Consideration to satisfy such obligations).

(ii)         Treatment of Company RSU Awards and Company Phantom Share Awards.  At the Company Merger Effective Time, by virtue of the Company Merger and without any further action on the part of the Company or Parent or the holders thereof, each Company RSU Award and Company Phantom Share Award, whether or not vested, shall be cancelled and converted into the right to right to receive (x) a number of shares of Parent Common Stock equal to the product of the number of Company Common Shares issuable pursuant to such Company RSU Award or Company Phantom Share Award multiplied by the Exchange Ratio, plus (y) the Fractional Share Consideration, if any, plus (z) a cash amount equal to the value, as of immediately prior to the Company Merger Effective Time, of the Company Dividend Equivalent with respect to such Company RSU Award or Company Phantom Share Award to the extent unpaid as of the Company Merger Effective Time, if any.  Parent shall cause the consideration described in this Section 3.1(c)(ii) to be paid promptly following the Company Merger Effective Time (but no later than five (5) Business Days following the Company Merger Effective Time or any later date required by Section 409A of the Code), without interest and less any applicable withholding or other Taxes or other amounts required by Law to be withheld (including but not limited to withholding the issuance or delivery of shares of Parent Common Stock otherwise payable as Merger Consideration to satisfy such obligations).  For purposes of this Section 3.1(c)(ii), the number of Company Common Shares subject to each such Company RSU Award shall be determined based on (x) if performance for the performance period has been certified prior to the Company Merger Effective Time, actual performance (which performance level shall be certified by the Compensation and Human Capital Committee of the Company Board (following consultation with Parent) in the ordinary course of business consistent with past practice prior to the Company Merger Effective Time) and (y) if performance for the performance period has not been certified prior to the Company Merger Effective Time, the maximum performance level specified in the applicable Company Equity Incentive Plan or applicable award agreement; provided, that the number of Company Common Shares subject to each Company RSU Award granted in 2018 shall be determined based on the target performance level specified in the applicable Company Equity Incentive Plan or applicable award agreement.

(iii)        Company Actions.  Prior to the Company Merger Effective Time, the Company shall pass resolutions, provide any notices, and take all such other actions that may be necessary or appropriate (under the Company Equity Incentive Plans, applicable Laws and otherwise) to effectuate the provisions of this Section 3.1(c) and to ensure that, from and after the Company Merger Effective Time, holders of Company Equity Awards shall have no rights with respect thereto other than those specifically provided in this Section 3.1(c).

(d)        Share Transfer Books. From and after the Company Merger Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Common Shares or Company Series D Preferred Shares.  From and after the Company Merger Effective Time, Persons who held Company Common Shares or Company Series D Preferred Shares immediately prior to the Company Merger Effective Time shall cease to have rights with respect to such shares (including with respect to voting), except as otherwise expressly provided for in this Agreement with respect to the right to receive Merger Consideration.  On or after the Company Merger Effective Time, any Certificates or Book-Entry Shares of the Company presented to the Exchange Agent or Parent for any reason shall be cancelled and exchanged for the Merger Consideration with respect to Company Common Shares or Company Series D Preferred Shares, as applicable, formerly evidenced thereby.  For the avoidance of doubt, no holder of any unsurrendered Certificate or Book-Entry Share not transferred shall have the right to vote with respect to the shares of Parent Common Stock or new Parent Preferred Stock payable as Merger Consideration in respect of such unsurrendered Certificate or Book-Entry Share until the surrender of such Certificate (or affidavit of loss in lieu thereof) or transfer of such Book-Entry Share in accordance with this Agreement and receipt by such holder of the applicable Merger Consideration.

Section 3.2          Effect on Partnership Interests.

(a)          Treatment of Partnership OP Units. At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of Parent OP, Parent, Parent OP Merger Sub, Parent Merger Sub, the Partnership, the Company or the holders of Partnership OP Units, holders of Parent OP Interests, holders of membership interests in Parent OP Merger Sub or holders of membership interests in Parent Merger Sub: (i) the general partner interests in the Partnership and the Partnership OP Units held by the Company, in each case, shall remain outstanding at and following the Partnership Merger Effective Time, (ii) the Series D Preferred Units in the Partnership held by the Company shall be cancelled and no payment shall be made with respect thereto and (iii) each Partnership OP Unit (other than Partnership OP Units held by the Company) that is issued and outstanding immediately prior to the Partnership Merger Effective Time shall automatically be converted into a number of new validly issued Parent OP Interests in an amount equal to the Exchange Ratio (the “Partnership Merger Consideration”), and each holder of such new Parent OP Interests shall be admitted as a member of Parent OP following the Partnership Merger Effective Time in accordance with the terms of the Parent Operating Agreement. No fractional new Parent OP Interests will be issued in the Partnership Merger. Any fractional new Parent OP Interests that would otherwise be issued to any holder of Partnership OP Units shall be rounded up to the nearest whole number and the holders of Partnership OP Units shall not be entitled to any further consideration with respect thereto.

(b)          Partnership OP Unit Transfer Books. From and after the Partnership Merger Effective Time, the unit transfer books of the Partnership shall be closed and thereafter there shall be no further registration of transfers of Partnership OP Units.  From and after the Partnership Merger Effective Time, Persons who held Partnership OP Units immediately prior to the Partnership Merger Effective Time shall cease to have rights with respect to such Partnership OP Units (including as to voting), except as otherwise expressly provided for in this Agreement with respect to the right to receive Partnership Merger Consideration.

Section 3.3          Effect on Membership Interests.  At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of Parent OP, Parent, Parent OP Merger Sub, Parent Merger Sub, the Partnership, the Company or the holders of Partnership OP Units, holders of Parent OP Interests, holders of membership interests in Parent OP Merger Sub or holders of membership interests in Parent Merger Sub, each membership interest of Parent OP Merger Sub issued and outstanding immediately prior to the Partnership Merger Effective Time shall be automatically converted into and become one (1) new validly issued Partnership OP Unit, and such Partnership OP Unit shall be owned by Parent OP.

Section 3.4          Exchange Fund; Exchange Agent.

(a)         Not less than five (5) Business Days prior to the Company Merger Effective Time, Parent will designate a bank or trust company reasonably acceptable to the Company (it being agreed and understood that Equiniti Trust Company is reasonably acceptable to the Company) to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Merger Consideration and the Fractional Share Consideration, as provided in Sections 3.1(a)(ii), 3.1(a)(iii) and 3.8.

(b)       At or before the Company Merger Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of the shares of Parent Common Stock and New Parent Preferred Stock (or depositary shares in respect thereof) in book-entry form equal to the aggregate shares to be issued as Merger Consideration and (ii) cash in immediately available funds in an amount sufficient to pay the Fractional Share Consideration, the Company Dividend Equivalent Consideration and any dividends or other distributions in accordance with Section 3.4(e) (such evidence of book-entry shares of Parent Common Stock, New Parent Preferred Stock (or depositary shares in respect thereof) and cash amounts, together with any dividends or other distributions with respect thereto, the “Exchange Fund”), in each case, for the sole benefit of the holders of Company Common Shares and Company Series D Preferred Shares and the holders of Company Restricted Share Awards and Company RSU Awards.  Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make delivery of the Merger Consideration, payment of the Fractional Share Consideration, the Company Dividend Equivalent Consideration and any amounts payable in respect of dividends or other distributions on shares of Parent Common Stock or New Parent Preferred Stock in accordance with Section 3.4(e) out of the Exchange Fund in accordance with this Agreement.  Notwithstanding the foregoing, any amounts payable to holders of Company Equity Awards with respect to whom the Company or any of its Affiliates has a Tax withholding obligation shall not be deposited with the Exchange Agent and instead shall be paid as applicable by Parent, any of its Affiliates, or a third-party payroll provider to the applicable award holder through an applicable payroll system.  The Exchange Fund shall not be used for any other purpose.

(c)         The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by Parent.  Interest and other income on the Exchange Fund shall be the sole and exclusive property of Parent and shall be paid to Parent as Parent directs.  No investment of the Exchange Fund shall relieve Parent or the Exchange Agent from making the payments required by this Article 3, and following any losses from any such investment, Parent shall promptly provide additional funds to the Exchange Agent to the extent necessary to satisfy Parent’s obligations hereunder for the benefit of the holders of Company Common Shares and Company Series D Preferred Shares at the Company Merger Effective Time, which additional funds will be deemed to be part of the Exchange Fund.

(d)         Exchange Procedures.

(i)          As soon as reasonably practicable after the Company Merger Effective Time, Parent shall cause the Exchange Agent to mail (and to make available for collection by hand) to each holder of record of a Certificate (or affidavit of loss in lieu thereof) (A) a letter of transmittal (a “Letter of Transmittal”), in customary form as prepared by Parent and reasonably acceptable to the Company, which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, and (B) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Merger Consideration into which the number of Company Common Shares or Company Series D Preferred Shares previously evidenced by such Certificate shall have been converted pursuant to this Agreement and the Company Merger, together with any amounts payable in respect of the Fractional Share Consideration in accordance with Section 3.8 and dividends or other distributions on shares of Parent Common Stock or New Parent Preferred Stock in accordance with Section 3.4(e).

(ii)         Upon surrender of a Certificate (or affidavit of loss in lieu thereof) to the Exchange Agent, together with a properly completed and validly executed Letter of Transmittal, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable Merger Consideration for each Company Common Share or Company Series D Preferred Share formerly evidenced by such Certificate pursuant to the provisions of this Article 3 plus any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 3.8 and any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Parent Common Stock or New Parent Preferred Stock in accordance with Section 3.4(e), by mail or by wire transfer after the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) and Letter of Transmittal, and the Certificate (or affidavit of loss in lieu thereof) so surrendered so transferred, as applicable, shall be forthwith cancelled.  The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices.  No interest shall be paid or accrued for the benefit of holders of the Certificates on the applicable Merger Consideration, the Fractional Share Consideration or any distributions to which such holder is entitled pursuant to Section 3.4(e) payable upon the surrender of the Certificates.  In the event of a transfer of ownership of Company Common Shares or Company Series D Preferred Shares that is not registered in the transfer records of the Company, it shall be a condition of payment that any Certificate surrendered or transferred in accordance with the procedures set forth in this Section 3.4 shall be properly endorsed or shall be otherwise in proper form for transfer, and that the Person requesting such payment shall have provided all documents required to evidence that any applicable Transfer Taxes and other similar Taxes required by reason of the payment of the applicable Merger Consideration to a Person other than the registered holder of the Certificate surrendered have been paid, or shall have established to the reasonable satisfaction of Parent and the Exchange Agent that such Taxes are not applicable.

(iii)         Any holder of Book-Entry Shares shall not be required to deliver an executed Letter of Transmittal to the Exchange Agent to receive the applicable Merger Consideration or other amounts pursuant to the provisions of this Article 3 from Parent that such holder is entitled to receive pursuant to this Article 3 with respect to such Book-Entry Shares. Subject to receipt of any documentation as may reasonably be required by the Exchange Agent, each holder of one or more Book-Entry Shares shall automatically upon the Company Merger Effective Time be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as soon as reasonably practicable after the Company Merger Effective Time (but in no event later than three (3) Business Days thereafter), the applicable Merger Consideration for each such Book-Entry Share pursuant to the provisions of this Article 3 plus any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 3.8 and any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Parent Common Stock or New Parent Preferred Stock in accordance with Section 3.4(e).  Payment of the applicable Merger Consideration or the Fractional Share Consideration payable and any dividends and other distributions with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered.  No interest shall be paid or accrued for the benefit of holders of Book-Entry Shares on the applicable Merger Consideration or the Fractional Share Consideration payable and any dividends or other distributions to which such holder is entitled pursuant to Section 3.4(e).

(iv)       At the Company Merger Effective Time, holders of Company Common Shares and Company Series D Preferred Shares shall cease to be, and shall have no rights as, shareholders of the Company other than the right to receive the applicable Merger Consideration from Parent that such holder has the right to receive pursuant to the provisions of this Article 3 plus any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 3.8 and any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Parent Common Stock or New Parent Preferred Stock in accordance with Section 3.4(e). The applicable Merger Consideration paid upon the surrender for exchange of Certificates (or affidavits of loss in lieu thereof) evidencing Company Common Shares or Company Series D Preferred Shares (or automatic conversion in the case of Book-Entry Shares) in accordance with the terms of this Article 3 shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Company Common Shares and Company Series D Preferred Shares, as applicable, theretofore evidenced by such Certificates or Book-Entry Shares.

(e)         Dividends with Respect to Parent Common Stock or New Parent Preferred Stock. No dividends or other distributions with respect to shares of Parent Common Stock or New Parent Preferred Stock with a record date after the Company Merger Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share not transferred with respect to the number of whole shares of Parent Common Stock or New Parent Preferred Stock, as applicable, issuable to such holder hereunder, and all such dividends and other distributions shall instead be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or affidavit of loss in lieu thereof) or transfer of such Book-Entry Share in accordance with this Agreement.  Subject to applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof) or transfer of any Book-Entry Share there shall be paid to the holder thereof, without interest: (i) the amount of dividends or other distributions with a record date after the Company Merger Effective Time theretofore paid with respect to the number of whole shares of Parent Common Stock or New Parent Preferred Stock, as applicable, to which such holder is entitled pursuant to this Agreement; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Company Merger Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock or New Parent Preferred Stock, as applicable.

(f)         Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and income received with respect thereto and any Fractional Share Consideration and any applicable dividends or other distributions with respect to shares of Parent Common Stock or New Parent Preferred Stock) that remains undistributed to the former holders of Company Common Shares or Company Series D Preferred Shares, as applicable, for nine (9) months after the Company Merger Effective Time shall be delivered to Parent, upon demand, and any former holders of Company Common Shares and Company Series D Preferred Shares prior to the Company Merger who have not theretofore complied with this Article 3 shall thereafter look only to Parent (and only as general creditors thereof) for payment of the applicable Merger Consideration.

(g)       No Liability. None of the Parent Parties, the Company Parties, the Exchange Agent, or any employee, officer, director, agent, Representative or Affiliate thereof, shall be liable to any Person in respect of the applicable Merger Consideration, as applicable, if the Exchange Fund has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  Any amounts remaining unclaimed by holders of any Company Common Shares or Company Preferred Shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of any claims or interest of such holders or their successors, assigns or personal representatives previously entitled thereto.

Section 3.5          Withholding Rights.  Each of the Parties, the Exchange Agent, and any other applicable withholding agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration, the Fractional Share Consideration and any other amounts otherwise payable pursuant to this Agreement, such amounts as are required to be deducted and withheld with respect to such payments under applicable Law.  Any such amounts so deducted and withheld shall be paid over to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.6          Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration to which the holder thereof is entitled pursuant to this Article 3.

Section 3.7          Dissenters’ Rights.  No dissenters’ or appraisal rights, or rights of objecting stockholders under Title 3, Subtitle 2 of the MGCL, as incorporated by reference in Title 8, Subtitle 5 of the MRL, shall be available with respect to the Mergers or the other transactions contemplated by this Agreement, including any remedy under Sections 3-201 et seq. of the MGCL.

Section 3.8          No Fractional Shares.  No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or the transfer of Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent.  Notwithstanding any other provision of this Agreement, each holder of Company Common Shares converted into the right to receive the Merger Consideration pursuant to Section 3.1(a) who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock shall receive, in lieu thereof, cash, without interest, in an amount equal to the product of (i) the Parent Common Stock Price, multiplied by (ii) such fraction of a share of Parent Common Stock.

Section 3.9          General Effects of the Mergers.

(a)        At the Partnership Merger Effective Time, the effect of the Partnership Merger shall be as set forth in this Agreement and as provided in the applicable provisions of the DLLCA and the DRULPA.  Without limiting the generality of the foregoing, and subject thereto, at the Partnership Merger Effective Time, all of the property, rights, privileges, powers and franchises of Parent OP Merger Sub shall vest in the Partnership, and all debts, liabilities and duties of Parent OP Merger Sub shall become the debts, liabilities and duties of the Partnership.

(b)        At the Company Merger Effective Time, the effect of the Company Merger shall be as set forth in this Agreement and as provided in the applicable provisions of the MRL and the DLLCA.  Without limiting the generality of the foregoing, and subject thereto, at the Company Merger Effective Time all of the property, rights, privileges, powers and franchises of the Company shall vest in Parent Merger Sub, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of Parent Merger Sub.

Section 3.10       Structure.  The Parties agree to the matters set forth in Section 3.10 of the Parent Disclosure Letter.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES

Except (a) as set forth in the disclosure letter prepared by the Company Parties, with numbering corresponding to the numbering of this Article 4 delivered by the Company Parties to the Parent Parties prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any Section or subsection of the Company Disclosure Letter with respect to any Section or subsection of this Article 4 shall be deemed disclosed with respect to any other Section or subsection of this Article 4 to the extent the applicability of such disclosure is reasonably apparent on the face of such disclosure (it being understood that to be so reasonably apparent it is not required that the other Sections or subsections be cross-referenced); provided, that nothing in the Company Disclosure Letter is intended to broaden the scope of any representation, warranty, covenant or agreement of the Company Parties made herein and no reference to or disclosure of any item or other matter in the Company Disclosure Letter shall be construed as an admission or indication that (1) such item or other matter is material, (2) such item or other matter is required to be referred to in the Company Disclosure Letter or (3) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which the Company or any Company Subsidiary is a party exists or has actually occurred), or (b) as disclosed in the Company SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC on or after January 1, 2021 and at least two (2) Business Days prior to the date of this Agreement and publicly available on EDGAR (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” (but including any description of historic facts or events included therein) and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer (but including any description of historic facts or events included therein) or other statements that are cautionary, predictive or forward-looking in nature, which in no event shall be deemed to be an exception to or disclosure for purposes of any representation or warranty set forth in this Article 4), the Company Parties hereby represent and warrant to the Parent Parties that:

Section 4.1          Organization and Qualification; Subsidiaries.

(a)       The Company is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted.  The Partnership is a limited partnership, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited partnership power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except for such failures to have such power and authority that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  The Company is duly qualified or licensed to do business as a foreign entity, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)       Each Company Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, validly existing or in good standing (to the extent applicable), or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Subsidiary is duly qualified or licensed to do business as a foreign corporation, company or partnership, as applicable, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing (to the extent applicable) that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)       Section 4.1(c) of the Company Disclosure Letter sets forth a true and complete list of each Company Subsidiary together with the percentage interest held, directly or indirectly, by the Company, and their respective jurisdiction of incorporation or organization, as the case may be.

(d)        Except as set forth in Section 4.1(d) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary directly or indirectly owns any interest or investment (whether equity or debt) in any Person (other than in the Company Subsidiaries and investments in short-term investment securities).

Section 4.2          Organizational Documents.  The Company has made available to Parent complete and correct copies of (a) the Company Charter and the Company Bylaws, (b) the certificate of limited partnership of the Partnership and the Partnership Agreement and (c) the organizational documents of (i) each Company Significant Subsidiary, (ii) each Company Joint Venture and (iii) each Company Subsidiary that is not wholly owned by the Company or another wholly owned Company Subsidiary, except, in the case of clause (c)(iii), to the extent such organizational documents, individually or in the aggregate, are not material, in each case as in effect on the date hereof.

Section 4.3          Capital Structure.

(a)          The authorized shares of beneficial interest of the Company consists of 240,000,000 Company Common Shares and 10,000,000 preferred shares of beneficial interests, $0.01 par value per share (“Company Preferred Shares”), of which 2,000,000 are designated as Company Series D Preferred Shares.  At the close of business on August 25, 2023 (the “Company Capitalization Date”), (i) 85,703,504 Company Common Shares were issued and outstanding, (ii) 3,960,067 Company Common Shares were reserved for issuance pursuant to the terms of outstanding Company Equity Awards granted pursuant to the Company Equity Incentive Plans (in the case of Company Equity Awards subject to performance-based vesting, with the number of Company Common Shares determined using the methodology set forth in Section 4.3(c) hereof), (iii) 6,051,232 Company Common Shares were available for grant under the Company Equity Incentive Plans, (iv) 2,000,000 Company Preferred Shares were issued, of which 1,848,539 Company Series D Preferred Shares were issued and outstanding, which are convertible into 7,017,424 Company Common Shares and (v) 1,604,394 Company Common Shares were reserved for issuance upon redemption of Partnership OP Units. All the outstanding Company Common Shares and Company Series D Preferred Shares are, and all Company Common Shares and Company Series D Preferred Shares that may be issued prior to the Company Merger Effective Time shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

(b)      As of the Company Capitalization Date, the Company is the sole general partner of the Partnership, and the Partnership had outstanding 1,604,394 Partnership OP Units and 1,848,539 units of preferred limited partnership interests (the “Partnership Preferred OP Units”).  All of the outstanding Partnership OP Units and Partnership Preferred OP Units have been duly authorized and validly issued, and are fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right.

(c)        Section 4.3(c) of the Company Disclosure Letter sets forth a true and complete list, as of the Company Capitalization Date, of (i) each Company Restricted Share Award, Company RSU Award, Company Dividend Equivalent, Company Phantom Share Award  and any other Company Equity Award, (ii) the name of the holder thereof, (iii) the number of Company Common Shares underlying each such award (indicating, in the case of Company Equity Awards subject to performance-based vesting, maximum-level performance if performance for the performance period has not been certified or the actual level of performance if the performance period has been certified; provided that the number of Company Common Shares underlying each Company RSU Award granted in 2018 will be set forth at target performance level) or in the case of each Company Dividend Equivalent, the accrued but unpaid cash amount underlying such award, (iv) the grant date and (v) the vesting schedule applicable to each such award.

(d)       All of the outstanding shares of capital stock of each of the Company Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Company Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued.  All shares of capital stock of (or other ownership interests in) each of the Company Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable.  The Company owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the Company Subsidiaries, other than ownership interests in the Company Joint Ventures that are owned by Persons who are not the Company or any of its Subsidiaries, free and clear of all Liens other than Company Permitted Liens and transfer restrictions imposed by any applicable Law or the organizational documents of such Company Subsidiary.  No shares of capital stock of the Company or equity interests of the Partnership were held by any Subsidiaries of the Company or the Partnership, respectively.

(e)         Except for the Company Equity Awards set forth on Section 4.3(c) of the Company Disclosure Letter, as of the Company Capitalization Date, the redemption and conversion features of Company Series D Preferred Shares set forth in the Company Charter, the redemption and conversion features of the Partnership OP Units and the Partnership Preferred OP Units set forth in the Partnership Agreement and as set forth in the organizational documents of the Company Joint Ventures, as of the Company Capitalization Date, there are no outstanding subscriptions, securities, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound obligating the Company or any of the Company Subsidiaries to (i) issue, transfer, deliver or sell or create, or cause to be issued, transferred, delivered or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (ii) issue, grant, extend or enter into any such subscriptions, securities, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of beneficial interest or other equity interests.

(f)       Neither the Company nor any Company Subsidiary is a party to or, to the Knowledge of the Company, bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any capital stock of the Company or any of the Company Subsidiaries.

(g)         The Company does not have a “poison pill” or similar stockholder rights plan.

(h)      Neither the Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any contract to register the offer and sale or resale of any of their securities under the Securities Act.

(i)         All dividends or other distributions on the Company Common Shares and Company Series D Preferred Shares and any dividends or other distributions on any securities of the Company or any Company Subsidiary other than Company Dividend Equivalents which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends or other distributions have been publicly announced and are not yet due and payable) and all accumulated dividends for Company Series D Preferred Shares for all dividend periods ending on or prior to the date hereof have been paid in full.

Section 4.4          Authority.

(a)          The Company has the requisite real estate investment trust power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Shareholder Approval, to consummate the transactions contemplated by this Agreement to which the Company is a party, including the Company Merger.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary real estate investment trust action, and no other real estate investment trust proceedings on the part of the Company are necessary to authorize this Agreement or the Company Merger or to consummate the other transactions contemplated by this Agreement, subject, with respect to the Company Merger, to receipt of the Company Shareholder Approval and to the filing of the Company Merger Certificates with, and acceptance for record of the Company Merger Certificates by, the SDAT and the DSOS, as applicable.  This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by the Parent Parties, constitutes a legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b)         The Company Board at a duly held meeting, has unanimously, on behalf of the Company in its own capacity and in its capacity as sole general partner of the Partnership, (i) determined that the terms of this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Company, the Partnership and the holders of Company Common Shares and the Partnership OP Units, as applicable, (ii) approved, adopted and declared advisable this Agreement and the Mergers, (iii) duly and validly authorized the execution and delivery of this Agreement, (iv) directed that the Company Merger and the other transactions contemplated by this Agreement be submitted for consideration at the Company Shareholder Meeting and (v) resolved to recommend that holders of Company Common Shares vote in favor of approval of the Company Merger and the other transactions contemplated by this Agreement and to include such recommendation in the Proxy Statement/Prospectus (such recommendations, the “Company Board Recommendation”), which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.

(c)        The Partnership has the requisite limited partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to which the Partnership is a party, including the Partnership Merger.  The execution and delivery of this Agreement by the Partnership and the consummation by the Partnership of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary partnership action, and no other partnership proceedings on the part of the Partnership are necessary to authorize this Agreement or the Partnership Merger or to consummate the other transactions contemplated by this Agreement, subject, with respect to the Partnership Merger, to the filing of the Partnership Merger Certificate with, and acceptance for record of the Partnership Merger Certificate by, the DSOS.  This Agreement has been duly executed and delivered by the Partnership and, assuming due and valid authorization, execution and delivery by the Parent Parties, constitutes a legally valid and binding obligation of the Partnership enforceable against the Partnership in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 4.5          No Conflict; Required Filings and Consents.

(a)        The execution and delivery of this Agreement by the Company and the Partnership does not, and, except as described in Section 4.5(a) of the Company Disclosure Letter, the performance of this Agreement, the transactions contemplated hereby and the Company Parties’ obligations hereunder will not, (i) conflict with or result in a violation of any provision of (A) the Company Charter or the Company Bylaws, or (B) any comparable organizational documents of any Company Subsidiary, (ii) conflict with or result in any violation of any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound, or (iii) require any consent or approval (except as contemplated by Section 4.5(b)) under, result in any breach of any obligation or any loss of any benefit of the Company or any Company Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of, or result in a, termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which the Company or any Company Subsidiary is a party, except, as to clauses (i)(B), (ii) and (iii) above, as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b)        The execution and delivery of this Agreement by the Company and the Partnership does not, and the performance of this Agreement by the Company and the Partnership will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Proxy Statement/Prospectus in preliminary and definitive form and of a registration statement on Form S-4 pursuant to which the offer and sale of shares of Parent Common Stock in the Company Merger will be registered pursuant to the Securities Act and in which the Proxy Statement/Prospectus will be included (together with any amendments or supplements thereto, the “Form S-4”), and declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of the Company Merger Certificates with, and acceptance for record of the Company Merger Certificates by, the SDAT pursuant to the MRL and the DSOS pursuant to the DLLCA, as applicable, (iii) the filing of the Partnership Merger Certificate with, and acceptance for record of the Partnership Merger Certificate by, the DSOS pursuant to the DRULPA and the DLLCA, (iv) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (v) such filings as may be required in connection with state and local Transfer Taxes, (vi) any filings or approvals required under the rules and regulations of the NYSE, and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.6          Permits; Compliance with Law.

(a)        The Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority, including building permits and certificates of occupancy, necessary for the Company and each Company Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted (the “Company Permits”), and all such Company Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Company Permits, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. All applications required to have been filed for the renewal of the Company Permits have been duly filed on a timely basis with the appropriate Governmental Authority, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and all other filings required to have been made with respect to such Company Permits have been duly made on a timely basis with the appropriate Governmental Authority.  Neither the Company nor any Company Subsidiary has received any written notice since January 1, 2021 from a Governmental Authority asserting a failure, or possible failure, to comply with any Company Permit, the subject of which written notice has not been resolved prior to the date of this Agreement as required thereby or otherwise to the satisfaction of the Governmental Authority sending such notice, except for such failures as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)        Except as set forth on Schedule 4.6(b) to the Company Disclosure Letter, neither the Company nor any Company Subsidiary is or has been in conflict with, or in default or violation of (i) any Law or Order applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound (except for Laws addressed in Section 4.12 which are solely addressed in such Section), or (ii) any Company Permits, except, in each case, for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.7          SEC Documents; Financial Statements.

(a)         The Company has timely filed with, or furnished (on a publicly available basis) to, the SEC all forms, documents, statements, schedules and reports required to be filed or furnished by the Company with the SEC, including any amendments or supplements thereto, since January 1, 2021 (the forms, documents, statements, schedules and reports filed or furnished with the SEC since January 1, 2021 and those filed with the SEC since the date of this Agreement, if any, including any amendments or supplements thereto, the “Company SEC Documents”).  As of their respective dates, the Company SEC Documents (other than preliminary materials) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents, at the time of filing or being furnished (or effectiveness in the case of registration statements), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Company SEC Documents filed or furnished and publicly available prior to the date of this Agreement.  The Company does not have any outstanding and unresolved comments from the SEC with respect to any Company SEC Documents.  None of the Company Subsidiaries is, or at any time since December 31, 2021 has been, subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act or is otherwise required to file any form or report with the SEC.

(b)       To the Company’s Knowledge, at all applicable times, the Company has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “SOX Act”) and the rules and regulations thereunder, as amended from time to time.

(c)        The consolidated financial statements of the Company and the Company Subsidiaries included, or incorporated by reference, in the Company SEC Documents, including the related notes and schedules, complied in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly presented, in all material respects, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of the Company and the Company Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of the Company and the Company Subsidiaries for the periods presented therein, in each case, except to the extent such financial statements have been modified or superseded by later Company SEC Documents filed and publicly available prior to the date of this Agreement.

(d)       Neither the Company nor any Company Subsidiary is a party to, or has any legally binding commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement, including any contract relating to any transaction or relationship between or among the Company and any Company Subsidiary, on the one hand, and any unconsolidated Affiliate of the Company or any Company Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off‑balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company, any Company Subsidiary or such Company’s or Company Subsidiary’s audited financial statements or other Company SEC Documents.

(e)      Since January 1, 2021, the Company has designed and maintained a system of disclosure controls and procedures and internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) that is effective in providing reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  There has been no change in the Company’s internal controls over financial reporting that has occurred since December 31, 2022, that has materially affected, or is reasonably likely to materially affect, the Company’s internal controls over financial reporting.  Since December 31, 2022, there have been no significant deficiencies or material weaknesses in the Company’s internal controls over financial reporting (whether or not remediated).  The Company has disclosed as of the date hereof, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to materially affect the Company’s ability to record, process, summarize, and report financial information and (ii) any fraud, whether or not material, that involves management or other employees of the Company or any Company Subsidiary who have a significant role in the Company’s internal controls over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date of this Agreement.  As used in this Section 4.7(e), the terms “significant deficiency” and “material weakness” have the meanings assigned to such terms in Auditing Standard No. 5 of the Public Company Accounting Oversight Board as in effect on the date of this Agreement.  The principal executive officer and principal financial officer of the Company have made all certifications required by the SOX Act and the regulations of the SEC promulgated thereunder, and the statements contained in all such certifications were, as of their respective dates made, complete and correct in all material respects.

Section 4.8          Absence of Certain Changes or Events.  From December 31, 2022 through the date of this Agreement, (a) the Company and each Company Subsidiary has conducted its business in all material respects in the ordinary course of business consistent with past practice and (b) there has not been any Company Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a Company Material Adverse Effect.

Section 4.9          No Undisclosed Material Liabilities.  There are no material liabilities of the Company or any of the Company Subsidiaries of any nature that would be required under GAAP to be set forth on the financial statements of the Company or the notes thereto, other than:  (a) liabilities reflected or reserved against on the balance sheet of the Company dated as of June 30, 2023 (including the notes thereto) as required by GAAP, (b) liabilities incurred in connection with the transactions contemplated by this Agreement or (c) liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2023.

Section 4.10         No Default.  None of the Company or any of the Company Subsidiaries is in default or violation (in the case of clauses (a)(ii) and (b) below, in any material respect) (and to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation (in the case of clauses (a)(ii) and (b) below, in any material respect)) of any term, condition or provision of (a) (i) the Company Charter or the Company Bylaws or (ii) the comparable organizational documents of any of the Company Subsidiaries or (b) any material loan or credit agreement, note, or any bond, mortgage or indenture, to which the Company or any of the Company Subsidiaries is a party or by which the Company, any of the Company Subsidiaries or any of their respective properties or assets is bound.

Section 4.11         Litigation.  Except as individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement, (a) there is no Action pending or, to the Knowledge of the Company, threatened in writing by or before any Governmental Authority, nor, to the Knowledge of the Company, is there any investigation pending by any Governmental Authority, in each case, against or affecting Company or any Company Subsidiary or any director or officer of the Company or any Company Subsidiary, in their capacity as a director or an officer of the Company or such Company Subsidiary, and (b) neither the Company nor any Company Subsidiary, nor any of their respective properties, is subject to any outstanding Order of any Governmental Authority.

Section 4.12         Taxes.

(a)         Each of the Company and the Company Subsidiaries has timely filed with the appropriate Governmental Authority all income and other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns are true, complete and correct in all material respects.  Each of the Company and the Company Subsidiaries has duly and timely paid (or caused to be duly and timely paid on its behalf), or made adequate provisions in accordance with GAAP in the financial statements of the Company SEC Documents for, all material Taxes required to be paid by it, whether or not shown on any Tax Return.

(b)          The Company (i) has elected to be and for all taxable years commencing with the Company’s taxable year ended December 31, 1996 and through and including its last taxable year ending prior to the day of the Company Merger, has been subject to United States federal taxation as a “real estate investment trust” within the meaning of Section 856 of the Code (a “REIT”) and has satisfied all requirements to qualify as a REIT, and has so qualified, for all such years; (ii) has been organized and operated at all times since such date in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) will continue to operate until the Company Merger Effective Time in such a manner as to qualify as a REIT (including with regard to the REIT distribution requirements) for its taxable year that ends on the day of the Company Merger; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in the Company’s failure to qualify as a REIT or in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge is pending or, to the Knowledge of the Company, threatened.  The Company’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year commencing with the Company’s taxable year ended December 31, 2015 and through and including its taxable year ended December 31 immediately prior to the Company Merger Effective Time, taking into account any dividends subject to Sections 857(b)(9) or 858 of the Code, has not been less than the sum of (x) the Company’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (y) the Company’s net capital gain for such year.

(c)          (i) There are no audits, disputes, examinations or investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of the Company, threatened with regard to any material Taxes or Tax Returns of the Company or any Company Subsidiary and neither the Company nor any Company Subsidiary is a party to any litigation or administrative proceeding relating to material Taxes; (ii) no material deficiency for Taxes of the Company or any Company Subsidiary has been claimed, proposed, assessed or threatened in writing to the Company or any Company Subsidiary by any Governmental Authority, which deficiency has not yet been paid or settled; (iii) neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency, which waiver or extension has not expired; (iv) neither the Company nor any Company Subsidiary currently is the beneficiary of any extension of time within which to file any material Tax Return; (v) in the past five (5) years, neither the Company nor any Company Subsidiary has received a written claim from any Governmental Authority in a jurisdiction where any of them does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction; and (vi) neither the Company nor any Company Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d)        Section 4.12(d) of the Company Disclosure Letter sets forth a true, correct and complete list of each entity in which the Company directly or indirectly owns an interest and the United States federal income tax classification of each such entity, including as a REIT, a “qualified REIT subsidiary” within in the meaning of Section 856(i)(2) of the Code (a “Qualified REIT Subsidiary”), a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (a “Taxable REIT Subsidiary”), a partnership or a disregarded entity, a controlled foreign corporation or a passive foreign investment company.  Except as disclosed on Section 4.12(d) of the Company Disclosure Letter, each entity listed on Section 4.12(d) of the Company Disclosure Letter that is a partnership, joint venture or limited liability company has been since its formation treated for United States federal income tax purposes as a partnership or a disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation whose separate existence is respected for United States federal income tax purposes. No entity listed on Section 4.12(d) of the Company Disclosure Letter is a corporation or an association taxable as a corporation, other than a corporation or an association taxable as a corporation that qualifies as a Taxable REIT Subsidiary, a Qualified REIT Subsidiary or a REIT.

(e)          With respect to taxable years beginning after December 31, 2014, no entity in which the Company directly or indirectly owns an interest is or at any time since the later of its formation and the date on which the Company acquired an interest in such entity has been a “publicly traded partnership” taxable as a corporation under Section 7704(b) of the Code.

(f)          Neither the Company nor any Company Subsidiary holds, directly or indirectly, any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code (or otherwise would subject it to any Tax on “built-in gains” under Section 337(d) of the Code and the applicable Treasury Regulations thereunder).

(g)          With respect to taxable years beginning after December 31, 2014, except as set forth on Section 4.12(g) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has incurred (i) any material liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code or (ii) any material liability for Taxes other than (A) in the ordinary course of business consistent with past practice, or (B) transfer or similar Taxes arising in connection with acquisitions or dispositions of property.  With respect to taxable years beginning after December 31, 2014, neither the Company nor any Company Subsidiary (other than a Taxable REIT Subsidiary of the Company) has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code.  With respect to taxable years beginning after December 31, 2014, neither the Company nor any Company Subsidiary has engaged in any transaction that would give rise to “redetermined rents,” “redetermined deductions,” “excess interest” or “redetermined TRS service income,” in each case, as defined in Section 857(b)(7) of the Code.  No event has occurred, and no condition or circumstances exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed upon the Company or any Company Subsidiary.

(h)          Each of the Company and the Company Subsidiaries (i) has complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471 through 1474, and 3402 of the Code or similar provisions under any state and foreign Laws) and (ii) has duly and timely withheld and, in each case, paid over to the appropriate Governmental Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws, and is not liable for any arrears or wages or any Taxes or any penalty for failure to withhold or pay such amounts.

(i)          Except as set forth on Schedule 4.12(i) of the Company Disclosure Letter, there are no Company Tax Protection Agreements in force at the date of this Agreement and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of the Company threatened to raise, a material claim against the Company or any Company Subsidiary for any breach of any Company Tax Protection Agreement or a claim that any transactions contemplated by this Agreement will give rise to any liability or obligation to make any payment under any Company Tax Protection Agreement.  As used herein, “Company Tax Protection Agreement” means any written agreement to which the Company or any Company Subsidiary is a party and that has not expired or otherwise terminated pursuant to which: (i) any liability to direct or indirect holders of any units in a Company Subsidiary Partnership or interests in any Subsidiary of any Company Subsidiary Partnership (such units and interests, together, the “Company Relevant Partnership Interests”) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) in connection with the deferral of income Taxes of a direct or indirect holder of Company Relevant Partnership Interests in a Company Subsidiary Partnership, the Company or Company Subsidiary has agreed to (A) maintain a minimum level of debt or continue a particular debt, (B) retain or not dispose of assets for a period of time that has not since expired, (C) make or refrain from making any Tax elections, (D) operate (or refrain from operating) in a particular manner, (E) use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of such party or any of its Subsidiaries, (F) use (or refrain from using) a particular method for allocating one or more liabilities of such party or any of its Subsidiaries under Section 752 of the Code and/or (G) only dispose of assets in a particular manner; and/or (iii) any Person, whether or not a partner in any Company Subsidiary Partnership, has been or is required to be given the opportunity to guarantee or assume debt of such Company Subsidiary Partnership or any Subsidiary of such Company Subsidiary Partnership or is so guarantying or has so assumed such debt.  As used herein, “Company Subsidiary Partnership” means a Company Subsidiary that is a partnership for United States federal income tax purposes.

(j)          Section 4.12(j) of the Company Disclosure Letter sets forth a list of all transactions intended to qualify as an exchange subject to Section 1031(a)(1) of the Code in which either the Company or any Company Subsidiary has participated that has not been completed as of the date hereof.

(k)       There are no Tax Liens upon any property or assets of the Company or any Company Subsidiary except for Company Permitted Liens.

(l)           Except as set forth on Section 4.12(l) of the Company Disclosure Letter, there are no Tax allocation or sharing agreements or similar arrangements with respect to or involving the Company or any Company Subsidiary (other than customary arrangements under commercial contracts or borrowings entered into in the ordinary course of business, the primary purposes of which do not relate to Taxes), and after the Closing Date, neither the Company nor any Company Subsidiary shall be bound by any such Tax allocation or sharing agreements or similar arrangements or have any liability thereunder.

(m)       Neither the Company nor any Company Subsidiary has requested, has received or is subject to any written ruling of a Governmental Authority, or has entered into any written agreement with a Governmental Authority, with respect to any Taxes.

(n)          Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or other affiliated, consolidated, combined or similar group for Tax purposes (other than a group the common parent of which was the Company or a Company Subsidiary) or (ii) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract (excluding customary indemnification provisions under commercial contracts or borrowings entered into in the ordinary course of business, the primary purposes of which do not relate to Taxes), or otherwise.

(o)         Neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(p)         The Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Company Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(q)       None of the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(r)          Except as set forth on Section 4.12(r) of the Company Disclosure Letter, no written power of attorney that has been granted by the Company or any Company Subsidiary (other than to the Company or a Company Subsidiary) currently is in force with respect to any matter relating to Taxes.

(s)          Neither the Company nor any Company Subsidiary (other than any Company Subsidiary that is a Taxable REIT Subsidiary) has or has had any earnings and profits  at the close of any taxable year (including the taxable year that will end as of the Closing Date) attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

Section 4.13         Benefit Plans; Employees.

(a)          Section 4.13(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of each material Benefit Plan (i) maintained, sponsored, contributed to, required to be contributed to, or participated in by the Company or any of the Company Subsidiaries or with respect to which the Company or any of the Company Subsidiaries is a party for the benefit of or relating to any current or former trustee, employee, or other individual service provider of the Company and the Company Subsidiaries or (ii) with respect to which Company or any of the Company Subsidiaries has or may have any material obligation or liability (contingent or otherwise and including as a result of being an ERISA Affiliate with any person) (each, without regard to materiality, a “Company Benefit Plan”), excluding former agreements under which neither the Company nor any Company Subsidiary has any remaining obligations and any of the foregoing that are required to be maintained by the Company or any Company Subsidiary under the Laws of any jurisdiction.  The Company has provided or made available to Parent, in each case, to the extent applicable and as of the date of this Agreement: (i) accurate and complete copies of all documents setting forth the terms of each material Company Benefit Plan including all amendments thereto (or, in the case of an unwritten Company Benefit Plan, a written summary of the terms thereof); (ii) the most recent summary plan description, together with summaries of the material modifications thereto, if any, required thereunder; (iii) all trust agreements, insurance contracts and funding agreements; (iv) the most recent annual report (Form 5500 series including, where applicable, all schedules and actuarial and accountants’ reports) filed with the Department of Labor and the most recent actuarial report or other financial statement relating to such Company Benefit Plan; (v) the most recent IRS determination or opinion letter (if applicable) issued with respect to each Company Benefit Plan intended to be qualified under Section 401(a) of the Code; and (vi) all material, non-routine and written filings, notices, correspondence or other communications relating to any Company Benefit Plan that were submitted to or received from the IRS, any office or representative of the Department of Labor or any other Governmental Authority in the past three years or relating to any unresolved compliance issues in respect of such Company Benefit Plan.

(b)          None of the Company, any Company Subsidiary or any of their respective ERISA Affiliates maintains, sponsors, contributes to, is required to contribute to or participates in, or has during the past six (6) years maintained, sponsored, contributed to, been required to contribute to or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code). None of the Company, any Company Subsidiary or any of their respective ERISA Affiliates have incurred, nor are there any circumstances under which they could reasonably incur, any liability or obligations under Title IV of ERISA.  Except as set forth in Section 4.13(b) of the Company Disclosure Letter, none of the Company, any Company Subsidiary or any of their respective ERISA Affiliates have any liability or obligation to provide post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any person for any reason (or to any such person’s eligible dependents), other than coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code at the recipient’s sole premium cost.  No Company Benefit Plan provides or reflects or represents any liability or obligation of the Company or any Company Subsidiary to provide life insurance, health benefits or other welfare benefits to any member of the Company Board for any reason, unless such trustee is also an employee of the Company or any Company Subsidiary.  No Company Benefit Plan is established or maintained outside of the United States or for the benefit of current or former employees or other individual service providers of the Company or any of its Subsidiaries residing outside of the United States.

(c)        Except as set forth on Section 4.13(c) of the Company Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, individually or together with the occurrence of any other event, (i) result in any payment (whether of bonus, change in control, retention, severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former trustee, employee or other individual service provider of the Company or any of the Company Subsidiaries; (ii) create any limitation or restriction on the right to merge, amend or terminate any Company Benefit Plan; or (iii) result in the payment of any amount or benefit to a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could, individually or in combination with any other payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. Neither the Company nor any Company Subsidiary has any obligation to gross-up or otherwise reimburse or compensate any current or former trustee, employee, or other individual service provider for any Taxes incurred by such individual under or pursuant to Section 409A of the Code, Section 4999 of the Code, or otherwise.

(d)      Each Company Benefit Plan has been maintained and administered in compliance in all material respects, and the administrators and fiduciaries of each Company Benefit Plan have complied in all material respects, with the applicable requirements of ERISA, the Code, and any other applicable Law.  Each Company Benefit Plan that is intended to comply with Section 401(a) of the Code has received a favorable determination letter issued by the IRS or is maintained under a prototype or volume submitter plan and may rely upon a favorable opinion or advisory letter issued by the IRS with respect to such prototype or volume submitter plan.  To the Knowledge of the Company, no event has occurred with respect to any Company Benefit Plan which will or could give rise to disqualification of such plan, the loss of intended Tax consequences under the Code, or any material Tax or liability or penalty.  All contributions and payments due from the Company, any Company Subsidiary or any of their respective ERISA Affiliates with respect to each Company Benefit Plan as required by Law and by the terms of the Company Benefit Plans have been timely made or, to the extent not yet due, have been timely accrued in accordance with GAAP in the consolidated financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents.

(e)          There are no proceedings pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened with respect to a Company Benefit Plan or the assets of a Company Benefit Plan, except as would not reasonably be expected to have a Company Material Adverse Effect.

(f)        Neither the Company nor any Company Subsidiary is or has ever been a party to or bound (in whole or in part) by any collective bargaining agreement or other labor union contract applicable to employees of the Company or any Company Subsidiary (the “Company Employees”), nor is any such agreement or contract presently being negotiated.  To the Knowledge of the Company, there are no activities or proceedings of any labor union or employee group to organize any Company Employees or any current union representation questions involving such employees nor have there been any such activities or proceedings within the past three (3) years.  There is no labor strike, controversy, slowdown, work stoppage or lockout occurring or, to the Knowledge of the Company, threatened by or with respect to any Company Employees, nor has any such action occurred or been threatened within the past three (3) years.  There are no material unfair labor practice complaints pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary, nor has any of the foregoing occurred or, to the Knowledge of the Company, been threatened, within the past three (3) years.  The Company and the Company Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment and employment practices and terms and conditions of employment, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination or harassment, civil rights, classification of service providers as employees and/or independent contractors, safety and health, workers’ compensation, immigration, pay equity and the collection and payment of withholding or social security, and no material charges or Actions with respect to or relating to the foregoing are pending or, to the Knowledge of the Company, threatened, nor has any of the foregoing occurred or, to the Knowledge of the Company, been threatened, within the past three (3) years.  Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with or citation by any Governmental Authority relating to employees or employment practices, and there are no pending or, to the Knowledge of the Company, threatened Actions, investigations, audits or similar proceedings alleging breach or violation of any labor or employment law, nor has any of the foregoing occurred or, to the Knowledge of the Company, been threatened, within the past three (3) years. To the Knowledge of the Company, no allegations of sexual or other discrimination, harassment or misconduct or violations of policies of the Company or any of its Subsidiaries have been made against any current or former employee or other service provider of the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries have entered into any settlement agreement in the past three (3) years related to allegations of conduct described in the immediately preceding sentence by any current or former employee or other service provider. Neither the Company nor any Company Subsidiary is subject to any obligation under applicable Law or otherwise to notify or consult with, prior to or after the Closing, any Company Employee, Governmental Authority or other Person with respect to the impact of the transactions contemplated hereby on the employment of any of the Company Employees or the compensation or benefits provided to any of the Company Employees.

(g)         Neither the Company nor any Company Subsidiary has taken any action in the past three (3) years that has triggered any liability or an obligation to provide notice under WARN.

Section 4.14         Information Supplied.  None of the information relating to the Company and the Company Subsidiaries contained in the Proxy Statement/Prospectus or that is provided by the Company and the Company Subsidiaries in writing for inclusion or incorporation by reference in the Form S-4 or any other document filed with the SEC in connection with the transactions contemplated by this Agreement will (a) in the case of the Form S-4, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, (b) in the case of the Proxy Statement/Prospectus, at the time of the mailing thereof or at the time the Company Shareholder Meeting is held, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (c) with respect to any other document to be filed by the Company with the SEC in connection with the Mergers or the other transactions contemplated by this Agreement, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Form S-4 and the Proxy Statement/Prospectus will (with respect to the Company, its officers and trustees and the Company Subsidiaries) comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act; provided, that no representation or warranty is made hereunder as to statements made or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus that were not supplied by or on behalf of the Company or any Company Subsidiaries.

Section 4.15          Intellectual Property.  Except as set forth on Section 4.15 of the Company Disclosure Letter and as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries own or have a valid license or other right to use all Company Intellectual Property necessary to carry on their business substantially as currently conducted, (ii) all Company Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary that has been issued by or registered with, or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world are not expired, cancelled or abandoned and, to the Knowledge of the Company, are valid and enforceable, (iii) neither the Company nor any Company Subsidiary has received any written notice of infringement of or conflict with, and to the Knowledge of the Company, there are no infringements of, or conflicts with, the rights of others with respect to the conduct of the business of the Company or any Company Subsidiary as it is currently conducted and planned to be conducted, (iv) to the Knowledge of the Company, no Person is infringing on or conflicting with any rights of the Company Intellectual Property, (v) the Company and the Company Subsidiaries have taken reasonable measures to protect the confidential nature of the trade secrets and confidential information that they own or use, (vi) the Company and the Company Subsidiaries have not experienced any breach of security, unauthorized access or disclosure of Company Protected Information since January 1, 2021 and (vii) the computers, software, hardware and all other information technology equipment owned, leased or licensed by the Company and the Company Subsidiaries and used in their businesses operate and perform as required by the Company or the Company Subsidiaries in connection with their business and have not suffered any material malfunction or disruption since December 31, 2021.

Section 4.16          Environmental Matters.  Except as set forth on Section 4.16 of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a)        The Company and each Company Subsidiary are in compliance and, except for matters that have been fully and finally resolved, the Company and each Company Subsidiary have for the past three (3) years complied with all Environmental Laws.

(b)       The Company and each Company Subsidiary have timely applied for, obtained and maintain all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits, and all such Environmental Permits are valid and in good standing.

(c)         Neither the Company nor any Company Subsidiary has received any written request for information from a Governmental Authority, or any notice, demand, letter or claim alleging that the Company or any such Company Subsidiary is in violation of, or liable under, any Environmental Law or with respect to Hazardous Substances.

(d)        Neither the Company nor any Company Subsidiary is subject to any Order relating to compliance with or liability under Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal, Release or cleanup of Hazardous Substances and no Action is pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary under any Environmental Law or relating to Hazardous Substances.

(e)      Neither the Company nor any Company Subsidiary has assumed by contract any liability of any person under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law.

(f)          Neither the Company nor any Company Subsidiary has caused, and to the Knowledge of the Company, no third party has caused any Release of a Hazardous Substance that would reasonably be expected to result in liability to the Company or any Company Subsidiary under any Environmental Law.

(g)        Neither the Company nor any Company Subsidiary has transported, disposed, or arranged for the transport, treatment or disposal of Hazardous Substances at any location such that the Company or such Company Subsidiary is or would reasonably be expected to be liable, or become the subject of any Action under Environmental Law.

Section 4.17         Properties.

(a)         Section 4.17(a) of the Company Disclosure Letter sets forth a true and complete list of the address and common name of each Company Property as of the date of this Agreement and identifies each Company Property under which the Company or any Company Subsidiary is a lessee or sublessee, including any other real property in which the Company or any Company Subsidiary holds any air rights.  Section 4.17(a) of the Company Disclosure Letter sets forth a true and complete list of the real property which, as of the date of this Agreement, is under contract to be purchased by the Company or a Company Subsidiary after the date of this Agreement or that is required under a binding contract to be leased or subleased by the Company or a Company Subsidiary as lessee or sublessee after the date of this Agreement.  Except for any pending acquisitions under contract disclosed on Section 6.1(b) of the Company Disclosure Letter, there are no real properties that either the Company or any Company Subsidiary is obligated in writing to buy, lease or sublease at some future date.  Section 4.17(a) of the Company Disclosure Letter sets forth a true and complete list of the mortgage notes receivables and commercial mortgage backed and similar securities owned by the Company or any Company Subsidiary.

(b)          Either the Company or a Company Subsidiary owns fee simple title (with respect to jurisdictions that recognize such form of title or substantially similar title with respect to all other jurisdictions) or leasehold title (as applicable) or air rights to each of the Company Properties, in each case, free and clear of Liens, except for Company Permitted Liens none of which Company Permitted Liens have had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)          Except as set forth on Section 4.17(c) of the Company Disclosure Letter, since January 1, 2021, neither the Company nor any of the Company Subsidiaries has received (i) written notice that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the Company Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties is not in full force and effect as of the date of this Agreement (or of any pending written threat of modification or cancellation of any of same), except for such failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, or (ii) written notice of any uncured violation of any Laws affecting any of the Company Properties which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(d)         Except as set forth on Section 4.17(d) of the Company Disclosure Letter, to the Knowledge of the Company, no certificate, variance, permit or license from any Governmental Authority having jurisdiction over any of the Company Properties or any agreement, easement or other right that is required by Law to permit the current use and operation of the buildings and improvements on any of the Company Properties or that is required by Law to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Company Properties has failed to be obtained or is not in full force and effect, and neither the Company nor any Company Subsidiary has received written notice of any outstanding threat of modification or cancellation of any such certificate, variance, permit or license, except for any of the foregoing as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(e)         Except as listed in Section 4.17(e) of the Company Disclosure Letter, since January 1, 2021, no written notice to the effect that there are condemnation, eminent domain or similar proceedings or material rezoning proceedings has been received by the Company or any Company Subsidiary with respect to any material portion of any of the Company Properties, and, to the Knowledge of the Company, since January 1, 2021, no (i) condemnation or material rezoning proceedings have been threatened in writing to the Company or any Company Subsidiary with respect to any material portion of any of the Company Properties, and (ii) no zoning regulation or ordinance (including with respect to parking), Board of Fire Underwriters rules, building, fire, health or other Law has been violated (and remains in violation) for any Company Property, which violation or any enforcement action related thereto would prevent the Company Property from continuing to be operated in the ordinary course of business.

(f)          Except for discrepancies, errors or omissions that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the rent rolls for each of the Company Properties, as of June 30, 2023, which rent rolls have previously been made available by or on behalf of the Company or any Company Subsidiary to Parent (including an indication of whether any Company Property is subject to net leases), are true and correct in all respects and (i) correctly reference each lease or sublease that was in effect as of June 30, 2023, and to which the Company or a Company Subsidiary is a party as lessor or sublessor with respect to each of the Company Properties and (ii) identify the rent payable under the Company Leases as of such date.  Except as set forth in Section 4.17(f) of the Company Disclosure Letter, to the Knowledge of the Company, the Company or a Company Subsidiary has received all security deposits required by the applicable Company Lease other than immaterial deficiencies, and such security deposits have been held and applied in all material respects in accordance with Law and the applicable Company Leases.

(g)         True and complete (in all material respects) copies of all ground leases with respect to the Company Properties where the Company or any Company Subsidiary is the lessee or sublessee, in each case in effect as of the date hereof, have been made available to Parent.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary is and, to the Knowledge of the Company, no other party is in breach or violation of, or default under, any of the (x) ground leases with respect to the Company Properties where the Company or any Company Subsidiary is the lessee or sublessee and (y) Company Leases (A) for real property in excess of 20,000 square feet or (B) providing for aggregate annual base rent in an amount in excess of $350,000 (the “Material Company Leases”), (ii) no event has occurred that would result in a breach or violation of, or a default under, any Material Company Lease by the Company or any Company Subsidiary or, to the Knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time) and, to the Knowledge of the Company, no tenant under a Material Company Lease is in monetary default under such Material Company Lease except as set forth on Section 4.17(g) of the Company Disclosure Letter, and (iii) each Material Company Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or a Company Subsidiary and, to the Knowledge of the Company, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (x) neither the Company nor any Company Subsidiary has since January 1, 2021 received written notice from any tenant under any Material Company Lease that such tenant is challenging the calculation of any amounts to be paid by any such tenant under any Material Company Lease which has not been resolved, (y) no tenant under a Material Company Lease is currently asserting in writing a right to cancel or terminate such Material Company Lease prior to the end of the current term, and (z) neither the Company nor any Company Subsidiary has received a notice (in writing) of any insolvency or bankruptcy proceeding involving any tenant under a Material Company Lease except as set forth on Section 4.17(g) of the Company Disclosure Letter.

(h)         As of the date of this Agreement, no material purchase option has been exercised under any Company Lease for which the purchase has not closed prior to the date of this Agreement.

(i)          Except for Company Permitted Liens, as set forth in Company Leases, joint venture agreements and title documents provided to Parent prior to the date hereof or as set forth on Section 4.17(i) of the Company Disclosure Letter, (i) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Company Property or any material portion thereof, and (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Company Property or any material portion thereof that is owned by any Company Subsidiary, which, in each case, is in favor of any party other than the Company or a Company Subsidiary (a “Company Third Party”).

(j)          Except pursuant to a lease affecting any Company Property, neither the Company nor any Company Subsidiary is a party to any agreement pursuant to which the Company or any Company Subsidiary manages, or manages the development of, any material real property for any Company Third Party.

(k)          Except as would not, individually or in the aggregate, materially impair the value of the applicable Company Property or the continued use and operation of the applicable Company Property as would not have a material adverse impact on the Company, the Company and each Company Subsidiary, as applicable, are in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each Company Property (each, a “Company Title Insurance Policy”).  Since January 1, 2021, no written claim has been made against any Company Title Insurance Policy which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(l)          Section 4.17(l) of the Company Disclosure Letter lists each Company Property that is (i) under development (or for which development is imminent) as of the date hereof (other than normal repair, maintenance and landlord or tenant improvement projects in the ordinary course of business) or (ii) subject to a binding agreement for development or commencement of construction by the Company or a Company Subsidiary, in each case other than those pertaining to customary capital repairs, replacements and other similar correction or deferred maintenance items in the ordinary course of business.

(m)       Section 4.17(m) of the Company Disclosure Letter lists the parties currently providing third-party property management services to the Company or a Company Subsidiary and the number of Company Properties currently managed by each such party.

(n)         Except as set forth on Section 4.17(n) of the Company Disclosure Letter, to the Knowledge of the Company, the Company Properties are either (A) without any material (i) operational defects that would prevent operation in the manner currently being operated or (ii) structural defects other than as may be disclosed in any physical condition reports that have been made available to Parent or (B) scheduled for maintenance or repair in the ordinary course of business.

(o)        Except as set forth on Section 4.17(o) of the Company Disclosure Letter, to the Knowledge of the Company, each of the Company Properties has sufficient direct or indirect access to and from publicly dedicated streets for its current use and operation, without any constraints that interfere with the normal use, occupancy and operation thereof.

(p)        Neither the Company nor any Company Subsidiary has (i) received written notice of any structural defects relating to any Company Properties which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (ii) received written notice of any physical damage to any Company Properties which has had or would reasonably be expected have, individually or in the aggregate, a Company Material Adverse Effect on the Company.

(q)          The Company and any Company Subsidiaries have valid and enforceable title to, or a valid and enforceable leasehold interest in, or other right to use, all material personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect.  None of the Company’s or any Company Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Company Permitted Liens and Liens that have not and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.18         Material Contracts.

(a)          Except for contracts listed in Section 4.18(a) of the Company Disclosure Letter, this Agreement, any Company Benefit Plan or contracts filed as exhibits to the Company SEC Documents, as of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to or bound by any contract that, as of the date hereof:

(i)          is required to be filed as an exhibit to the Company SEC Documents pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act (but for the avoidance of doubt, no Company Benefit Plan);

(ii)         obligates the Company or any Company Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $1,000,000 and is not cancelable within ninety (90) days without material penalty to the Company or any Company Subsidiary, except for any Company Lease or any ground lease affecting any Company Property;

(iii)       contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts or limits in any material respect the business of the Company or any Company Subsidiary (or, that, following the Closing, would so restrict or limit in any respect Parent or any of its Affiliates), or that otherwise restricts or limits, in each case, in any material respect, the lines of business conducted by the Company or any Company Subsidiary  or the geographic area in which the Company or any Company Subsidiary may conduct business (or, that, following the Closing, would so restrict or limit in any respect Parent or any of its Affiliates), other than any ground lease or exclusive lease provisions and other similar leasing restrictions entered into by the Company and the Company Subsidiaries in the ordinary course of business;

(iv)        is an agreement that obligates the Company or any Company Subsidiary to indemnify any past or present directors, officers, trustees, employees and agents of the Company or any Company Subsidiary pursuant to which the Company or a Company Subsidiary is the indemnitor (other than the Company Charter and Company Bylaws and the organizational documents of the Company Subsidiaries);

(v)         constitutes an Indebtedness obligation of the Company or any Company Subsidiary with a principal amount as of the date hereof greater than $1,000,000 other than (x) any contract in respect of a ground lease or retail leases or obligations thereunder, (y) surety or performance bonds, letters of credit or similar agreements entered into in the ordinary course of business in each case to the extent not drawn upon and (z) any contract solely among or between the Company and its wholly owned Subsidiaries;

(vi)    (A) is an agreement entered into on or after January 1, 2021 for the disposition or the acquisition of assets or real properties (other than in connection with the expiration of a Company Lease or a ground lease affecting any Company Property or for which there are no ongoing obligations) with a fair market value in excess of $1,500,000, (B) involves any pending or contemplated merger, consolidation or similar business combination transaction, except for any Company Lease or any ground lease affecting any Company Property or (C) is an agreement for the acquisition, disposition, assignment, transfer or ground leasing (whether by merger, purchase or sale of assets or otherwise) of assets or real properties that contains any material ongoing obligations binding on the Company or any Company Subsidiary;

(vii)        constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging or derivative transaction;

(viii)      is a partnership, joint venture, strategic alliance, co-investment or similar agreement with any third party or that amends, supplements or modifies the parties’ rights under any such agreement;

(ix)       constitutes a loan to any Person (other than a wholly owned Company Subsidiary) by the Company or any Company Subsidiary (other than advances made pursuant to and expressly disclosed in Company Leases or pursuant to any disbursement agreement, development agreement, or development addendum entered into in connection with a Company Lease with respect to the development, construction, or equipping of Company Properties or the funding of improvements to Company Properties) in an amount in excess of $500,000 individually or $2,500,000 in the aggregate;

(x)         grants to any Person a right of first refusal or a right of first offer, in each case, to purchase, acquire, sell or dispose of any Company Property that has a fair market value of greater than $1,000,000 or (ii) grants to any Person an option to purchase, acquire, sell or dispose of any Company Property that is material to the Company, except in each case as set forth in Company Leases provided to Parent prior to the date hereof; or

(xi)         evidences (i) a capital expenditure in excess of $750,000, excluding any payment obligation budgeted for in the Company’s 2023 budget or in the budgets of the Company Joint Ventures in accordance with the organizational documents thereof or (ii) any Lien (other than a Company Permitted Lien) on any asset or property of the Company or any of its Subsidiaries.

(b)         Each contract in any of the categories set forth in Section 4.18(a) to which the Company or any Company Subsidiary is a party or by which it is bound is referred to herein as a “Company Material Contract”.  The Company has made available to Parent correct and complete copies of all Company Material Contracts as of the date of this Agreement (including all material amendments or supplements thereto).

(c)         Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, each Company Material Contract is legal, valid, binding and enforceable on the Company and each Company Subsidiary that is a party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).  Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Company Material Contract and, to the Knowledge of the Company, each other party thereto has performed all obligations required to be performed by it under such Company Material Contract prior to the date hereof.  None of the Company or any Company Subsidiary, nor, to the Knowledge of the Company, any other party thereto, is in breach or violation of, or default under, any Company Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation or breach of, or default under, any Company Material Contract, except where in each case such breach, violation or default would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There are no disputes pending or, to the Company’s Knowledge, threatened in writing with respect to any Company Material Contract, and neither the Company nor any Company Subsidiary has received notice in writing of any violation of or default or termination under any Company Material Contract, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.19         Insurance.  The Company and the Company Subsidiaries have obtained and maintained in full force and effect insurance policies (the “Company Insurance Policies”) providing for coverage in such amounts, on such terms and covering such risks as the Company believes is reasonable and customary for the business of the Company and the Company Subsidiaries.  Except as individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, all premiums due and payable under all the Company Insurance Policies have been paid, and the Company and the Company Subsidiaries have otherwise complied in all material respects with the terms and conditions of all the Company Insurance Policies.  Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, there is no claim for coverage by the Company or any Company Subsidiary pending under any of the Company Insurance Policies that has been denied or disputed by the issuer. To the Knowledge of the Company, such Company Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect.  Since January 1, 2021, no written notice of cancellation or termination has been received by the Company or any Company Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 4.20         Opinion of Financial Advisor.  The Company Board has received the opinion of Lazard Frères & Co. LLC to the effect that, as of the date of such opinion and based on and subject to the various assumptions, qualifications, limitations and other matters set forth in such opinion, the Common Share Merger Consideration to be paid to the holders of Company Common Shares (other than Company Common Shares owned by any Parent Party or the Company) is fair, from a financial point of view, to such holders.  A true, correct and complete copy of such opinion will be provided to Parent by the Company solely for informational purposes promptly after the date of this Agreement, it being expressly understood and agreed that such opinion is for the benefit of the Company Board and may not be relied upon by Parent or any other Person for any purpose.

Section 4.21         Approval Required.  The affirmative vote of holders of Company Common Shares entitled to cast two thirds (2/3) of all the votes entitled to be cast with respect to the approval of the Company Merger at the Company Shareholder Meeting (the “Company Shareholder Approval”) is the only vote of holders of securities of the Company required to approve this Agreement, the Mergers and the other transactions contemplated by this Agreement.  The Company, as the sole general partner of the Partnership, has approved this Agreement and the Partnership Merger, and such approval is the only approval necessary for the approval of this Agreement, the Mergers and the other transactions contemplated by this Agreement by, or on behalf of, the Partnership.

Section 4.22         Brokers. Except for the fees and expenses payable to Lazard Frères & Co. LLC, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Mergers and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary; a true and complete copy of the agreement with respect to the engagement of Lazard Frères & Co. LLC has been made available to Parent prior to the date of this Agreement.

Section 4.23         Investment Company Act.  Neither the Company nor any Company Subsidiary is required to be registered as an investment company under the Investment Company Act.

Section 4.24         Takeover Statutes.  The Company Board has taken all action necessary to render inapplicable to the Mergers and the other transactions contemplated by this Agreement the restrictions on business combinations and control share acquisitions contained in Subtitle 6 of Title 3 of the MGCL and Subtitle 7 of Title 3 of the MGCL.  To the Knowledge of the Company, no other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) or restriction contained in the Company Charter or Company Bylaws is applicable to this Agreement, the Mergers or the other transactions contemplated by this Agreement, including the DRULPA and the DLLCA. Neither the Company nor any Company Subsidiary is, nor at any time during the last two (2) years has been, an “interested stockholder” or an “affiliate” of an interested stockholder of Parent as defined in Section 3-601 of the MGCL.

Section 4.25          Related Party Transactions.  Except for this Agreement or as set forth in the Company SEC Documents filed through and including the date of this Agreement or as permitted by this Agreement, from January 1, 2021 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any Affiliates (other than Company Subsidiaries) of the Company, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.  Except for agreements not required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC, Section 4.25 of the Company Disclosure Letter sets forth each agreement between the Company or any Company Subsidiary, on the one hand, and any Affiliates (other than the Company Subsidiaries) of the Company, on the other hand (each, a “Company Related Party Agreement”).

Section 4.26         No Other Representations and Warranties.  Except for the representations or warranties expressly set forth in this Article 4, neither of the Company Parties nor any other Person on behalf of the Company Parties has made any representation or warranty, expressed or implied, with respect to the Company Parties or Company Subsidiaries, their businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company Parties or Company Subsidiaries. In particular, without limiting the foregoing disclaimer, neither of the Company Parties nor any other Person makes or has made any representation or warranty to the Parent Parties or any of their Affiliates or Representatives with respect to, except for the representations and warranties made by the Company Parties in this Article 4, any oral or written information presented to the Parent Parties or any of their Affiliates or Representatives in the course of their due diligence of the Company Parties, the negotiation of this Agreement or in the course of the transactions contemplated hereby.  Notwithstanding anything contained in this Agreement to the contrary, the Company Parties acknowledge and agree that none of the Parent Parties or any other Person has made or is making any representations or warranties relating to the Parent Parties whatsoever, express or implied, beyond those expressly given by the Parent Parties in Article 5, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Parent Parties furnished or made available to the Company Parties or any of their Representatives.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

Except (a) as set forth in the disclosure letter prepared by the Parent Parties, with numbering corresponding to the numbering of this Article 5 delivered by the Parent Parties to the Company Parties prior to the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any Section or subsection of the Parent Disclosure Letter with respect to any Section or subsection of this Article 5 shall be deemed disclosed with respect to any other Section or subsection of this Article 5 to the extent the applicability of such disclosure is reasonably apparent on the face of such disclosure (it being understood that to be so reasonably apparent it is not required that the other Sections or subsections be cross-referenced); provided, that nothing in the Parent Disclosure Letter is intended to broaden the scope of any representation, warranty, covenant or agreement of the Parent Parties made herein and no reference to or disclosure of any item or other matter in the Parent Disclosure Letter shall be construed as an admission or indication that (1) such item or other matter is material, (2) such item or other matter is required to be referred to in the Parent Disclosure Letter or (3) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which Parent or any Parent Subsidiary is a party exists or has actually occurred), or (b) as disclosed in the Parent SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC on or after January 1, 2021 and at least two (2) Business Days prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” (but including any description of historic facts or events included therein) and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer (but including any description of historic facts or events included therein) or other statements that are cautionary, predictive or forward-looking in nature, which in no event shall be deemed to be an exception to or disclosure for purposes of, any representation or warranty set forth in this Article 5), the Parent Parties hereby represent and warrant to the Company Parties that:

Section 5.1          Organization and Qualification; Subsidiaries.

(a)          Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted.  Parent OP is a limited liability company, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except for such failures to have such power and authority that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  Parent Merger Sub is a limited liability company, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except for such failures to have such power and authority that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  Parent OP Merger Sub is a limited liability company, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except for such failures to have such power and authority that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent is duly qualified or licensed to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)          Each Parent Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, validly existing or in good standing (to the extent applicable), or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each Parent Subsidiary is duly qualified or licensed to do business as a foreign corporation, company or partnership, as applicable, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing (to the extent applicable) that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.2          Organizational Documents.  Parent has made available to the Company complete and correct copies of (a) the Parent Charter and Parent Bylaws, (b) the Parent OP Certificate of Formation and the Parent Operating Agreement, and (c) the organizational documents of each of Parent Merger Sub and Parent OP Merger Sub, in each case as in effect on the date hereof.

Section 5.3          Capital Structure.

(a)       As of August 24, 2023 (the “Parent Capitalization Date”), the authorized shares of capital stock of Parent consist of 750,000,000 shares of Parent Common Stock, 384,046,000 shares of excess stock, par value $0.01 per share, of Parent, and 7,054,000 shares of preferred stock, $1.00 par value per share (the “Parent Preferred Stock”), of which 10,350 shares have been designated as 5.125% Class L Cumulative Redeemable Preferred Stock (the “Parent Class L Preferred Stock”), 10,350 shares have been designated as 5.125% Class L Excess Preferred Stock (the “Parent Class L Excess Preferred Stock”), 10,580 shares have been designated as 5.250% Class M Cumulative Redeemable Preferred Stock (the “Parent Class M Preferred Stock”) and 10,580 shares have been designated as 5.250% Class M Excess Preferred Stock (the “Parent Class M Excess Preferred Stock”). At the close of business on the Parent Capitalization Date, (i) 619,874,590 shares of Parent Common Stock were issued and outstanding, (ii) 4,896,332 shares of Parent Common Stock were reserved for issuance pursuant to the terms of outstanding options or equity or equity-based awards granted pursuant to the Parent Equity Incentive Plans, (iii) 5,070,258 shares of Parent Common Stock were available for grant under the Parent Equity Incentive Plans, (iv) no shares of Parent Common Stock were reserved for issuance upon redemption of outstanding Parent OP Interests in accordance with the Parent Operating Agreement, (v) 2,562,647 shares of Parent Common Stock were reserved for issuance upon conversion or exchange of equity interests of Parent Subsidiaries in accordance with their respective organizational documents, (vi) 8,902 shares of Parent Class L Preferred Stock were issued and outstanding, (vii) no shares of Parent Class L Excess Preferred Stock were issued and outstanding, (viii) 10,465 shares of Parent Class M Preferred Stock were issued and outstanding and (ix) no shares of Parent Class M Excess Preferred Stock were issued and outstanding. All the outstanding shares of Parent Common Stock and Parent Preferred Stock are, and all shares of Parent Common Stock that may be issued prior to the Company Merger Effective Time or in connection with the Merger pursuant to Section 3.1 shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

(b)       As of the Parent Capitalization Date, Parent is the managing member of Parent OP, and Parent OP had outstanding 619,874,590 Parent OP Interests.  All of the Parent OP Interests have been duly authorized and validly issued, and are fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right.

(c)          Except as set forth in Section 5.3(a), the Parent Operating Agreement or in Section 5.3(c) of the Parent Disclosure Letter, as of the Parent Capitalization Date, there are no outstanding subscriptions, securities, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which Parent or any of the Parent Subsidiaries is a party or by which any of them is bound obligating Parent or any of the Parent Subsidiaries to (i) issue, transfer, deliver or sell or create, or cause to be issued, transferred, delivered or sold or created any additional equity interests of Parent or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of Parent or securities convertible into or exchangeable for such equity interests, (ii) issue, grant, extend or enter into any such subscriptions, securities, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock or other equity interests.

(d)        Parent is not a party to or, to the Knowledge of Parent, bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any capital stock of Parent.

(e)          Parent does not have a “poison pill” or similar stockholder rights plan.

(f)          All dividends or other distributions on the shares of Parent Common Stock and Parent Preferred Stock and any dividends or other distributions on any securities of Parent which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends or other distributions have been publicly announced and are not yet due and payable).

Section 5.4           Authority.

(a)         Parent has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to which Parent is a party, including the issuance of Parent Common Stock and New Parent Preferred Stock in the Company Merger.  The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or the Company Merger or to consummate the other transactions contemplated by this Agreement, subject, with respect to the Company Merger and the issuance of Parent Common Stock and New Parent Preferred Stock (or depositary shares in respect thereof) contemplated by this Agreement, to the filing of the Company Merger Certificates with, and acceptance for record of the Company Merger Certificates by, the SDAT and the DSOS, as applicable, and the filing of Articles Supplementary with respect to the New Parent Preferred Stock, and the acceptance for record of such Articles Supplementary by, the SDAT pursuant to the MGCL.  This Agreement has been duly executed and delivered by Parent and, assuming due and valid authorization, execution and delivery by the Company Parties, constitutes a legally valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b)          The Parent Board at a duly held meeting, has unanimously, for Parent and for Parent as managing member of Parent OP and as managing member of Parent Merger Sub, and for Parent OP, as managing member of Parent OP Merger Sub, as applicable, (i) determined that the terms of this Agreement and the transactions contemplated hereby are in the best interests of Parent, Parent OP, Parent Merger Sub and Parent OP Merger Sub and the holders of Parent Common Stock and membership interests of each of Parent OP, Parent Merger Sub or Parent OP Merger Sub, as applicable, (ii) approved, adopted and declared advisable this Agreement and the Mergers, authorized the issuance of Parent Common Stock and New Parent Preferred Stock as payment of the Merger Consideration and Parent OP Interests as payment of the Partnership Merger Consideration and (iii) duly and validly authorized the execution and delivery of this Agreement, which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way.

(c)          Parent Merger Sub has the requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to which Parent Merger Sub is a party, including the Company Merger. The execution and delivery of this Agreement by Parent Merger Sub and the consummation by Parent Merger Sub of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary limited liability company action, and no other limited liability company proceedings on the part of Parent Merger Sub are necessary to authorize this Agreement or to consummate the other transactions contemplated by this Agreement, subject, with respect to the Company Merger, to the filing of the Company Merger Certificates with, and acceptance for record of the Company Merger Certificates by, the SDAT and the DSOS, as applicable.  This Agreement has been duly executed and delivered by Parent Merger Sub and, assuming due and valid authorization, execution and delivery by the Company Parties, constitutes a legally valid and binding obligation of Parent Merger Sub enforceable against Parent Merger Sub in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(d)          Parent OP has the requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to which Parent OP is a party, including the issuance of Parent OP Interests in the Partnership Merger. The execution and delivery of this Agreement by Parent OP and the consummation by Parent OP of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary limited liability company action, and no other limited liability company proceedings on the part of Parent OP are necessary to authorize this Agreement or to consummate the other transactions contemplated by this Agreement, including the issuance of Parent OP Interests in connection with the Partnership Merger, subject, with respect to the Partnership Merger, to the filing of the Partnership Merger Certificate with, and acceptance for record of the Partnership Merger Certificate by, the DSOS.  This Agreement has been duly executed and delivered by Parent OP and, assuming due and valid authorization, execution and delivery by the Company Parties, constitutes a legally valid and binding obligation of Parent OP enforceable against Parent OP in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(e)          Parent OP Merger Sub has the requisite limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to which Parent OP Merger Sub is a party, including the Partnership Merger. The execution and delivery of this Agreement by Parent OP Merger Sub and the consummation by Parent OP Merger Sub of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary limited liability company action, and no other limited liability company proceedings on the part of Parent OP Merger Sub are necessary to authorize this Agreement or the Partnership Merger or to consummate the other transactions contemplated by this Agreement, subject, with respect to the Partnership Merger, to the filing of the Partnership Merger Certificate with, and acceptance for record of the Partnership Merger Certificate by, the DSOS.  This Agreement has been duly executed and delivered by Parent OP Merger Sub and, assuming due and valid authorization, execution and delivery by the Company Parties, constitutes a legally valid and binding obligation of Parent OP Merger Sub enforceable against Parent OP Merger Sub in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 5.5          No Conflict; Required Filings and Consents.

(a)          The execution and delivery of this Agreement by the Parent Parties does not, and, except as described in Section 5.5(a) of the Parent Disclosure Letter, the performance of this Agreement, the transactions contemplated hereby and the Parent Parties’ obligations hereunder will not, (i) conflict with or result in a violation of any provision of (A) the Parent Charter or Parent Bylaws or (B) (I) the Parent OP Certificate of Formation or Parent Operating Agreement, (II) the organizational documents of Parent Merger Sub or (III) the organizational documents of Parent OP Merger Sub, (ii) conflict with or result in any violation of any Law applicable to the Parent Parties or any Parent Subsidiary or by which any property or asset of the Parent Parties or any Parent Subsidiary is bound, or (iii) require any consent or approval (except as contemplated by Section 5.5(b)) under, result in any breach of any obligation or any loss of any benefit of the Parent Parties or any Parent Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of, or result in, termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of the Parent Parties or any Parent Subsidiary pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which the Parent Parties or any Parent Subsidiary is a party, except, as to clauses (i)(B), (ii) and (iii) above, as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b)        The execution and delivery of this Agreement by the Parent Parties does not, and the performance of this Agreement by the Parent Parties will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Form S-4 and declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of the Company Merger Certificates with, and acceptance for record of the Company Merger Certificates by, the SDAT pursuant to the MRL and the DSOS pursuant to the DLLCA, as applicable, (iii) the filing of Articles Supplementary with respect to the New Parent Preferred Stock, and the acceptance for record of such Articles Supplementary by, the SDAT pursuant to the MGCL, (iv) the filing of the Partnership Merger Certificate with, and acceptance for record of the Partnership Merger Certificate by, the DSOS pursuant to the DRULPA and the DLLCA, (v) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws in connection with the issuance of shares of Parent Common Stock, New Parent Preferred Stock and Parent OP Interests pursuant to this Agreement, (vi) such filings as may be required in connection with state and local Transfer Taxes, (vii) any filings or approvals required under the rules and regulations of the NYSE, including the approval of listing the shares of Parent Common Stock and New Parent Preferred Stock (or depositary shares in respect thereof) to be issued as Merger Consideration on the NYSE, and (viii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.6           Compliance with Law.

(a)        Neither Parent nor any Parent Subsidiary is or has been in conflict with, or in default or violation of any authorizations, licenses, permits, certificates, approvals, registrations, waivers, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority, including building permits and certificates of occupancy, necessary for Parent and each Parent Subsidiary to own, lease and, to the extent applicable, operate its properties or carry on its respective business substantially as they are being conducted, except, in each case, for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b)        Neither Parent nor any Parent Subsidiary is or has been in conflict with, or in default or violation of any Law or Order applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound (except for Laws addressed in Section 5.11, which are solely addressed in such Section), except, in each case, for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.7           SEC Documents; Financial Statements.

(a)         Parent and Parent OP have timely filed with, or furnished (on a publicly available basis) to, the SEC all forms, documents, statements, schedules and reports required to be filed or furnished by Parent and Parent OP (including, for the avoidance of doubt, the Predecessor) with the SEC, including any amendments or supplements thereto, since January 1, 2021 (the forms, documents, statements, schedules and reports filed or furnished with the SEC since January 1, 2021 and those filed with the SEC since the date of this Agreement, if any, including any amendments or supplements thereto, the “Parent SEC Documents”).  As of their respective dates, the Parent SEC Documents (other than preliminary materials) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents, at the time of filing or being furnished (or effectiveness in the case of registration statements), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Parent SEC Documents filed or furnished and publicly available prior to the date of this Agreement.  Parent does not have any outstanding and unresolved comments from the SEC with respect to any Parent SEC Documents.

(b)         To Parent’s Knowledge, at all applicable times, the Parent Parties have complied in all material respects with the applicable provisions of the SOX Act and the rules and regulations thereunder, as amended from time to time.

(c)          The consolidated financial statements of Parent and Parent Subsidiaries included, or incorporated by reference, in the Parent SEC Documents, including the related notes and schedules, complied in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly presented, in all material respects, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of Parent and Parent Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of Parent and Parent Subsidiaries for the periods presented therein, in each case, except to the extent such financial statements have been modified or superseded by later Parent SEC Documents filed and publicly available prior to the date of this Agreement.

(d)          Neither Parent nor any Parent Subsidiary is a party to, or has any legally binding commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement, including any contract relating to any transaction or relationship between or among Parent and any Parent Subsidiary, on the one hand, and any unconsolidated Affiliate of Parent or any Parent Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent, any Parent Subsidiary or such Parent’s or Parent Subsidiary’s audited financial statements or other Parent SEC Documents.

(e)         Since January 1, 2021, Parent (including the Predecessor) has designed and maintained a system of disclosure controls and procedures and internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) that is effective in providing reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  There has been no change in Parent’s internal controls over financial reporting that has occurred since December 31, 2022, that has materially affected, or is reasonably likely to materially affect, Parent’s internal controls over financial reporting.  Since December 31, 2022, there have been no significant deficiencies or material weaknesses in Parent’s internal controls over financial reporting (whether or not remediated).  Parent has disclosed as of the date hereof, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer, to Parent’s auditors and the audit committee of the Parent Board (i) any significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to materially affect Parent’s ability to record, process, summarize, and report financial information and (ii) any fraud, whether or not material, that involves management or other employees of Parent or any Parent Subsidiary who have a significant role in Parent’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date of this Agreement.  As used in this Section 5.7(e), the terms “significant deficiency” and “material weakness” have the meanings assigned to such terms in Auditing Standard No. 5 of the Public Company Accounting Oversight Board as in effect on the date of this Agreement. The principal executive officer and principal financial officer of Parent have made all certifications required by the SOX Act and the regulations of the SEC promulgated thereunder, and the statements contained in all such certifications were, as of their respective dates made, complete and correct in all material respects.

Section 5.8          Absence of Certain Changes or Events.  From December 31, 2022 through the date of this Agreement, (a) Parent and each Parent Subsidiary has conducted its business in all material respects in the ordinary course of business consistent with past practice and (b) there has not been any Parent Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a Parent Material Adverse Effect.

Section 5.9          No Undisclosed Material Liabilities.  There are no material liabilities of Parent or any of the Parent Subsidiaries of any nature that would be required under GAAP to be set forth on the financial statements of Parent or the notes thereto, other than: (a) liabilities reflected or reserved against on the balance sheet of Parent dated as of June 30, 2023 (including the notes thereto) as required by GAAP, (b) liabilities incurred in connection with the transactions contemplated by this Agreement or (c) liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2023.

Section 5.10          Litigation.  Except as individually or in the aggregate would not reasonably be expected to have a Parent Material Adverse Effect, as of the date of this Agreement, (a) there is no Action pending or, to the Knowledge of Parent, threatened in writing by or before any Governmental Authority, nor, to the Knowledge of Parent, is there any investigation pending by any Governmental Authority, in each case, against or affecting Parent or any Parent Subsidiary or any director or officer of Parent or any Parent Subsidiary, in their capacity as a director or an officer of Parent or such Parent Subsidiary, and (b) neither Parent nor any Parent Subsidiary, nor any of their respective properties, is subject to any outstanding Order of any Governmental Authority.

Section 5.11          Taxes.

(a)          Each of Parent and the Parent Subsidiaries has timely filed with the appropriate Governmental Authority all income and other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns are true, complete and correct in all material respects.  Each of Parent and the Parent Subsidiaries has duly and timely paid (or caused to be duly and timely paid on its behalf), or made adequate provisions in accordance with GAAP in the financial statements of the Parent SEC Documents for, all material Taxes required to be paid by it, whether or not shown on any Tax Return.

(b)          Parent or, with respect to taxable periods prior to January 3 2023, Predecessor, (i) has elected to be and for all taxable years commencing with Parent’s taxable year ended December 31, 1992 and through and including its last taxable year ending prior to the day of the Company Merger, has been subject to United States federal taxation as a REIT and has satisfied all requirements to qualify as a REIT, and has so qualified, for all such years; (ii) has been organized and operated at all times since such date in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) will continue to operate until the Company Merger Effective Time in such a manner as to qualify as a REIT (including with regard to the REIT distribution requirements); and (iv) has not taken or omitted to take any action that could reasonably be expected to result in Parent’s failure to qualify as a REIT or in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge is pending or, to the Knowledge of Parent, threatened.

(c)          (i) There are no audits, disputes, examinations, or investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of Parent, threatened with regard to any material Taxes or Tax Returns of Parent or any Parent Subsidiary and neither Parent nor any Parent Subsidiary is a party to any litigation or administrative proceeding relating to material Taxes; (ii) no material deficiency for Taxes of Parent or any Parent Subsidiary has been claimed, proposed, assessed or threatened in writing to Parent or any Parent Subsidiary by any Governmental Authority, which deficiency has not yet been paid or settled; (iii) neither Parent nor any Parent Subsidiary has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency, which waiver or extension has not expired; (iv) neither Parent nor any Parent Subsidiary currently is the beneficiary of any extension of time within which to file any material Tax Return; (v) in the past five (5) years, neither Parent nor any Parent Subsidiary has received a written claim from any Governmental Authority in a jurisdiction where any of them does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction; and (vi) neither Parent nor any Parent Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d)          No Parent Subsidiary is a corporation or an association taxable as a corporation, other than a corporation or an association taxable as a corporation that qualifies, or will qualify for the entire period such entity is treated as a corporation or an association taxable as a corporation and is directly or indirectly held by Parent pursuant to a timely election, as a Taxable REIT Subsidiary, a Qualified REIT Subsidiary or a REIT. Parent OP is, and has been since its formation, a disregarded entity for United States federal income tax purposes.

(e)          With respect to taxable years beginning after December 31, 2014, no entity in which Parent directly or indirectly owns an interest is or at any time since the later of its formation and the date on which Parent acquired an interest in such entity has been a “publicly traded partnership” taxable as a corporation under Section 7704(b) of the Code.

(f)          Neither Parent nor any Parent Subsidiary holds, directly or indirectly, any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code (or otherwise would subject it to any Tax on “built-in gains” under Section 337(d) of the Code and the applicable Treasury Regulations thereunder).

(g)         With respect to taxable years beginning after December 31, 2014 neither Parent or, with respect to taxable periods prior to January 3, 2023, Predecessor, nor any Parent Subsidiary has incurred (i) any material liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code or (ii) any material liability for Taxes other than (A) in the ordinary course of business consistent with past practice, or (B) transfer or similar Taxes arising in connection with acquisitions or dispositions of property.  With respect to taxable years beginning after December 31, 2014, neither Parent or, with respect to taxable periods prior to January 3, 2023, Predecessor, nor any Parent Subsidiary (other than a Taxable REIT Subsidiary of Parent) has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code.  With respect to taxable years beginning after December 31, 2014, neither Parent or, with respect to taxable periods prior to January 3, 2023, Predecessor, nor any Parent Subsidiary has engaged in any transaction that would give rise to “redetermined rents,” “redetermined deductions,” “excess interest” or “redetermined TRS service income,” in each case, as defined in Section 857(b)(7) of the Code.  No event has occurred, and no condition or circumstances exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed upon Parent or any Parent Subsidiary.

(h)        Each of Parent and the Parent Subsidiaries (i) has complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471 through 1474, and 3402 of the Code or similar provisions under any state and foreign Laws) and (ii) has duly and timely withheld and, in each case, paid over to the appropriate Governmental Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws, and is not liable for any arrears or wages or any Taxes or any penalty for failure to withhold or pay such amounts.

(i)          There are no Parent Tax Protection Agreements in force at the date of this Agreement and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of Parent threatened to raise, a material claim against Parent or any Parent Subsidiary for any breach of any Parent Tax Protection Agreement or a claim that any transactions contemplated by this Agreement will give rise to any liability or obligation to make any payment under any Parent Tax Protection Agreement.  As used herein, “Parent Tax Protection Agreement” means any written agreement to which Parent or any Parent Subsidiary is a party and that has not expired or otherwise terminated pursuant to which: (i) any liability to direct or indirect holders of any units in a Parent Partnership or interests in any Subsidiary of any Parent Partnership (such units and interests, together, the “Parent Relevant Partnership Interests”) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) in connection with the deferral of income Taxes of a direct or indirect holder of Relevant Partnership Interests in a Parent Partnership, Parent or Parent Subsidiary has agreed to (A) maintain a minimum level of debt or continue a particular debt, (B) retain or not dispose of assets for a period of time that has not since expired, (C) make or refrain from making any Tax elections, (D) operate (or refrain from operating) in a particular manner, (E) use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of such party or any of its Subsidiaries, (F) use (or refrain from using) a particular method for allocating one or more liabilities of such party or any of its Subsidiaries under Section 752 of the Code and/or (G) only dispose of assets in a particular manner and/or (iii) any Person, whether or not a partner in any Parent Partnership, has been or is required to be given the opportunity to guarantee or assume debt of such Parent Partnership or any Subsidiary of such Parent Partnership or is so guarantying or has so assumed such debt.  As used herein, “Parent Partnership” means a Parent Subsidiary that is a partnership for United States federal income tax purposes.

(j)          There are no Tax Liens upon any property or assets of Parent or any Parent Subsidiary except for Parent Permitted Liens.

(k)          There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving Parent or any Parent Subsidiary (other than customary arrangements under commercial contracts or borrowings entered into in the ordinary course of business, the primary purposes of which do not relate to Taxes), and after the Closing Date, neither Parent nor any Parent Subsidiary shall be bound by any such Tax allocation or sharing agreements or similar arrangements or have any liability thereunder.

(l)         Neither Parent nor any Parent Subsidiary has requested, has received or is subject to any written ruling of a Governmental Authority, or has entered into any written agreement with a Governmental Authority, with respect to any Taxes.

(m)       Neither Parent nor any Parent Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or other affiliated, consolidated, combined or similar group for Tax purposes (other than a group the common parent of which was Parent or a Parent Subsidiary) or (ii) has any liability for the Taxes of any Person (other than Parent or any Parent Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract (excluding customary indemnification provisions under commercial contracts or borrowings entered into in the ordinary course of business, the primary purposes of which do not relate to Taxes), or otherwise.

(n)      Neither Parent nor any Parent Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(o)        Parent is not aware of any fact or circumstance that could reasonably be expected to prevent the Company Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(p)        None of Parent nor any Parent Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(q)          Neither Parent nor any Parent Subsidiary (other than any Parent Subsidiary that is a Taxable REIT Subsidiary) has or has had any earnings and profits at the close of any taxable year (including the taxable year that will end as of the Closing Date) attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

Section 5.12          Benefit Plans.

(a)        None of Parent, any Parent Subsidiary or any of their respective ERISA Affiliates maintains, sponsors, contributes to, is required to contribute to or participates in, or has during the past six (6) years maintained, sponsored, contributed to, been required to contribute to or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code). None of Parent, any Parent Subsidiary or any of their respective ERISA Affiliates have incurred, nor are there any circumstances under which they could reasonably incur, any liability or obligations under Title IV of ERISA.

(b)         Each Benefit Plan (i) maintained, sponsored, contributed to, required to be contributed to, or participated in by Parent or any of the Parent Subsidiaries or with respect to which the Parent or any of the Parent Subsidiaries is a party for the benefit of or relating to any current or former trustee, employee, or other individual service provider of Parent and Parent Subsidiaries or (ii) with respect to which Parent or any of the Parent Subsidiaries has or may have any material obligation or liability (contingent or otherwise and including as a result of being an ERISA Affiliate with any person) (each, a “Parent Benefit Plan”), has been maintained and administered in compliance, and the administrators and fiduciaries of each Parent Benefit Plan have complied, in all material respects with the applicable requirements of ERISA, the Code, and any other applicable Law.  Each Parent Benefit Plan that is intended to comply with Section 401(a) of the Code has received a favorable determination letter issued by the IRS or is maintained under a prototype or volume submitter plan and may rely upon a favorable opinion or advisory letter issued by the IRS with respect to such prototype or volume submitter plan.  To the Knowledge of Parent, no event has occurred with respect to any Parent Benefit Plan which will or could give rise to disqualification of such plan, the loss of intended Tax consequences under the Code, or any material Tax or liability or penalty.

(c)        Neither Parent nor any Parent Subsidiary is a party to or bound by any collective bargaining agreement or other labor union contract applicable to employees of Parent or any Parent Subsidiary, nor is any such agreement or contract presently being negotiated. There is no labor strike, controversy, slowdown, work stoppage or lockout occurring, or, to the Knowledge of Parent, threatened by or with respect to any employees of Parent or any Parent Subsidiary, nor has any such action occurred or been threatened within the past (3) years.  Neither Parent nor any Parent Subsidiary is subject to any obligation under applicable Law or otherwise to notify or consult with, prior to or after the Closing, any employee of Parent or any Parent Subsidiary, Governmental Authority or other Person with respect to the impact of the transactions contemplated hereby on the employment of any of the employees of Parent or any Parent Subsidiary or the compensation or benefits provided to any employee of Parent or any Parent Subsidiary.

Section 5.13          Information Supplied.  None of the information relating to the Parent Parties contained in or that is provided by the Parent Parties in writing for inclusion or incorporation by reference in the Form S-4 or any other document filed with the SEC in connection with the transactions contemplated by this Agreement will (a) in the case of the Form S-4, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) with respect to any other document to be filed by the Parent Parties with the SEC in connection with the Mergers or the other transactions contemplated by this Agreement, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Form S-4 will (with respect to Parent, its officers and directors, and Parent Subsidiaries) comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act; provided, that no representation or warranty is made hereunder as to statements made or incorporated by reference in the Form S-4 that were not supplied by or on behalf of Parent or any Parent Subsidiaries.

Section 5.14          Intellectual Property.  Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, (i) Parent and Parent Subsidiaries own or have a valid license or other right to use all Parent Intellectual Property necessary to carry on their business substantially as currently conducted, (ii) to the Knowledge of Parent, there are no infringements of, or conflicts with, the Intellectual Property rights of others with respect to the conduct of the business of Parent or any Parent Subsidiary as it is currently conducted and planned to be conducted and (iii) Parent and the Parent Subsidiaries have not experienced any breach of security, unauthorized access or disclosure of Parent Protected Information since January 1, 2021.

Section 5.15         Environmental Matters.  Except as set forth on Section 5.15 of the Parent Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

(a)          Parent and each Parent Subsidiary are in compliance and, except for matters that have been fully and finally resolved, Parent and each Parent Subsidiary have for the past three (3) years complied with all Environmental Laws.

(b)          Parent and each Parent Subsidiary have timely applied for, obtained and maintain all Environmental Permits required by Law to conduct their current operations and are in compliance with their respective Environmental Permits, and all such Environmental Permits are valid and in good standing.

(c)          Neither Parent nor any Parent Subsidiary has received any written request for information from a Governmental Authority, or any notice, demand, letter or claim alleging that Parent or any such Parent Subsidiary is in violation of, or liable under, any Environmental Law or with respect to Hazardous Substances.

(d)          Neither Parent nor any Parent Subsidiary is subject to any Order relating to compliance with or liability under Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal, Release or cleanup of Hazardous Substances and no Action is pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary under any Environmental Law or relating to Hazardous Substances.

(e)          Neither Parent nor any Parent Subsidiary has assumed by contract any liability of any person under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law.

(f)          Neither Parent nor any Parent Subsidiary has caused, and to the Knowledge of Parent, no third party has caused any Release of a Hazardous Substance that would reasonably be expected to result in liability to Parent or any Parent Subsidiary under any Environmental Law.

(g)          Neither Parent nor any Parent Subsidiary has transported, disposed, or arranged for the transport, treatment or disposal of Hazardous Substances at any location such that Parent or such Parent Subsidiary is or would reasonably be expected to be liable, or become the subject of any Action, under Environmental Law.

Section 5.16          Properties.

(a)          Either Parent or a Parent Subsidiary owns fee simple title (with respect to jurisdictions that recognize such form of title or substantially similar title with respect to all other jurisdictions) or leasehold title (as applicable) or air rights to each of the Parent Properties, in each case, free and clear of Liens, except for Parent Permitted Liens none of which Parent Permitted Liens have had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)          Since January 1, 2021, neither Parent nor any of Parent Subsidiaries has received (i) written notice that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the Parent Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Parent Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Parent Properties is not in full force and effect as of the date of this Agreement (or of any pending written threat of modification or cancellation of any of same), except for such failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, or (ii) written notice of any uncured violation of any Laws affecting any of the Parent Properties which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(c)         Parent and any Parent Subsidiaries have valid and enforceable title to, or a valid and enforceable leasehold interest in, or other right to use, all material personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  None of Parent’s or any Parent Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Parent Permitted Liens and Liens that have not and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.17        Material Contracts. Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Material Contract is legal, valid, binding and enforceable on Parent and each Parent Subsidiary that is a party thereto and, to the Knowledge of Parent, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).  Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, Parent and each Parent Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Parent Material Contract and, to the Knowledge of Parent, each other party thereto has performed all obligations required to be performed by it under such Parent Material Contract prior to the date hereof.  None of Parent or any Parent Subsidiary, nor, to the Knowledge of Parent, any other party thereto, is in breach or violation of, or default under, any Parent Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation or breach of, or default under, any Parent Material Contract, except where in each case such breach, violation or default would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.18          Insurance.  Parent and Parent Subsidiaries have obtained and maintained in full force and effect insurance policies (the “Parent Insurance Policies”) providing for coverage in such amounts, on such terms and covering such risks as Parent believes is reasonable and customary for the business of Parent and Parent Subsidiaries.  Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, all premiums due and payable under all the Parent Insurance Policies have been paid, and Parent and Parent Subsidiaries have otherwise complied in all material respects with the terms and conditions of all the Parent Insurance Policies.  To the Knowledge of Parent, such Parent Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect.

Section 5.19          No Shareholder Approval Required.  No vote of holders of securities of Parent is required to approve the issuance of the Parent Common Stock and the New Parent Preferred Stock to be issued in the Company Merger or any of the other transactions contemplated hereby.

Section 5.20          Brokers.  Except for the fees and expenses payable to J.P. Morgan Securities LLC, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Mergers and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any Parent Subsidiary; a true and complete copy of the agreement with respect to the engagement of J.P. Morgan Securities LLC has been made available to the Company prior to the date of this Agreement.

Section 5.21          Investment Company Act.  Neither Parent nor any Parent Subsidiary is required to be registered as an investment company under the Investment Company Act.

Section 5.22          Takeover Statutes.  The Parent Board has taken all action necessary to render inapplicable to the Mergers and the other transactions contemplated by this Agreement the restrictions on business combinations and control share acquisitions contained in Subtitle 6 of Title 3 of the MGCL and Subtitle 7 of Title 3 of the MGCL.  To the Knowledge of Parent, no other Takeover Statute is applicable to this Agreement, the Mergers or the other transactions contemplated by this Agreement, including the DRULPA. Neither Parent nor any Parent Subsidiary is, nor at any time during the last two (2) years has been, an “interested stockholder” or an “affiliate” of an interested stockholder of the Company as defined in Section 3-601 of the MGCL.

Section 5.23          Sufficient Funds.  Parent has available sufficient cash or lines of credit available to pay the Fractional Share Consideration, and Parent will have, at the Closing, all amounts required to be paid by Parent in connection with the consummation of the transactions contemplated by this Agreement and any other related fees and expenses.

Section 5.24          No Other Representations and Warranties.  Except for the representations or warranties expressly set forth in this Article 5, none of the Parent Parties nor any other Person on behalf of the Parent Parties has made any representation or warranty, expressed or implied, with respect to the Parent Parties or Parent Subsidiaries, their businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Parent Parties or Parent Subsidiaries. In particular, without limiting the foregoing disclaimer, neither of the Parent Parties nor any other Person makes or has made any representation or warranty to the Company Parties or any of their Affiliates or Representatives with respect to, except for the representations and warranties made by the Parent Parties in this Article 5, any oral or written information presented to the Company Parties or any of their Affiliates or Representatives in the course of their due diligence of the Parent Parties, the negotiation of this Agreement or in the course of the transactions contemplated hereby.  Notwithstanding anything contained in this Agreement to the contrary, the Parent Parties acknowledge and agree that none of the Company Parties or any other Person has made or is making any representations or warranties relating to the Company Parties whatsoever, express or implied, beyond those expressly given by the Company Parties in Article 4, including any implied representation or warranty as to the accuracy or completeness of any information regarding Company Parties furnished or made available to the Parent Parties or any of their Representatives.

Section 5.25          Parent OP Merger Sub.  All of the authorized membership interests of Parent OP Merger Sub are, and at the Partnership Merger Effective Time will be, owned directly by Parent OP and such membership interests are validly issued and outstanding.

Section 5.26          Parent Merger Sub.  All of the authorized membership interests of Parent Merger Sub are, and at the Company Merger Effective Time will be, owned directly by Parent and such membership interests are validly issued and outstanding.

ARTICLE 6

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGERS

Section 6.1          Conduct of Business by Company.

(a)          Company covenants and agrees that, between the date of this Agreement and the earlier to occur of the Company Merger Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the “Interim Period”), except (v) to the extent required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any Company Subsidiary, (w) to the extent action is reasonably taken (or reasonably omitted) in response to COVID-19 or Public Health Measures, provided that such action (or omission) is reasonably consistent with Company’s and the Company Subsidiaries’ actions taken (or omitted) prior to the date hereof in response to COVID-19 or Public Health Measures and consulted in advance with Parent in good faith, (x) as may be consented to in advance in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (y) as may be expressly required pursuant to this Agreement, or (z) as otherwise set forth in Section 6.1 of the Company Disclosure Letter, Company shall, and shall cause each of the Company Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, (ii) use its commercially reasonable efforts to (A) maintain its material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of the Company’s or any Company Subsidiary’s control excepted), (B) preserve intact in all material respects its current business organization, goodwill, ongoing businesses and significant relationships with third parties, (C) keep available the services of its present officers and (D) maintain all Company Insurance Policies and (iii) maintain the status of the Company as a REIT.

(b)         Without limiting the foregoing, Company covenants and agrees that, during the Interim Period, except (w) to the extent required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any Company Subsidiary, (x) as may be consented to in writing by Parent (which consent shall not in any case be unreasonably withheld, delayed or conditioned (it being understood that with respect to items requiring consent pursuant to clause (xi) below (regarding certain Company Leases) if, within three (3) Business Days after Company provides notice to Parent requesting Parent’s consent pursuant to this Section 6.1(b), Parent has not either affirmatively provided or withheld consent or reasonably requested additional information from Company with respect to such request, Company may provide a second notice to Parent requesting such consent, which notice shall specifically state that it is a second notice under this Section 6.1(b), and to the extent no response is received from Parent within two (2) Business Days after Company delivers such second notice, Parent’s consent shall be deemed given)), (y) as may be expressly required by this Agreement (including any actions taken pursuant to Section 3.10), or (z) as set forth in Section 6.1 of the Company Disclosure Letter, Company shall not, and shall not cause or permit any Company Subsidiary to, do any of the following:

(i)           (A) amend the Company Charter or the Company Bylaws or amend in any material respect any provision under any organizational documents of any Company Subsidiary or (B) exempt or waive any share ownership limit or create or increase an Excepted Holder Limit (as defined in the Company Charter) under the Company Charter;

(ii)        split, combine, reclassify, subdivide or recapitalize any shares of stock or other equity securities or ownership interests of the Company or any Company Subsidiary (other than any wholly owned Company Subsidiary);

(iii)      declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of the Company or any Company Subsidiary or other equity securities or ownership interests in the Company or any Company Subsidiary, except for (A) the declaration and payment by the Company of regular quarterly dividends, aggregated and paid quarterly in accordance with past practice and subject to Section 7.11, at a quarterly rate not to exceed $0.14 per Company Common Share and $0.90625 per Company Series D Preferred Share, (B) the declaration and payment of dividends or other distributions to the Company by any directly or indirectly wholly owned Company Subsidiary, (C) distributions by any Company Subsidiary that is not wholly owned, directly or indirectly, by the Company, including, for the avoidance of doubt, by any Company Joint Venture, in accordance with the requirements of the organizational documents of such Company Subsidiary and Company Joint Venture and (D) corresponding payments in respect of equity awards to the extent required under the Company Equity Incentive Plans or the applicable award agreement for any Company Equity Awards; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.1(b)(iii) and Section 7.11, the Company and any Company Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, to the extent necessary for the Company and any Company Subsidiary that is qualified as a REIT under the Code as of the date hereof to maintain its status as a REIT under the Code or applicable state Law or to avoid or reduce the imposition of any entity-level income or excise Tax under the Code or applicable state Law, after taking into account the dividends made or expected to be made pursuant to Section 7.11(a) (any such dividend, a “Permitted REIT Dividend”);

(iv)        redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its beneficial interests or other equity interests of the Company or a Company Subsidiary, other than (A)  the forfeiture or withholding of shares of Company Common Shares to satisfy withholding Tax obligations with respect to outstanding Company Equity Awards in each case in accordance with the terms and conditions of the Company Equity Incentive Plans and award agreements applicable to such Company Equity Awards as of the date of this Agreement, (B) redemption of Partnership OP Units in accordance with the Partnership Agreement in effect as of the date hereof and (C) the creation of new wholly owned Company Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement (including the other provisions of this Section 6.1(b));

(v)          except for (A) transactions among Company and one or more wholly owned Company Subsidiaries or among one or more wholly owned Company Subsidiaries, (B) issuances of Company Common Shares upon the vesting or scheduled delivery of shares pursuant to Company Equity Awards, in each case in accordance with the terms and conditions of the Company Equity Incentive Plans and award agreements applicable to such Company Equity Awards as of the date of this Agreement or (C) redemptions of Partnership OP Units for Company Common Shares in accordance with the Partnership Agreement in effect as of the date hereof, issue, sell, pledge, dispose, encumber or grant any shares of the Company’s or any of the Company Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of the Company’s or any of the Company’s Subsidiaries’ capital stock or other equity interests;

(vi)         acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property (other than acquisitions of personal property in the ordinary course of business amounting to less than $1,000,000 in the aggregate), corporation, partnership, limited liability company, other business organization or any division or equity interests in or material amount of assets thereof, except (A) acquisitions by Company or any wholly owned Company Subsidiary of or from an existing wholly owned Company Subsidiary and (B) the prospective acquisitions listed on Section 6.1(b) of the Company Disclosure Letter;

(vii)       sell, mortgage, pledge, lease, license, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any real property, personal property (other than sales or dispositions of personal property in the ordinary course of business amounting to less than $1,000,000 in the aggregate), intangible property, Company Intellectual Property or interest in any corporation, partnership, limited liability company or other business organization, except (A) pledges and encumbrances on Company Properties that do not secure Indebtedness and that are not material to the Company in the ordinary course of business, (B) transfers by Company, or any wholly-owned Company Subsidiary, with, to or from any existing wholly-owned Company Subsidiary, (C) the pending dispositions set forth on Section 6.1(b) of the Company Disclosure Letter and (D) non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice;

(viii)      incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any Indebtedness of the Company or any of the Company Subsidiaries, or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for or pledge any assets as collateral for the Indebtedness of any other Person (other than a wholly owned Company Subsidiary), except (A) Indebtedness in an aggregate principal amount not to exceed $80,000,000 at any time outstanding incurred under Company’s existing revolving credit facility incurred for (1) working capital purposes in the ordinary course of business consistent with past practice, (2) payment of dividends permitted by Section 6.1(b)(iii) and Section 7.11, (3) Tenant Improvements at any of the Company Properties in the ordinary course of business consistent with past practice, (4) any development or redevelopment activities of the Company as set forth on Section 6.1(b) of the Company Disclosure Letter and (5) in connection with funding any transactions permitted by Section 6.1(b)(vi) or this Section 6.1(b)(viii), (B) Indebtedness of RGMZ in an aggregate principal amount not to exceed $91,000,000 (which amount is in addition to the principal amount outstanding as of the date of this Agreement) incurred under RGMZ’s  existing credit facility in connection with funding any acquisitions of RGMZ permitted by Section 6.1(b)(vi) of the Company Disclosure Letter, and (C) Indebtedness of any wholly owned Company Subsidiary to the Company or to another wholly owned Company Subsidiary;

(ix)        make any material loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by the Company or a wholly owned Company Subsidiary to the Company or a wholly owned Company Subsidiary, (B) capital contributions, loans, advances or investments required to be made under any Company Leases or ground leases pursuant to which any third party is a lessee or sublessee on any Company Property or any existing joint venture arrangements to which the Company or a Company Subsidiary is a party as of the date of this Agreement, (C) capital contributions or loans expressly required by the organizational documents of any of the Company Joint Ventures or Company Subsidiaries as in effect prior to the date of this Agreement and (D) investments permitted pursuant to Section 6.1(b)(vi);

(x)         enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, (1) any Company Material Contract (or any contract that, if existing as of the date hereof, would be a Company Material Contract) or (2) any Company Related Party Agreement (or any contract that, if existing as of the date hereof, would be a Company Related Party Agreement), other than (A) any termination or renewal in accordance with the terms of any such contract that occurs automatically without any action (other than notice of renewal) by Company or any Company Subsidiary, (B) the entry into any modification or amendment of, or waiver or consent under, any Indebtedness to which Company or any Company Subsidiary is a party as required to comply with the terms of the applicable documentation for the Indebtedness or to facilitate any Debt Transaction, in each case on terms satisfactory to Parent, (C) the entry into any Company Material Contracts of the type described in Sections 4.18(a)(ii) or (xi) that collectively provide for Tenant Improvements at any of the Company Properties amounting to less than $1,500,000 in the aggregate or (D) the entry into any Company Material Contract of the type described in Sections 4.18(a)(ii) or (xi) in connection with the development or redevelopment activities of the Company and the Company Subsidiaries as set forth on Section 6.1(b) of the Company Disclosure Letter or (E) as set forth on Section 6.1(b)(x) of the Company Disclosure Letter;

(xi)        enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Material Company Lease (or any lease for real property that, if existing as of the date hereof, would be a Material Company Lease) or any office lease where the Company or any Company Subsidiary is a tenant, except for (A) any termination, modification or renewal in accordance with the terms of any such lease that occurs automatically without any action (other than notice of renewal) by Company or any Company Subsidiary or (B) as set forth in Section 6.1(b) of the Company Disclosure Letter; provided that solely for references to Material Company Lease in this Section 6.1(b)(xi), the threshold amounts in clause (A) of the definition of “Material Company Lease” shall be deemed to be “10,000 square feet” and “$300,000,” respectively;

(xii)        make any payment, direct or indirect, of any liability of the Company or any Company Subsidiary before the same comes due in accordance with its terms, other than (A) in the ordinary course of business consistent with past practice or (B) in connection with dispositions of Company Properties or refinancings of any Indebtedness otherwise expressly permitted by other sections of this Section 6.1(b);

(xiii)      waive, release, assign, settle or compromise any claim or Action, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (1) equal to or less than the amounts specifically and expressly reserved with respect thereto on the most recent balance sheet of the Company included in the Company SEC Documents filed and publicly available prior to the date of this Agreement (but only in connection with the specific Action or claim to which the reserved amount relates) or (2) that do not exceed $150,000 individually or $1,000,000 in the aggregate, (B) do not involve the imposition of injunctive relief against Company or any Company Subsidiary, (C) do not provide for any admission of liability by Company or any Company Subsidiary, excluding in each case any matter relating to the condemnation proceedings set forth on Section 4.17(e) of the Company Disclosure Letter, and (D) are with respect to any Action involving any present, former or purported holder or group of holders of Company Common Shares or Partnership OP Units in accordance with Section 7.7(c);

(xiv)      except as required by applicable Law or any Company Benefit Plans, or as set forth on Section 6.1(b) of the Company Disclosure Letter, (A) hire or terminate (without cause) any director or trustee (regardless of compensation level) or employee or other individual service provider of the Company or any Company Subsidiary with a total annual base salary or compensation level in excess of $100,000 or promote or appoint any Person to a position of director or trustee (regardless of compensation level) or to a position providing for a total annual base salary or compensation level in excess of $100,000 (other than to replace any employee that departs after the date of this Agreement), (B) increase in any manner (or accelerate the vesting, payment or funding of) the amount, rate or terms of compensation or benefits of any employee, officer, director, trustee or other individual service provider of the Company or any Company Subsidiary, (C) enter into, adopt, materially amend or terminate any Company Benefit Plan, (D) amend or waive any of its rights under, or accelerate the vesting, payment or exercisability under, any provision of any of the Company Equity Incentive Plans or any provision of any contract evidencing any Company Equity Award or otherwise modify any of the terms of any outstanding Company Equity Award, (E) fund or make any contribution to any Company Benefit Plan or any related trust or other funding vehicle, or (F) enter into any contract with any labor union or similar organization, including a collective bargaining agreement;

(xv)      fail to maintain all financial books and records in all material respects in accordance with GAAP (or any binding interpretation thereof) or make any material change to its methods of accounting in effect at January 1, 2023, except as required by a change in GAAP (or any binding interpretation thereof) or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP, the SEC or the Financial Accounting Standards Board or any similar organization;

(xvi)       enter into any new line of business or form or enter into any new funds or joint ventures;

(xvii)   fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;

(xviii)    enter into, amend or modify any Company Tax Protection Agreement or take any action or fail to take any action that would give rise to a material liability with respect to any Company Tax Protection Agreement, make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, file any material Tax Return that is materially inconsistent with a previously filed Tax Return of the same type for a prior taxable period (taking into account any amendment prior to the date hereof), enter into any material “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), consent to any extension or waiver of the statutory period of limitations applicable to any material Tax claim or assessment, or surrender any right to claim any material Tax refund, except, in each case, (A) to the extent required by applicable Law, or (B) to the extent necessary, as determined by the Company in consultation with Parent, (1) to preserve the Company’s qualification as a REIT under the Code or (2) to preserve the status of any Company Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;

(xix)       take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause (A) the Company to fail to qualify as a REIT or (B) any Company Subsidiary to cease to be treated as any of (1) a partnership or disregarded entity for United States federal income tax purposes or (2) a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;

(xx)        grant the deferral of any rent in excess of $100,000 in the aggregate or the abatement of any rent or other material obligations of any tenant, unless otherwise set forth on Section 6.1(b) of the Company Disclosure Letter;

(xxi)     adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;

(xxii)     except (A) pursuant to the Company’s budgeted items set forth on Section 6.1(b) of the Company Disclosure Letter, (B) in connection with any Tenant Improvements at any of the Company Properties in the ordinary course of business consistent with past practice, (C) in connection with the development or redevelopment activities of the Company and the Company Subsidiaries set forth on Section 6.1(b) of the Company Disclosure Letter, and (D) capital expenditures in the ordinary course of business consistent with past practice necessary to repair and/or prevent damage to any of the Company Properties in an amount not to exceed $500,000 with respect to any one Company Property and $2,000,000 in the aggregate with respect to all Company Properties, or as is reasonably necessary in the event of an emergency situation, after prior notice to, and consultation in good faith with, Parent (provided, that if the nature of such emergency renders prior notice to and consultation with Parent impracticable, the Company shall provide notice to Parent as promptly as practicable after making such capital expenditure), make or commit to make any capital expenditures;

(xxiii)    amend or modify the compensation terms or any other obligations of the Company contained in any engagement letter with Company’s financial advisor in connection with the Mergers in a manner materially adverse to the Company, any Company Subsidiary or Parent or engage other financial advisors in connection with the transactions contemplated by this Agreement;

(xxiv)    except to the extent permitted by Section 7.3, take any action that would, or would reasonably be expected to, prevent or delay the consummation of the transactions contemplated by this Agreement;

(xxv)    take any action, or knowingly fail to take any action, which action or failure to act could be reasonably expected to prevent the Company Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(xxvi)     authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

(c)          Notwithstanding anything to the contrary set forth in this Agreement, (i) subject to Section 7.11, nothing in this Agreement shall prohibit the Company from taking any action, at any time or from time to time, that in the reasonable judgment of the Company Board, upon advice of counsel to the Company, is reasonably necessary for the Company to avoid or to continue to avoid incurring entity-level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Company Merger Effective Time, including making dividend or other distribution payments to shareholders of the Company in accordance with this Agreement, or to qualify or preserve the status of any Company Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT under the applicable provisions of Section 856 of the Code, and (ii) the Company’s obligations under this Section 6.1 to act or refrain from acting, or to cause Company Subsidiaries to act or refrain from acting, will, with respect to any joint venture and its subsidiaries, be subject to (A) express requirements under the organizational documents of such entity and its subsidiaries and (B) the scope of the Company’s or Company Subsidiaries’ power and authority to bind such entity and its subsidiaries.

Section 6.2          Conduct of Business by Parent.

(a)          Parent covenants and agrees that, during the Interim Period, except (v) to the extent required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Parent or any Parent Subsidiary, (w) to the extent action is reasonably taken (or reasonably omitted) in response to COVID-19 or Public Health Measures, provided that such action (or omission) is reasonably consistent with Parent’s and Parent Subsidiaries’ actions taken (or omitted) prior to the date hereof in response to COVID-19 or Public Health Measures and consulted in advance with Company in good faith, (x) as may be consented to in advance in writing by Company (which consent shall not be unreasonably withheld, delayed or conditioned), (y) as may be expressly required pursuant to this Agreement, or (z) as otherwise set forth in Section 6.2 of the Parent Disclosure Letter, Parent shall, and shall cause each of Parent Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, (ii) use its commercially reasonable efforts to preserve intact in all material respects its current business organization, goodwill and, ongoing businesses and (iii) maintain the status of Parent as a REIT.

(b)          Without limiting the foregoing, Parent covenants and agrees that, during the Interim Period, except (w) to the extent required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or any Parent Subsidiary, (x) as may be consented to in writing by the Company (which consent shall not in any case be unreasonably withheld, delayed or conditioned), (y) as may be expressly required by this Agreement, or (z) as set forth in Section 6.2 of the Parent Disclosure Letter, Parent shall not, and shall not cause or permit any Parent Subsidiary to, do any of the following:

(i)          (A) amend the Parent Charter or the Parent Bylaws (other than any amendment necessary to effect the Company Merger and the other transactions contemplated hereby), the Parent OP Certificate of Formation or the Parent Operating Agreement (other than any amendment necessary to effect the transactions contemplated hereby) or the respective organizational documents of Parent Merger Sub and Parent OP Merger Sub (other than any amendment necessary to effect the Company Merger or the Partnership Merger, as applicable, and the other transactions contemplated hereby), in each case, if such amendment would be materially adverse to the Company or (B) exempt or waive any share ownership limit or create or increase an Existing Holder Limit (as defined in the Parent Charter) under the Parent Charter;

(ii)        split, combine, reclassify, subdivide or recapitalize any shares of stock or other equity securities or ownership interests of Parent or any Parent Subsidiary (other than any wholly owned Parent Subsidiary);

(iii)      declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Parent or other equity securities or ownership interests in Parent, except for (A) the declaration and payment by Parent of regular quarterly dividends, aggregated and paid quarterly in accordance with past practice and subject to Section 7.11, at a quarterly rate not to exceed $0.23 per share of Parent Common Stock (provided that, notwithstanding anything herein to the contrary, Parent and the Parent Board shall be permitted to increase its quarterly dividend without the Company’s consent by no more than 10% and to declare and pay such increased quarterly dividend), (B) dividends in respect of shares of Parent Class L Preferred Stock pursuant to the terms thereof, (C) dividends in respect of shares of Parent Class M Preferred Stock pursuant to the terms thereof and (D) corresponding payments in respect of equity awards; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.2(b)(iii) and Section 7.11, Parent and any Parent Subsidiary shall be permitted to make Permitted REIT Dividends;

(iv)        other than with respect to Taxes, fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law, except to the extent that such failure would not prevent or materially impair the ability of Parent Parties to consummate the Mergers on a timely basis;

(v)        fail to maintain all financial books and records in all material respects in accordance with GAAP (or any binding interpretation thereof) or make any material change to its methods of accounting in effect at January 1, 2023, except as required by a change in GAAP (or any binding interpretation thereof) or in applicable Law, or make any change, with respect to accounting policies, principles or practices, unless required by GAAP, the SEC or the Financial Accounting Standards Board or any similar organization;

(vi)        take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause (A) Parent to fail to qualify as a REIT or (B) any Parent Subsidiary to cease to be treated as any of (1) a partnership or disregarded entity for United States federal income tax purposes or (2) a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;

(vii)      adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in a manner that would not reasonably be expected to be materially adverse to Parent or to prevent or materially impair the ability of Parent Parties to consummate the Mergers on a timely basis;

(viii)    take any action that would, or would reasonably be expected to, prevent or delay the consummation of the transactions contemplated by this Agreement;

(ix)       take any action, or knowingly fail to take any action, which action or failure to act could be reasonably expected to prevent the Company Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(x)          authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

(c)         Notwithstanding anything to the contrary set forth in this Agreement, (i) subject to Section 7.11, nothing in this Agreement shall prohibit Parent from taking any action, at any time or from time to time, that in the reasonable judgment of the Parent Board, upon advice of counsel to Parent, is reasonably necessary for Parent to avoid or to continue to avoid incurring entity-level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period, including making dividend or other distribution payments to stockholders of Parent in accordance with this Agreement, or to qualify or preserve the status of any Parent Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT under the applicable provisions of Section 856 of the Code and (ii) Parent’s obligations under this Section 6.2 to act or refrain from acting, or to cause Parent Subsidiaries to act or refrain from acting, will, with respect to any joint venture and its subsidiaries, be subject to (A) express requirements under the organizational documents of such entity and its subsidiaries and (B) the scope of Parent’s or Parent Subsidiaries’ power and authority to bind such entity and its subsidiaries.

Section 6.3          No Control of Other Party’s Business.  Nothing contained in this Agreement shall give the Company Parties, directly or indirectly, the right to control or direct Parent’s, Parent OP’s or any Parent Subsidiary’s operations prior to the Partnership Merger Effective Time, and nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company or any Company Subsidiary’s operations prior to the Partnership Merger Effective Time.  Prior to the Partnership Merger Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations.

ARTICLE 7

ADDITIONAL COVENANTS

Section 7.1          Preparation of the Form S-4, the Proxy Statement/Prospectus; Shareholder Meeting.

(a)       As promptly as reasonably practicable (but in any event no more than forty-five (45) days) following the date of this Agreement, the Company and Parent shall jointly prepare and Parent shall cause to be filed with the SEC the Form S-4 with respect to the shares of Parent Common Stock and New Parent Preferred Stock (or depositary shares in respect thereof) issuable in the Company Merger, which will include the Proxy Statement/Prospectus with respect to the Company Shareholder Meeting.  Each of the Company and Parent, as applicable, shall use its reasonable best efforts to (A) have the Proxy Statement/Prospectus cleared and the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 and the Proxy Statement/Prospectus comply in all material respects with the applicable provisions of the Exchange Act and Securities Act, (C) mail or deliver the Proxy Statement/Prospectus to the Company’s shareholders as promptly as practicable after the Form S-4 is declared effective and (D) keep the Form S-4 effective for so long as is necessary to complete the Mergers.  Each of the Company and Parent shall furnish all information required to be disclosed in the Form S-4 and Proxy Statement/Prospectus or as may reasonably be requested concerning itself, its Affiliates and its shareholders to the other, including all information necessary for the preparation of pro forma or other financial statements, and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Proxy Statement/Prospectus.  Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or the Proxy Statement/Prospectus, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Proxy Statement/Prospectus or the Form S-4 received from the SEC and advise the other Party of any oral comments with respect to the Proxy Statement/Prospectus or the Form S-4 received from the SEC.  Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement/Prospectus, and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4.  Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and shall give reasonable and good faith consideration to any comments received by the other Party on such document or response.  Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Company Merger for offering or sale in any jurisdiction, and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.  Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act, NYSE rules and regulations, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the shares of Parent Common Stock and New Parent Preferred Stock (or depositary shares in respect thereof) in the Company Merger, and the Company shall furnish all information concerning the Company and the holders of Company Common Shares and Company Series D Preferred Shares as may be reasonably requested in connection with any such actions.  Parent shall also take any other action required to be taken under the Securities Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the new Parent OP Interests in connection with the Partnership Merger, and the Company shall furnish all information concerning the Company, the Partnership and the holders of the Partnership OP Units as may be reasonably requested in connection with any such actions. The Parent Parties shall have the right, to the extent necessary (and following consultation with the Company), to prepare and file a Form S-4 with respect to the new Parent OP Interests (the “OP Unit Form S-4”) to be issued in connection with the Partnership Merger. The Company Parties will cooperate in the preparation of the OP Unit Form S-4 pursuant to the immediately preceding sentence. For the avoidance of doubt, in the event the Parent Parties determine to prepare and file the OP Unit Form S-4, (x) the Parent Parties shall prepare and cause to be filed with the SEC, as promptly as reasonably practicable after such determination, the OP Unit Form S-4, (y) all references in this Agreement to “Form S-4” (including this Section 7.1 and Section 8.1(b)) shall be deemed to refer to the Form S-4 and the OP Unit Form S-4, collectively.

(b)          If, at any time prior to the receipt of the Company Shareholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties hereto, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Form S-4 and/or the Proxy Statement/Prospectus and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to shareholders of the Company and the stockholders of Parent.  Nothing in this Section 7.1(b) shall limit the obligations of any Party under Section 7.1(a).  For purposes of Section 4.14, Section 5.13 and this Section 7.1, any information concerning or related to the Company, its Affiliates or the Company Shareholder Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent or its Affiliates will be deemed to have been provided by Parent.

(c)          As promptly as practicable (but, other than with respect to the establishing of a record date, following the date upon which the Form S-4 becomes effective under the Securities Act), the Company shall, in accordance with applicable Law and the Company Charter and the Company Bylaws, establish a record date for, duly call, give notice of, convene and hold the Company Shareholder Meeting and shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the shareholders of  the Company entitled to vote at the Company Shareholder Meeting and to hold the Company Shareholder Meeting.  The Company shall, through the Company Board, recommend to its shareholders that they provide the Company Shareholder Approval, include such recommendation in the Proxy Statement/Prospectus and solicit and use its reasonable best efforts to obtain the Company Shareholder Approval, except to the extent that the Company Board shall have made a Company Adverse Recommendation Change as permitted by Section 7.3(b).  Notwithstanding the foregoing provisions of this Section 7.1(c), if, on a date for which the Company Shareholder Meeting is scheduled, Company has not received proxies representing a sufficient number of Company Common Shares to obtain the Company Shareholder Approval, whether or not a quorum is present, Company shall have the right to (and at the request of Parent shall) make one or more successive postponements or adjournments of the Company Shareholder Meeting solely for the purpose of and for the times reasonably necessary to solicit additional proxies and votes in favor of the Company Shareholder Approval; provided, that the Company Shareholder Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Company Shareholder Meeting was originally scheduled (excluding any postponements or adjournments required by applicable Law).

Section 7.2          Access to Information; Confidentiality.

(a)        During the Interim Period, to the extent permitted by applicable Law, upon reasonable advanced notice and at the reasonable request of the other Party, and subject to the reasonable restrictions imposed from time to time upon advice of counsel in order to comply with applicable Law, each of the Company and Parent, shall, and shall cause each of the Company Subsidiaries and Parent Subsidiaries, respectively, to, afford to the Representatives of such other Party reasonable access during normal business hours to all of their respective properties (provided that no invasive testing may be conducted), offices, books, contracts, personnel and records; provided that all such access shall be coordinated through the other Party or its Representatives in accordance with such procedures as they may reasonably jointly establish and, during such period, each of the Company and Parent shall, and shall cause each of the Company Subsidiaries and Parent Subsidiaries, respectively, to, furnish reasonably promptly to the other Party (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws, and (ii) all other information (financial or otherwise) concerning its business, properties and personnel as the other Party may reasonably request, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants; provided that any access to properties and personnel shall be subject to reasonable requirements established by the providing Party with respect to COVID-19 or the Public Health Measures. No representation or warranty as to the accuracy of information provided pursuant to this Section 7.2 is made and the Parties may not rely on the accuracy of such information except to the extent expressly set forth in the representations and warranties included in Article 4 or Article 5, and no investigation under this Section 7.2(a) or otherwise shall affect any of the representations and warranties of the Company or of Parent respectively, contained in this Agreement or any condition to the obligations of the Parties under this Agreement.  Notwithstanding the foregoing, neither the Company nor Parent shall be required by this Section 7.2(a) to provide the other Party or the Representatives of the other Party with access to or to disclose information (A) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice, (B) the disclosure of which would violate any Law applicable to such Party or any of its Representatives or (C) that is subject to any attorney-client, attorney work product or other legal privilege or would cause a risk of loss of privilege to the disclosing Party.  The Parties will cooperate in good faith to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply, including in the case of clause (A) by using reasonable best efforts to obtain consent to disclose. Each of the Company and Parent will use its reasonable best efforts to minimize any disruption to the businesses of the other Party that may result from the requests for access, data and information hereunder. Except as otherwise provided in this Agreement, prior to the Company Merger Effective Time, each of Parent and the Company shall not, and shall cause their respective Representatives and Affiliates not to, contact or otherwise communicate with parties with which the other Party has a business relationship (including tenants/subtenants) regarding the business of such other Party or this Agreement and the transactions contemplated hereby without the prior written consent of such other Party, such consent not to be unreasonably withheld, conditioned or delayed (provided, that, for the avoidance of doubt, nothing in this Section 7.2(a) shall be deemed to restrict Parent or the Company and their respective Representatives and Affiliates from contacting such parties in pursuing the business of Parent and the Company respectively operating in the ordinary course); provided that in no event shall a breach by Parent of this sentence constitute or be deemed to constitute a breach of this Agreement for purposes of Section 9.1(d)(i) or Section 8.3(b) (other than a willful and material breach of this sentence following delivery of written notice from the Company to Parent of a prior breach of this sentence).

(b)          Each of the Company and Parent will hold, and will cause its respective Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.2, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the applicable Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof notwithstanding the execution and delivery of this Agreement or the termination thereof; provided that the Confidentiality Agreement, dated as of June 23, 2023, by and between Parent and the Company is hereby amended to remove Section 16 thereof in its entirety.

Section 7.3	No Solicitation; Company Acquisition Proposals.

(a)         Except as expressly permitted by this Section 7.3, the Company shall not, and shall cause its controlled Affiliates not to, and shall not authorize or permit any Representatives of the Company or any of its controlled Affiliates to, and shall instruct and use its reasonable best efforts to cause such Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer with respect to, or the announcement, making or completion of, any Company Acquisition Proposal, or any inquiry, proposal or offer that could reasonably be expected to lead to any Company Acquisition Proposal or any other effort or attempt to make or implement a Company Acquisition Proposal, (ii) enter into, continue or otherwise participate or engage in any discussions or negotiations regarding, or furnish to any Person other than Parent or its Representatives any non-public information or data in connection with, any Company Acquisition Proposal, or any inquiry, proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal (other than to state that the terms of this Agreement prohibit such discussions), (iii) approve, recommend, publicly declare advisable or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share exchange agreement, consolidation agreement, option agreement, joint venture agreement, partnership agreement or other agreement in each case related to a Company Acquisition Proposal (other than a Company Acceptable Confidentiality Agreement) or requiring or having the effect of requiring the Company to abandon, terminate or violate its obligations hereunder or fail to consummate the Mergers (each, a “Company Alternative Acquisition Agreement”), or (iv) agree to or propose publicly to do any of the foregoing.  The Company shall, and shall cause each of the Company Subsidiaries and shall use its reasonable best efforts to cause the Representatives of the Company and the Company Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions, negotiations and communications with any Person and its Representatives (other than Parent or any of its Representatives) conducted heretofore with respect to any Company Acquisition Proposal, (B) request the prompt return or destruction, to the extent required upon the Company’s request by any confidentiality agreement, of all confidential information previously furnished to any such Person and its Representatives, (C) terminate the access of any such Person (other than Parent, Parent Subsidiaries and any of their respective Representatives) to any “data room” hosted by the Company, the Company Subsidiaries or any of their respective Representatives relating to any Company Acquisition Proposal, and (D) not terminate, waive, amend, release or modify, any provision of any confidentiality, standstill (including any standstill provisions contained in any confidentiality or other agreement) or any similar agreement with respect to a Company Acquisition Proposal to which it or any of its Affiliates, including the Company Subsidiaries, or Representatives is a party, or any Takeover Statute, or otherwise fail to enforce any of the foregoing.  Notwithstanding the foregoing (but subject to this Section 7.3(a)), if, at any time following the date of this Agreement and prior to obtaining the Company Shareholder Approval, (1) the Company receives an unsolicited bona fide Company Acquisition Proposal, (2) such Company Acquisition Proposal was not the result of a material violation of this Section 7.3(a), (3) the Company Board determines in good faith (after consultation with Company’s outside counsel and financial advisor) that such Company Acquisition Proposal constitutes or would reasonably be likely to result in a Company Superior Proposal, and (4) the Company Board determines in good faith (after consultation with Company’s outside counsel) that the failure to do so would be inconsistent with its duties under applicable Law, then, subject to compliance with the other terms of this Section 7.3, the Company may (and may authorize the Company Subsidiaries and its and their Representatives to) (x) furnish non-public information with respect to the Company and the Company Subsidiaries to the Person making such Company Acquisition Proposal (and such Person’s Representatives) pursuant to a Company Acceptable Confidentiality Agreement; provided, that any non-public information provided to any Person given such access shall have previously been provided to Parent or shall be provided (to the extent permitted by applicable Law) to Parent prior to or concurrently with the time it is provided to such Person and (y) participate in negotiations with the Person making such Company Acquisition Proposal (and such Person’s Representatives) regarding such Company Acquisition Proposal.  Neither the Company nor any Company Subsidiaries shall enter into any agreement with any Person subsequent to the date of this Agreement that prohibits such Person from providing information to Parent in accordance with this Section 7.3.

(b)          Except as provided in Sections 7.3(c) and (d), the Company Board (i) shall not withdraw, withhold, modify or qualify in any manner adverse to Parent (or publicly propose to withdraw, withhold, modify or qualify in any manner adverse to Parent) the approval, recommendation or declaration of advisability by the Company Board of this Agreement, the Mergers or any of the other transactions contemplated hereby, and (ii) shall not adopt, approve, or publicly recommend, endorse or otherwise declare advisable the approval of any Company Acquisition Proposal (each such action set forth in this Section 7.3(b) being referred to herein as a “Company Adverse Recommendation Change”).

(c)          Notwithstanding anything in this Agreement to the contrary, in circumstances not involving a Company Acquisition Proposal, subject to compliance with Section 7.3(e), at any time prior to obtaining the Company Shareholder Approval, the Company Board may make a Company Adverse Recommendation Change if, and only if, after the date of this Agreement, the Company Board determines in good faith (after consultation with the Company’s outside counsel) that (i) a Company Intervening Event has occurred or arisen and (ii) the failure to do so would be inconsistent with its duties under applicable Law.

(d)          Notwithstanding anything in this Agreement to the contrary, subject to compliance with Section 7.3(e), at any time prior to obtaining the Company Shareholder Approval, the Company Board may make a Company Adverse Recommendation Change in circumstances involving a Company Acquisition Proposal and in the event that the Company Board determines such Company Acquisition Proposal to be a Company Superior Proposal, in accordance with this Section 7.3, terminate this Agreement pursuant to Section 9.1(d)(ii) (a “Company Superior Proposal Termination”), if and only if (i) Company receives an unsolicited, written Company Acquisition Proposal that the Company Board believes in good faith to be bona fide and that is not withdrawn, (ii) such Company Acquisition Proposal was not the result of a material violation of Section 7.3, (iii) the Company Board determines in good faith (after consultation with the Company’s outside counsel and financial advisor) that such Company Acquisition Proposal constitutes a Company Superior Proposal, and (iv) the Company Board determines in good faith (after consultation with the Company’s outside counsel) that the failure to do so would  be inconsistent with its duties under applicable Law.

(e)         Prior to effecting a Company Superior Proposal Termination in accordance with Section 7.3(d) or a Company Adverse Recommendation Change in accordance with Section 7.3(c) or Section 7.3(d), (i) the Company shall notify Parent in writing, at least four (4) Business Days prior to taking such action (the “Company Notice Period”), of its intention to effect such Company Superior Proposal Termination or Company Adverse Recommendation Change (which notice shall include (x) in circumstances involving or relating to a Company Acquisition Proposal, the terms and conditions of, and attach a complete copy of, such Company Superior Proposal and the identity of the Person making such proposal, and (y) in circumstances not involving or relating to a Company Acquisition Proposal, specifying in reasonable detail the reasons therefor), (ii) during the Company Notice Period, the Company shall, and shall cause its Representatives to, negotiate with Parent in good faith (to the extent Parent wishes to negotiate) to make such adjustments or modifications to the terms and conditions of this Agreement (x) such that, in circumstances involving or relating to a Company Acquisition Proposal, the Company Superior Proposal ceases to be a Company Superior Proposal, and (y) in circumstances not involving or relating to a Company Acquisition Proposal, as may be proposed by Parent, and (iii) at the end of the Company Notice Period, the Company Board must determine in good faith that, (x) after consultation with the Company’s outside counsel and financial advisor, in circumstances involving or relating to a Company Acquisition Proposal, such Company Superior Proposal continues to constitute a Company Superior Proposal (taking into account any adjustment or modification to the terms and conditions of this Agreement proposed by Parent), and that, after consultation with the Company’s outside counsel, the failure to effect such Company Superior Proposal Termination would be inconsistent with its duties under applicable Law, and (y) after consultation with the Company’s outside counsel, in circumstances not involving or relating to a Company Acquisition Proposal, the failure to effect such Company Adverse Recommendation Change would be inconsistent with its duties under applicable Law; provided, however, that in circumstances involving or relating to a Company Acquisition Proposal, any amendment to the financial terms (including without limitation any change to the purchase price or form of consideration) or any other material supplement or amendment of any such Company Superior Proposal or in circumstances involving or relating to a Company Intervening Event, any change to the conditions constituting such Company Intervening Event (other than an amendment or change that only has a de minimis effect), in either case during the Company Notice Period shall require a new written notice and Company Notice Period, and the Company shall be required to comply again with the requirements of this Section 7.3(e) with respect to such new written notice, except that the new Company Notice Period shall be two (2) Business Days instead of four (4) Business Days, and provided further that, for purposes of this Section 7.3(e), if the Company delivers written notice prior to 8:00 a.m. New York City time on a Business Day, such Business Day shall be included as one (1) Business Day in such four (4) or two (2) Business Day period, as applicable.  The Company shall be required to comply with the obligations under the foregoing Section 7.3(e) with respect to each Company Acquisition Proposal it receives or any Company Intervening Event the Company Board identifies.

(f)           In addition to the obligations of the Company set forth in Section 7.3(a) and (e), the Company shall promptly (but in no event later than twenty-four (24) hours) notify Parent in writing in the event that after the date hereof the Company or any of the Company Subsidiaries or Representatives receives (i) any Company Acquisition Proposal or (ii) any request for non-public information from any Person that informs the Company or any of the Company Subsidiaries or Representatives that it is considering making, or has made, a Company Acquisition Proposal, or any inquiry from any Person seeking to have or continue discussions or negotiations with the Company relating to a possible Company Acquisition Proposal.  Such notice shall include the terms and conditions of such Company Acquisition Proposal or request and the identity of the Person making any such Company Acquisition Proposal or request (including a copy thereof if in writing and any related documentation or correspondence that supplements or amends such Company Acquisition Proposal in any respect (other than a de minimis respect), including proposed agreements, or a summary of the terms and conditions if such Company Acquisition Proposal or request was not made in writing, including requests or other communications made orally or supplementally).  The Company shall keep Parent reasonably informed of the status and terms of developments, discussions and negotiations concerning any such Company Acquisition Proposal or request (including after the occurrence of any amendment, modification or supplement thereto) on a reasonably current basis, including by providing a copy of all documentation or written correspondence that supplements or amends such Company Acquisition Proposal in any respect (including proposed agreements) and any change in its intentions as previously notified (in each case other than supplements, amendments or changes that only have a de minimis effect).  Without limiting any of the foregoing, the Company shall promptly (and in any event within one (1) Business Day) notify Parent orally and in writing if the Company determines to begin providing non-public information or to engage in negotiations concerning a Company Acquisition Proposal pursuant to Section 7.3(a) and shall in no event begin engaging in such discussions or negotiations prior to providing such notice.

(g)         Nothing contained in this Section 7.3 shall prohibit the Company or the Company Board through its Representatives, directly or indirectly, from (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder or taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a), or making a statement contemplated by Rule 14d-9 under the Exchange Act or Item 1012(a) of Regulation M-A under the Exchange Act, or (ii) making any disclosure to the shareholders of the Company if, in the good faith judgment of the Company Board (after consultation with the Company’s outside counsel), failure to so disclose would be inconsistent with its duties under applicable Law; provided, that in no event shall this Section 7.3(g) affect the obligations of the Company specified in Section 7.3(b) and the Company shall not withdraw, modify or change the Company Board Recommendation in a manner adverse to Parent unless specifically permitted pursuant to the terms of Section 7.3(c) or (d); and provided, further, that any communication that addresses the approval, recommendation or declaration of advisability by the Company Board with respect to this Agreement or a Company Acquisition Proposal shall be deemed to be a Company Adverse Recommendation Change, unless the Company Board in connection with such communication publicly states that its recommendation with respect to this Agreement and the transactions contemplated hereby has not changed or refers to the prior recommendation of the Company Board, without disclosing any Company Adverse Recommendation Change.

(h)           For purposes of this Agreement:

(i)          “Company Acquisition Proposal” means any proposal, offer, or inquiry from any Person (other than Parent or any Parent Subsidiaries) or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions by such Person or group, including any merger, reorganization, recapitalization, restructuring, share exchange, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, liquidation, dissolution, joint venture, sale, lease, exchange, license, transfer or disposition or similar transaction, (A) of assets or businesses of the Company and the Company Subsidiaries that generate 15% or more of the net revenues or net income or that represent 15% or more of the consolidated total assets (based on book value) of the Company and the Company Subsidiaries, taken as a whole, immediately prior to such transaction or (B) of 15% or more of any class of capital stock, other equity security or voting power of the Company or any resulting parent company of the Company, including any tender offer or exchange offer in which any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) seeks to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) or the right to acquire beneficial ownership of 15% or more of the outstanding shares of any class of voting securities of the Company, in each case other than the transactions contemplated by this Agreement involving Parent.

(ii)        “Company Superior Proposal” means any bona fide written Company Acquisition Proposal that did not result from a breach or violation of this Section 7.3 made after the date hereof (with all percentages included in the definition of “Company Acquisition Proposal” increased to 80%), taking into account all legal, financial, regulatory, financing, timing, risks and any other aspects of the proposal and the Person making the proposal, that (A) if consummated, would be more favorable to the shareholders of the Company from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions thereof proposed in writing by Parent in response to any such Company Acquisition Proposal or otherwise) and (B) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.

(iii)       References in this Section 7.3 to (a) the Company Board shall mean the board of trustees of the Company or a duly authorized committee thereof, and (b) outside counsel shall mean, as applicable, outside counsel to the Company or the Company Board or a duly authorized committee thereof.

(iv)       The Company shall not submit to the vote of its shareholders any Company Acquisition Proposal other than the Company Merger prior to the termination of this Agreement in accordance with its terms.

Section 7.4          Public Announcements.  Except for any action taken by Company or the Company Board pursuant to, and in accordance with Section 7.3, so long as this Agreement is in effect, neither the Parties hereto nor any of their controlled Affiliates shall issue any press releases or otherwise make any public statements with respect to this Agreement or any of the transactions contemplated by this Agreement without the prior written consent of the Company or Parent, as applicable; provided, that a Party may issue such press release or make such public statement as may be required by applicable Law, Order or the applicable rules of any stock exchange or that are consistent with the final form of joint press release announcing the Mergers and the investor presentation given to investors on the date of announcement of the Mergers.  The Parties have agreed upon the form of a joint press release announcing the Mergers and the execution of this Agreement, and shall make such joint press release no later than one (1) Business Day following the date on which this Agreement is signed.

Section 7.5	Indemnification; Directors’ and Officers’ Insurance.

(a)         Without limiting any additional rights that any present or former manager, director, officer, trustee, agent, or fiduciary may have under any indemnification agreement or under the Company Charter, the Company Bylaws, Parent Charter or Parent Bylaws or, if applicable, comparable organizational documents of any Company Subsidiary or Parent Subsidiary, from and after the Company Merger Effective Time until the sixth (6th) anniversary of the Closing Date, Parent shall:  (i) indemnify and hold harmless each person who is at the date hereof, was previously, or during the period from the date hereof through the date of the Company Merger Effective Time, serving as a manager, director, officer, trustee, member or fiduciary, in each case to the extent such persons are otherwise entitled to indemnification pursuant to the terms of the organizational documents of the Company and the Company Subsidiaries as in effect on the date hereof, of the Company, or any of the Company Subsidiaries or Parent or any of Parent Subsidiaries and acting in such capacity (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law as now or hereafter in effect, in connection with any Claim and any losses, claims, damages, liabilities, costs, Claim Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) relating to or resulting from such Claim; and (ii) promptly pay on behalf of or advance to each of the Indemnified Parties, in each case to the extent such persons are otherwise entitled to payment or advancement of expenses pursuant to the terms of the organizational documents of the Company and the Company Subsidiaries as in effect on the date hereof, any Claim Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Claim Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security, but subject to (A) Parent’s receipt of an undertaking by or on behalf of such Indemnified Party to repay such Claim Expenses if it is determined by a court of competent jurisdiction in a final, nonappealable judgment that such Indemnified Party is not entitled to be indemnified and (B) a good faith affirmation by such Indemnified Party of such Indemnified Party’s compliance with the standard of conduct required herein; provided, that Parent shall not be liable for any amounts paid in settlement effected without its prior written consent, as applicable, and shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single Claim except to the extent the Indemnified Party is advised by counsel that such Indemnified Party has conflicting interests with one or more other Indemnified Parties in the outcome of such action (in which event such Indemnified Party shall be entitled to engage separate counsel, the fees and expenses for which Parent shall be liable).  The indemnification and advancement obligations of Parent pursuant to this Section 7.5(a) shall be limited to acts or omissions occurring at or before the Company Merger Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement, the Mergers and the consummation of the other transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director, officer, trustee, employee, agent, member or fiduciary of the Company or Parent or any of the Company Subsidiaries or Parent Subsidiaries after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives.  As used in this Section 7.5(a), (I) the term “Claim” means any threatened, asserted, pending or completed Action, suit or proceeding or inquiry or investigation, whether instituted by any Party hereto, any Governmental Authority or any other Person, that any Indemnified Party in good faith believes might lead to the institution of any Action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to (x) matters that relate to such Indemnified Party’s duties or service as a manager, director, officer, trustee, employee, agent, member or fiduciary of the Company or Parent or any of the Company Subsidiaries or Parent Subsidiaries or, to the extent such person is or was serving at the request or for the benefit of the Company or Parent or any of the Company Subsidiaries or Parent Subsidiaries, any other entity or any Benefit Plan maintained by any of the foregoing, in each case, at or prior to the Company Merger Effective Time, and (y) this Agreement or any of the transactions contemplated hereby, including the Mergers; and (II) the term “Claim Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 7.5(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party.  The Parent shall not settle, compromise or consent to the entry of any judgment in any actual or threatened Claim in respect of which indemnification has been sought by an Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Claim, or such Indemnified Party otherwise consents thereto.

(b)         Without limiting the foregoing, each of the Parent Parties agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Company Merger Effective Time now existing in favor of the current or former managers, directors, trustees, officers, agents, members or fiduciaries or other Indemnified Parties as provided in the organizational documents and the indemnification agreements of the Company shall survive the Company Merger and shall continue in full force and effect in accordance with their terms.  For a period of six (6) years following the Company Merger Effective Time, the organizational documents of Parent and of any applicable Subsidiary shall contain provisions no less favorable with respect to indemnification and limitations on liability of directors and officers than are set forth in the organizational documents of the Company or any applicable Company Subsidiary, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years following the Company Merger Effective Time in any manner that would affect adversely the rights of the applicable Indemnified Parties thereunder, unless such modification shall be required by applicable Law and then only to the minimum extent required by applicable Law.

(c)          For a period of six (6) years after the Company Merger Effective Time, Parent shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering each Person covered, on the date of this Agreement, by Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to and through the Company Merger Effective Time; provided, that in lieu of such obligation, (i) Parent may substitute therefor policies of an insurance company with the same or better rating as the Company’s current insurance carrier the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the Company’s existing policies as of the date hereof or (ii) at the Company’s election, the Company may obtain extended reporting period coverage under the Company’s existing insurance programs (to be effective as of the Company Merger Effective Time) or purchase a “tail” policy for a period of six (6) years from the Company Merger Effective Time for a cost not in excess of the Maximum Amount (as defined below); and provided, further, that in no event shall Parent be required to pay annual premiums for insurance under this Section 7.5(c) in excess of 300% of the most recent annual premiums paid by the Company prior to the date of this Agreement for such purpose (the “Maximum Amount”), it being understood that if the annual premiums of such insurance coverage exceed such amount, Parent shall nevertheless be obligated to provide such coverage as may be obtained for such Maximum Amount.

(d)          If Parent or its successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 7.5.

(e)          Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 7.5; provided, that such Indemnified Party provides an undertaking to repay such expenses if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Person is not legally entitled to indemnification under Law.

(f)          The provisions of this Section 7.5 are intended to be for the express benefit of, and shall be enforceable by, each Indemnified Party (who are intended third party beneficiaries of this Section 7.5), his or her heirs and his or her personal representatives, shall be binding on all successors and assigns of Parent and the Company and shall not be amended in a manner that is adverse to the Indemnified Party (including his or her successors, assigns and heirs) without the prior written consent of the Indemnified Party (including such successors, assigns and heirs) affected thereby.  The exculpation and indemnification provided for by this Section 7.5 shall not be deemed to be exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to applicable Law, contract or otherwise.

Section 7.6	Appropriate Action; Consents; Filings.

(a)         Upon the terms and subject to the conditions set forth in this Agreement, each of the Company and Parent shall and shall cause the Company Subsidiaries and Parent Subsidiaries, respectively, and their respective Affiliates, to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the Mergers and the other transactions contemplated by this Agreement, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Article 8 to be satisfied, (ii) the obtaining of all necessary or advisable actions or nonactions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement and the making of all necessary or advisable registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement, (iii) subject to Section 7.7(c), the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Mergers or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary or advisable to consummate the Mergers and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.

(b)         In connection with and without limiting the foregoing Section 7.6(a), Section 7.15 or Section 3.10, each of Parent and the Company shall (or shall cause Parent Subsidiaries or the Company Subsidiaries, respectively, to) use its commercially reasonable efforts to give any notices to third parties, and each of Parent and the Company shall use, and cause each of their respective Affiliates to use, its commercially reasonable efforts to obtain any third party consents not covered by Section 7.6(a) that are necessary, proper or advisable to consummate the Mergers and the other transactions contemplated by this Agreement.  Each of the Parties hereto will and shall cause their respective Affiliates to, furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any Governmental Authority and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either Party and any Governmental Authority with respect to this Agreement. To the extent reasonably practicable and permitted, the Parties or their Representatives shall have the right to review in advance and each of the Parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Mergers and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. The Parties may, as they deem advisable and necessary, designate any sensitive materials provided to the other under this Section 7.6 as “outside counsel only.”  Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, directors or trustees of the recipient without the advance written consent of the Party providing such materials.  To the extent reasonably practicable, neither the Company nor Parent shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other party the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority.

Section 7.7	Notification of Certain Matters; Transaction Litigation.

(a)         The Company and its Representatives shall give prompt notice to Parent, and Parent and its Representatives shall give prompt notice to the Company, of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement.

(b)          The Company and its Representatives shall give prompt notice to Parent, and Parent and its Representatives shall give prompt notice to the Company, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Without limiting the foregoing, the Company and its Representatives shall give prompt notice to Parent, and Parent and its Representatives shall give prompt notice to the Company, if, to the Knowledge of such Party, the occurrence of any state of facts, change, development, event or condition would cause, or would reasonably be expected to cause, any of the conditions to Closing set forth herein not to be satisfied or satisfaction to be materially delayed.  Notwithstanding anything to the contrary in this Agreement, the failure by the Company, Parent or their respective Representatives to provide such prompt notice under this Section 7.7(b) shall not constitute a breach of covenant for purposes of Section 8.2(b), Section 8.3(b) or Section 9.3(b)(i).

(c)          The Company and its Representatives shall give prompt notice to Parent, and Parent and its Representatives shall give prompt notice to the Company, of any Action commenced or, to such Party’s Knowledge, threatened against, relating to or involving such Party or any Company Subsidiary or Parent Subsidiary, respectively, that relates to this Agreement, the Mergers or the other transactions contemplated by this Agreement.  The Company and its Representatives shall give Parent the opportunity to reasonably participate in the defense and settlement of any litigation against the Company and/or its trustees relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.8            Listing.  Prior to the Closing, Parent and its Representatives shall prepare and cause to be filed with the NYSE an application for listing of additional shares pursuant to which the Parent Common Stock and New Parent Preferred Stock (or depositary shares in respect thereof) to be issued in the Company Merger will be listed on the NYSE (the “Listing”).  Parent shall use its reasonable best efforts to have the Listing accepted by the NYSE as promptly as practicable after its submission such that the Parent Common Stock and New Parent Preferred Stock (or depositary shares in respect thereof) to be issued in the Company Merger will be listed immediately following the Company Merger Effective Time.  The Company shall furnish all information concerning itself and its Affiliates and provide such other assistance as may be reasonably requested by Parent in connection with the preparation and filing of the application for listing of additional shares.  Prior to filing the listing application (or any amendment or supplement thereto) or responding to any comments of the NYSE with respect thereto, Parent shall provide the Company with a reasonable opportunity to review and comment on such document or response.

Section 7.9            Section 16 Matters.  Prior to the Company Merger Effective Time, the Company shall take all such steps to cause any dispositions of Company equity securities (including derivative securities with respect to Company equity securities) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.10	Certain Tax Matters.

(a)          Each of Parent and the Company shall use their respective reasonable best efforts to cause the Company Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. All Parties shall treat the Company Merger as a “reorganization” under Section 368(a) of the Code and no Party shall take any position for Tax purposes inconsistent therewith, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(b)          Parent and Parent OP shall cause Parent OP to maintain its status as a disregarded entity of Parent for United States federal income tax purposes at all times prior to the Partnership Merger Effective Time.

(c)          The Partnership shall use its reasonable best efforts to obtain and deliver to Parent prior to the Partnership Merger Effective Time a duly executed certificate IRS Form W-9, from each holder of Partnership OP Units that is a “United States person” (as such term is defined in Section 7701(a)(30) of the Code); provided, however, that in the event that any IRS Form W-9 is not delivered to Parent prior to the Partnership Merger Effective Time, Parent’s remedy shall be limited to withholding pursuant to this Agreement.

(d)          The Company shall reasonably cooperate and consult in good faith with Parent with respect to maintenance of the REIT status of the Company (and any Company Subsidiary that is a REIT) for the Company’s 2023 taxable year (and, to the extent the Closing Date is expected to occur in the Company’s 2024 taxable year, the Company’s 2024 taxable year) and for the corresponding taxable years of any Company Subsidiary that is a REIT.  The Company and Parent shall cooperate to cause each Taxable REIT Subsidiary of the Company to jointly elect with Parent to be treated as a Taxable REIT Subsidiary of Parent, effective as of the date of the Company Merger Effective Time.

(e)          Parent OP, as the continuing partnership, shall adopt the “traditional method” as set forth in Treasury Regulations Section 1.704-3 (and any analogous provision of state or local income Tax Law) with respect to any variation between the adjusted Tax basis and fair market value, as of the Partnership Merger Effective Time, of any of the assets of Parent OP deemed contributed to such continuing partnership for United States federal income tax purposes.

(f)           Notwithstanding any other provision of this Agreement, unless this Agreement has been terminated pursuant to Section 9.1, Parent will not be required to reimburse Company expenses or indemnify Company losses under this Agreement (including pursuant to Section 3.10 and Section 7.15) to the extent such reimbursement or indemnification payment could cause the Company to lose its status as a REIT for the taxable year of the Company beginning January 1, 2024; provided, for the avoidance of doubt, that Parent’s obligation to reimburse or indemnify the Company for items subject to this Section 7.10(f) shall survive any such termination pursuant to Section 9.1.

Section 7.11	Dividends.

(a)          It is agreed that (i) the Parties shall take such actions as are necessary to ensure that the timing of any regular quarterly dividend paid to common shareholders or stockholders by either Company or Parent prior to the Closing will be coordinated so that, if either the holders of Company Common Shares or the holders of Parent Common Stock receive a dividend for a particular calendar quarter in the period beginning on January 1, 2023 and prior to the Closing Date, then the holders of Parent Common Stock and the holders of Company Common Shares, respectively, shall also receive a dividend for such calendar quarter prior to the Closing Date and (ii) the Parties will coordinate such that any such quarterly dividend by the Company and Parent shall have the same record date and the same payment date, which shall be consistent with Parent’s historical record dates and payment dates unless otherwise agreed between the Parties, in order to ensure that the common shareholders of the Company and the common stockholders of Parent receive the same number of such dividend payments in the period beginning on January 1, 2023 and prior to the Company Merger Effective Time (provided that the amount of any such quarterly dividend declared by the Company shall be consistent with Section 6.1(b)(iii) and the amount of any such quarterly dividend declared by Parent shall be consistent with Section 6.2(b)(iii)). For the avoidance of doubt, the Company shall pay dividends owed to the holders of Company Series D Preferred Shares in accordance with the terms set forth in the Company Charter.

(b)          If the Company or any Company Subsidiary, in consultation with Parent, determines that it is necessary to declare a Permitted REIT Dividend with respect to the taxable year of the Company ending December 31, 2023 and/or the taxable year of the Company ending on the Closing Date, the Company shall notify Parent at least twenty (20) days prior to the anticipated Closing Date. Notwithstanding anything to the contrary contained herein, in the event the Company declares a Permitted REIT Dividend other than a Permitted REIT Dividend to the extent necessitated by action or actions requested by Parent pursuant to Section 3.10, then, at Parent’s option, either (i) the Exchange Ratio shall be reduced by an amount equal to the product of (x) the Exchange Ratio prior to such adjustment multiplied by (y) the quotient obtained by dividing (A) the per share amount of such Permitted REIT Dividend by (B) $11.57 or (ii) Parent shall be permitted to declare a cash dividend to holders of shares of Parent Common Stock, in an amount per share equal to the quotient obtained by dividing (x) the Permitted REIT Dividend declared by the Company with respect to each Company Common Share by (y) the Exchange Ratio. The record date and payment date for any dividend payable pursuant to this Section 7.11(b) (A) in respect of the taxable year of the Company ending on December 31, 2023 shall be a date in December 2023 mutually selected by the Company and Parent and (B) in respect of the taxable year of the Company ending on the Closing Date shall be the close of business on the last Business Day prior to the Closing Date; provided, that if the Closing Date is January 2, 2024, (1) such record date shall be January 1, 2024 and such payment date shall be as soon as practicable following the Closing Date and (2) the payment mechanics of such Permitted REIT Dividend shall be mutually determined by the Company and Parent.

(c)          If Parent or any Parent Subsidiary, in consultation with the Company, determines that it is necessary to declare a Permitted REIT Dividend with respect to the taxable year of the Company ending December 31, 2023 and/or with respect to the taxable year of Parent ending on December 31, 2024, Parent shall notify the Company at least twenty (20) days prior to the anticipated Closing Date.  Parent shall be permitted to effect such Permitted REIT Dividend at its option as a dividend of cash, Parent Common Stock or a combination of cash and Parent Common Stock; provided that any dividend of Parent Common Stock shall result in an adjustment to the Exchange Ratio as set forth in Section 3.1(b).  Notwithstanding anything to the contrary contained herein, in the event Parent declares a Permitted REIT Dividend, then, at Parent’s option, either (i) the Exchange Ratio shall be increased by an amount equal to the product of (x) the Exchange Ratio prior to such adjustment multiplied by (y) the quotient obtained by dividing (A) the per share cash amount of such Permitted REIT Dividend by (B) $19.12 or (ii) the Company shall be permitted to declare a cash dividend to holders of Company Common Shares, in an amount per share equal to the product of (x) the cash amount of the Permitted REIT Dividend declared by Parent with respect to each share of Parent Common Stock and (y) the Exchange Ratio. The record date and payment date for any dividend payable pursuant to this Section 7.11(c) (A) in respect of the taxable year of Parent ending on December 31, 2023 shall be a date in December 2023 selected by Parent and (B) in respect of the taxable year of Parent ending on December 31, 2024 shall be the close of business on the last Business Day prior to the Closing Date; provided, that if the Closing Date is January 2, 2024, (1) such record date shall be January 1, 2024 and such payment date shall be as soon as practicable following the Closing Date and (2) the payment mechanics of such Permitted REIT Dividend shall be mutually determined by the Company and Parent.

Section 7.12          Voting of Shares.  Parent shall vote all Company Common Shares beneficially owned by it, Parent OP or any Parent Subsidiaries as of the record date for the Company Shareholder Meeting and entitled to be voted, if any, in favor of the approval of this Agreement and approval of the Company Merger.

Section 7.13          Takeover Statutes.  The Parties shall use their reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Mergers or any of the other transactions contemplated by this Agreement and shall take all necessary steps to exempt (or ensure the continued exemption of) the Mergers and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Mergers and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Mergers and the other transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

Section 7.14	Tax Representation Letters.

(a)          The Company shall (i) use its reasonable best efforts to obtain the opinion of counsel referred to in Section 8.2(e) and Section 8.3(f), (ii) deliver to Goodwin Procter LLP, counsel to the Company, and Latham & Watkins LLP, counsel to Parent, or other counsel described in Section 8.2(e) and Section 8.3(e), respectively, a tax representation letter, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4), signed by an officer of the Company, and in form and substance reasonably satisfactory to Goodwin Procter LLP or other counsel described in Section 8.2(e) and to Latham & Watkins LLP or other counsel described in Section 8.3(e), containing customary representations of the Company for purposes of rendering the opinions described in Section 8.2(e) and Section 8.3(e) and (iii) deliver to Wachtell, Lipton, Rosen & Katz, counsel to Parent, and Goodwin Procter LLP, counsel to the Company, or other counsel described in Section 8.2(f) and Section 8.3(f), respectively, tax representation letters, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4), and signed by an officer of the Company, in form and substance reasonably acceptable to such counsel, containing customary representations of the Company as shall be reasonably necessary or appropriate to enable Wachtell, Lipton, Rosen & Katz to render an opinion on the Closing Date, as described in Section 8.2(f) (and, if required, as of the effective date of the Form S-4) and Goodwin Procter LLP to render an opinion on the Closing Date, as described in Section 8.3(f) (and, if required, as of the effective date of the Form S-4).

(b)          Parent shall (i) use its reasonable best efforts to obtain the opinion of counsel referred to in Section 8.3(e) and Section 8.2(f), (ii) deliver to Latham & Watkins LLP, counsel to Parent, or other counsel described in Section 8.3(e), tax representation letters, dated as of the Closing Date  (and, if required, as of the effective date of the Form S-4), signed by an officer of Parent, and in form and substance reasonably satisfactory to Latham & Watkins LLP or other counsel described in Section 8.3(e) and to the Company, containing customary representations of Parent for purposes of rendering the opinion described in Section 8.3(e) and (iii) deliver to Wachtell, Lipton, Rosen & Katz, counsel to Parent, and Goodwin Procter LLP, counsel to the Company, or other counsel described in Section 8.2(f) and Section 8.3(f), respectively, tax representation letters, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4), and signed by an officer of Parent, in form and substance reasonably acceptable to such counsel, containing customary representations of Parent as shall be reasonably necessary or appropriate to enable Wachtell, Lipton, Rosen & Katz to render an opinion on the Closing Date, as described in Section 8.2(f) (and, if required, as of the effective date of the Form S-4) and Goodwin Procter LLP to render an opinion on the Closing Date, as described in Section 8.3(f) (and, if required, as of the effective date of the Form S-4).

Section 7.15	Financing Cooperation.

(a)          The Company shall, and shall cause the Company Subsidiaries to, and shall cause its and their Representatives to, provide all cooperation reasonably requested by Parent in connection with any financing arranged by Parent or any of its Subsidiaries for the purpose of financing Parent’s or its Subsidiaries’ obligations in connection with the completion of the Mergers or the other transactions contemplated hereby (including, without limitation, the payment of fees and expenses in connection therewith and the repayment of any Indebtedness of Parent, the Company or any of their Subsidiaries in connection therewith).  Such cooperation shall include (i)  participating in a reasonable number of meetings, presentations and due diligence sessions in connection with such financing arrangements, (ii) providing reasonable and timely assistance with the preparation of materials for presentations, offering memoranda, prospectuses and similar documents required in connection with such financing arrangements (including relating to the preparation of pro forma financial statements), (iii) as promptly as reasonably practical, furnishing Parent and any of its financing sources with (A) audited consolidated balance sheets and related audited consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows for each of the three most recently completed fiscal years of the Company ended at least sixty (60) days prior to the Closing Date, in each case, prepared in accordance with GAAP applied on a basis consistent with that of the most recent fiscal year and (B) unaudited consolidated balance sheets and related condensed consolidated statements of operations, comprehensive income, changes in equity and cash flows (in each case, subject to normal year-end adjustments and absence of footnotes) for the Company for each subsequent fiscal quarter ended at least forty (40) days prior to the Closing Date (other than the fourth fiscal quarter of any fiscal year), in each case, prepared in accordance with GAAP and reviewed by the Company’s independent public accountants, and (C) any other information regarding the Company and the Company Subsidiaries that Parent may reasonably request in connection with the arrangement or execution of such financing, (iv) obtain customary authorization letters, comfort letters and accountants’ consent letters as may be requested by Parent and (v) to the extent requested in writing at least ten (10) Business Days prior to the Closing, delivering at least three (3) Business Days prior to the Closing all documentation and other information with respect to the Company and the Company Subsidiaries that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the USA PATRIOT Act. Notwithstanding the foregoing, nothing in this Section 7.15(a) shall require the Company, the Company Subsidiaries and their respective Representatives shall not be required to enter into any letter, certificate, document, agreement or instrument (other than customary authorization and representation letters) that will be effective prior to the Closing or to pay any commitment fee or other amount to any financing source prior to the Closing and nothing in this Section 7.15(a) shall require (x) such cooperation to the extent it would disrupt unreasonably the business or operations of the Company and the Company Subsidiaries, taken as a whole, or require any of them to take any actions that would reasonably be expected to violate its organizational documents or (if such violation of law would be material and adverse to the interests of the Company) applicable Law or contract, (y) the board of directors or similar governing body of the Company or any Company Subsidiary to adopt resolutions approving any letter, certificate, document, agreement or instrument (other than customary authorization and representation letters to the extent necessary) that will be effective prior to the Closing or (z) the Company or any Company Subsidiary to incur any liability prior to the Closing for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent.  Parent shall indemnify, defend and hold harmless the Company and its Affiliates, and its and their respective pre-Closing Representatives, from and against any liability, obligation or loss suffered or incurred by them in connection with any cooperation provided under this Section 7.15(a) and any information utilized in connection therewith, except in the event such liabilities, obligations or losses arose out of or result from (i) information furnished in writing by or on behalf of the Company, the Company Subsidiaries or its or their respective Affiliates or Representatives for use in connection with a transaction of the type described in the first sentence of this Section 7.15(a), (ii) the bad faith, gross negligence or willful misconduct by the Company, any of the Company Subsidiaries or any of its or their respective Affiliates or Representatives or (iii) the material breach by the Company or the Company Subsidiaries of its or their obligations under this Agreement (clauses (i) through (iii) collectively, the “Indemnity Exceptions”).  Parent shall, promptly upon request by the Company, reimburse the Company and the Company Subsidiaries and Representatives for all reasonable, documented and invoiced out-of-pocket costs actually incurred by the Company or the Company Subsidiaries in connection with any cooperation provided under this Section 7.15(a) (including reasonable, documented out-of-pocket auditor’s and attorneys’ fees and expenses, but excluding the costs of the Company’s preparation of its annual quarterly and financial statements and any other information or data and excluding costs arising out of or resulting from the Indemnity Exceptions).  It is understood and agreed that a failure to consummate a financing of the type described in the first sentence of this Section 7.15(a) shall not, in and of itself, constitute a failure by the Company to satisfy its obligations under this Section 7.15(a).

(b)          The Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to, as soon as reasonably practicable after (and not prior to) the receipt of a written request from Parent to do so, on the terms and conditions specified by Parent and in compliance with all applicable terms and conditions of the applicable Company Debt Agreement, seek an amendment or amendments to any of the Company Debt Agreements or pursue any approach chosen by Parent to (subject to the occurrence of the Closing) the assumption, defeasance, satisfaction and discharge, constructive satisfaction and discharge, refinancing, repayment, repurchase, redemption, termination, amendment, guarantee, purchase, unwinding or other treatment of, the Company Debt Agreements and the indebtedness incurred pursuant thereto,  (any such transaction, a “Debt Transaction”).  The Company shall not be required to take any action in respect of any Debt Transaction until Parent shall have provided the Company with drafts of any necessary documentation required in connection with such Debt Transaction in a form reasonably satisfactory to the Company (collectively, the “Debt Transaction Documents”) at least three (3) Business Days prior to the date of such requested action. The Company shall use reasonable best efforts to, and shall cause the Company Subsidiaries to use reasonable best efforts to, cause its and their respective Representatives to provide cooperation and assistance reasonably requested by Parent in connection with the Debt Transactions (including taking all corporate action reasonably necessary to authorize the execution and delivery of any Debt Transaction Documents to be entered into prior to Closing and delivering all officer’s certificates and legal opinions required to be delivered in connection therewith), provided, that nothing in this Section 7.15(b) shall require the Company to (i) enter into any such Debt Transaction Documents which are effective prior to Closing (other than (A) amendments to the terms of Company Debt Agreements to facilitate the consummation (at or following the Closing) of a Debt Transaction (provided that the Company shall not be required to enter into any such amendment if the terms are more restrictive to the Company than the applicable Company Debt Agreement as in effect prior to such amendment and such more restrictive terms are effective prior to or not conditioned upon the Closing) and any documents or instruments delivered in connection therewith) or (B) notices of prepayment or redemption that are expressly conditioned on the Closing) or (ii) to pay any amendment fee or other amount with respect to such Debt Transaction (except with respect to the Company’s outside counsel fees and any other amount promptly reimbursed by Parent) prior to the Closing.

(c)          All material non-public or otherwise confidential information regarding the Company obtained by Parent or any of their respective Representatives pursuant to this Section 7.15 shall be kept confidential in accordance with the Confidentiality Agreement; provided that the Company agrees that Parent may (i) share non-public or otherwise confidential information with (x) rating agencies, (y) counterparties to Indebtedness of the Company, and (z) actual or potential financing sources if (in the case of this clause (z) the recipients of such information agree to customary confidentiality arrangements, including customary “click through” confidentiality agreements and confidentiality provisions contained in customary bank books and offering memoranda).

(d)          The Company shall, and shall cause the Company Subsidiaries to, deliver all notices and take all other actions to facilitate the termination at the Partnership Merger Effective Time of all financing commitments and other indebtedness of the Company or the Company Subsidiaries to be paid off, discharged and terminated on the Closing Date as specifically requested by Parent in writing (the “Payoff Indebtedness”), the repayment in full on the Closing Date of all obligations in respect of the indebtedness thereunder, and the release on the Closing Date of any Liens securing such indebtedness and guarantees in connection therewith.  In furtherance and not in limitation of the foregoing, the Company and the Company Subsidiaries shall use reasonable best efforts to deliver to Parent (i) at least ten (10) Business Days prior to the Closing Date (or such short period as agreed by Parent), a draft payoff letter with respect to the Payoff Indebtedness to be paid off, discharged and terminated on the Closing Date and (ii) at least one (1) Business Day prior to the Closing Date, an executed payoff letter with respect to the Company’s credit facility (together with the payoff letter contemplated by clause (i), the “Payoff Letters”) and such other indebtedness (including mortgages) of the Company or the Company Subsidiaries to be paid off, discharged and terminated on the Closing Date, in each case in form and substance customary for transactions of this type, from the Persons (or the applicable agent on behalf of the Persons) to whom such indebtedness is owed, which Payoff Letters together with any related release documentation shall, among other things, (x) include the payoff amount (including customary per diem) and (y) provide that Liens (and guarantees), if any, granted in connection with such Payoff Indebtedness relating to the assets, rights and properties of the Company and the Company Subsidiaries securing or relating to such indebtedness, shall, upon the payment of the amount set forth in the applicable Payoff Letter at or prior to the Partnership Merger Effective Time, be released and terminated.

Section 7.16          Resignations. Unless otherwise specified by Parent prior to the Closing Date, the Company shall cause to be delivered to Parent resignations executed by each trustee of the Company and each officer of the Company or any Company Subsidiary in office as of immediately prior to the Company Merger Effective Time and effective upon the Company Merger Effective Time.

Section 7.17	Employee Matters.

(a)         For a period of twelve (12) months following the Closing (or if earlier, the date of the applicable employee’s termination of employment), Parent shall provide, or shall cause to be provided, to each employee of the Company and the Company Subsidiaries as of immediately prior to the Closing who continues to be employed by Parent or Parent Subsidiaries following the Closing (the “Continuing Employee”) the following: (i) base salary (or base wages) at least equal to the base salary (or base wages) provided to such Continuing Employee by the Company or any Company Subsidiary as of immediately prior to the Closing, (ii) with respect to the 2024 calendar year, if applicable, target annual cash bonus opportunity at least equal to the target annual cash bonus opportunity provided to such Continuing Employee as of immediately prior to the Closing (which opportunity shall exclude, for the avoidance of doubt, any target annual bonus settled in equity or equity-based incentive arrangements), and (iii) retirement and health and welfare benefits that are substantially similar, in the aggregate, to those retirement and health and welfare benefits that are either, at Parent’s discretion, (A) provided to such Continuing Employee by the Company or any Company Subsidiary as of immediately prior to the Closing or (B) provided to similarly-situated employees of Parent or Parent Subsidiaries, in each case, excluding defined benefit pension, nonqualified retirement, severance, post-retirement medical or welfare, equity or equity-based incentive, retention, change in control or similar plans, agreements, programs, policies, practices or other arrangements.  For the avoidance of doubt, nothing in this Agreement shall require Parent or any Parent Subsidiary to employ any Person, nor shall it alter the at-will employment status of any Company Employee.

(b)          Solely to the extent Parent Benefit Plans (exclusive of the Company and the Company Subsidiaries) provide benefits to any Continuing Employee on or following the Closing, Parent shall use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which the Closing occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Closing for which payment has been made and (iii) give each Continuing Employee service credit for such Continuing Employee’s employment with the Company and the Company Subsidiaries for purposes of eligibility to participate, vesting, and solely for severance or vacation accrual, benefit accrual under each applicable Parent Benefit Plan, as if such service had been performed with Parent, except for any plan maintained by Parent or any Parent Subsidiary under which similarly-situated employees of Parent and Parent Subsidiaries do not receive credit for prior service or that is grandfathered or frozen, either with respect to level of benefits or participation, or to the extent it would result in a duplication of benefits or retroactive application.

(c)         Unless otherwise requested by Parent not less than five (5) Business Days before the Closing Date, the Company shall adopt board resolutions and take any corporate action as is necessary to terminate each Company Benefit Plan that is a Tax-qualified defined contribution plan with a cash or deferred arrangement under Section 401(k) of the Code (the “Company Qualified DC Plan”), effective as of the day prior to the Closing Date but contingent on the occurrence of the Closing.  The form and substance of such resolutions and any other actions taken in connection with the foregoing termination shall be subject to the reasonable prior review and approval of Parent (which shall not be unreasonably withheld).  Upon the distribution of the assets in the accounts under the Company Qualified DC Plan to the participants, Parent shall permit such participants who are then actively employed by Parent or Parent Subsidiaries to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), in the form of cash, from the Company Qualified DC Plan to the applicable Tax-qualified defined contribution plans of Parent or Parent Subsidiaries.

(d)         Prior to the Closing, neither the Company nor any Company Subsidiary shall communicate with Continuing Employees regarding post-Company Merger Effective Time employment matters, post-Company Merger Effective Time employee benefits and compensation matters or other compensation or benefits matters related to or impacted by any of the transactions contemplated by this Agreement (whether alone or in combination with additional events), including the matters described in this Section 7.17 and Section 7.18, without the prior written approval of Parent, which shall not be unreasonably withheld.

(e)          Parent hereby acknowledges that the consummation of the Company Merger or the other transactions contemplated hereby constitutes a “change of control”, a “change in control” or a “sale event” (or a term of similar import) for purposes of any Company Benefit Plan set forth on Section 7.17(e) of the Company Disclosure Letter that contains a definition of “change of control”, a “change in control” or a “sale event” (or a term of similar import), as applicable.

(f)           Annual cash incentive bonuses and commissions for calendar year 2023 shall be treated as set forth in Section 7.17(f) of the Company Disclosure Letter.

(g)          Parent shall cause the Parent OP to honor in accordance with their terms all severance and separation pay plans, agreements and arrangements, and all written employment, severance, retention, incentive, change in control and termination agreements and policies and practices (including any change in control provisions therein) applicable to employees of the Company and in effect immediately prior to the Closing, or as otherwise set forth in Section 7.17(g) of the Company Disclosure Letter.

(h)          The provisions of this Section 7.17 are solely for the benefit of the Parties.  No current or former director, employee or other individual service provider or any other person shall be a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Parent Benefit Plan, Company Benefit Plan or any other Benefit Plan for any purpose.  Without limiting the generality of the foregoing in this Section 7.17, nothing contained in this Agreement shall otherwise obligate Parent, the Company or any of their respective Affiliates to (i) maintain any particular Benefit Plan or (ii) retain the employment or services of any current or former director, trustee, employee or other individual service provider.

Section 7.18          Delisting; Deregistration. Prior to the Closing, Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done all things, necessary, proper or advisable on its part under applicable Law and the rules and policies of the NYSE to enable the delisting of the Company Common Shares and the Company Series D Preferred Shares from the NYSE and the deregistration of Company Common Shares and the Company Series D Preferred Shares under the Exchange Act as promptly as practicable after the Closing.

Section 7.19          New Parent Preferred Stock. Prior to the Company Merger Effective Time, Parent shall (i) designate a number of shares of Parent Preferred Stock as the New Parent Preferred Stock sufficient to enable Parent to satisfy the Preferred Share Merger Consideration and (ii) adopt and file Articles Supplementary substantially in the form of Exhibit A attached hereto (the “Articles Supplementary”), setting forth the terms of the New Parent Preferred Stock.

Section 7.20          Parent Subsidiaries; Company Subsidiaries. Parent shall cause each Parent Subsidiary to comply with and perform all of its obligations under or relating to this Agreement, including in the case of Parent Merger Sub to consummate the Company Merger and in the case of Parent OP Merger Sub to consummate the Partnership Merger on the terms and conditions set forth in this Agreement.  The Company shall cause each of the Company Subsidiaries to comply with and perform all of its obligations under or relating to this Agreement.

Section 7.21          Certain Property Matters. The Company Parties shall use commercially reasonable efforts and in good faith cooperate with Parent to (a) identify one or more Company Properties from the list of Company Properties set forth on Section 7.21 of the Parent Disclosure Letter to be sold by the Company Parties prior to December 31, 2023 and (b) sell such Company Properties prior to December 31, 2023 (each, or any sales taken together, a “Company Property Sale”); provided that (i) any Company Property Sale shall close not later than 9:00 a.m. Eastern time on the business day prior to December 31, 2023 and (ii) any Company Property Sale must comply with the other terms and conditions set forth on Section 7.21 of the Parent Disclosure Letter.

ARTICLE 8

CONDITIONS

Section 8.1            Conditions to Each Party’s Obligation to Effect the Mergers.  The respective obligations of the Parties to this Agreement to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by each of the Parties at or prior to the Partnership Merger Effective Time of the following conditions:

(a)           Shareholder Approval.  The Company Shareholder Approval shall have been obtained.

(b)          Registration Statement.  The Form S-4 shall have become effective in accordance with the provisions of the Securities Act.  No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced by the SEC and not withdrawn.

(c)          No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any Governmental Authority of competent jurisdiction prohibiting consummation of the Mergers or any other transaction contemplated hereby shall be in effect, and no Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority after the date of this Agreement that, in any case, makes illegal the consummation of the Mergers.

(d)          Listing.  The Parent Common Stock and New Parent Preferred Stock (or depositary shares in respect thereof) to be issued in the Company Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 8.2            Conditions to Obligations of the Parent Parties. The obligations of the Parent Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent, at or prior to the Partnership Merger Effective Time, of the following additional conditions:

(a)          Representations and Warranties.  (i) The representations and warranties set forth in Sections 4.1(a) and (b) (Organization and Qualification; Subsidiaries), Section 4.3 (Capital Structure) (except Section 4.3(a) and (b)), Section 4.4 (Authority), Section 4.20 (Opinion of Financial Advisor), Section 4.21 (Approval Required), Section 4.22 (Brokers), Section 4.23 (Investment Company Act) and Section 4.24 (Takeover Statutes) (x) that are qualified by “materiality,” “Company Material Adverse Effect” or words of similar import set forth therein shall be true and correct as qualified in all respects and (y) that are not qualified by “materiality,” “Company Material Adverse Effect” or words of similar import set forth therein shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing, as though made as of the Closing, (ii) the representations and warranties set forth in Section 4.3(a) and (b) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing, as though made as of the Closing, (iii) the representations and warranties set forth in Section 4.8(b) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of this Agreement and as of the Closing, as though made as of the Closing and (iv) each of the other representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing, as though made as of the Closing, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (iv) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Company Material Adverse Effect” qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)         Performance of Covenants and Obligations of the Company Parties.  The Company Parties shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by such parties under this Agreement on or prior to the Closing.

(c)         Material Adverse Change.  On the Closing Date, there shall not exist any event, change, or occurrence arising after the date of this Agreement that, individually, or in the aggregate, constitutes, or would reasonably be expected to constitute, a Company Material Adverse Effect.

(d)          Delivery of Certificate.  The Company shall have delivered to Parent a certificate, dated the date of the Closing and signed by its chief executive officer or chief financial officer on behalf of each of the Company Parties, certifying to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

(e)          Opinion Relating to REIT Qualification.  Parent shall have received the written opinion of Goodwin Procter LLP (or other nationally recognized law firm reasonably satisfactory to Parent), dated as of the Closing Date, in substantially the form attached hereto as Exhibit B, to the effect that (i) commencing with its taxable year ended December 31, 2015 through the Company’s taxable year ending with the Company Merger, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and (ii) the Company’s prior, current and proposed ownership, organization and method of operations as described in the representation letter described in Section 7.14(a) have allowed and will continue to allow the Company to satisfy the requirements for qualification and taxation as a REIT under the Code commencing with its taxable year ended December 31, 2015 through its taxable year ending with the Company Merger (which opinion shall be based upon the representation letter described in Section 7.14(a) and shall be subject to customary assumptions, exceptions, limitations and qualifications).

(f)          Section 368 Opinion. Parent shall have received the written opinion of its counsel, Wachtell, Lipton, Rosen & Katz (or other nationally recognized law firm reasonably satisfactory to Parent), dated as of the Closing Date, in substantially the form attached hereto as Exhibit C to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Company Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, counsel may rely upon the representation letters described in Section 7.14.

Section 8.3            Conditions to Obligations of the Company Parties.  The obligations of the Company Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by Company at or prior to the Closing, of the following additional conditions:

(a)          Representations and Warranties.  (i) The representations and warranties set forth in Sections 5.1(a) and (b) (Organization and Qualification; Subsidiaries), Section 5.3 (Capital Structure) (except Section 5.3(a)), Section 5.4 (Authority), Section 5.19 (No Shareholder Approval Required), Section 5.20 (Brokers), Section 5.21 (Investment Company Act) and Section 5.22 (Takeover Statutes) (x) that are qualified by “materiality,” “Parent Material Adverse Effect” or words of similar import set forth therein shall be true and correct as qualified in all respects and (y) that are not qualified by “materiality,” “Parent Material Adverse Effect” or words of similar import set forth therein shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing, as though made as of the Closing, (ii) the representations and warranties set forth in Section 5.3(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing, as though made as of the Closing, except to the extent the failures of such representations and warranties to be true and correct individually and in the aggregate would not result in an increase in the fully diluted capitalization of Parent as of the Parent Capitalization Date by more than $50,000,000, in the aggregate, (iii) the representations and warranties made in Section 5.8(b) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of this Agreement and as of the Closing, as though made as of the Closing, and (iv) each of the other representations and warranties of Parent contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing, as though made as of the Closing, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (iv) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Parent Material Adverse Effect” qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)          Performance of Covenants or Obligations of the Parent Parties.  The Parent Parties shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by such parties under this Agreement on or prior to the Closing.

(c)         Material Adverse Change.  On the Closing Date, there shall not exist any event, change or occurrence arising after the date of this Agreement that, individually or in the aggregate, constitutes, or would reasonably be expected to constitute, a Parent Material Adverse Effect.

(d)          Delivery of Certificate.  Parent shall have delivered to the Company a certificate, dated the date of the Closing and signed by its chief executive officer or chief financial officer on behalf of each of the Parent Parties, certifying to the effect that the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied.

(e)          Opinion Relating to REIT Qualification.  The Company shall have received the written opinion of Latham & Watkins LLP (or other nationally recognized law firm reasonably satisfactory to the Company), dated as of the Closing Date in substantially the form attached hereto as Exhibit D, to the effect that (i) commencing with its taxable year ended December 31, 2015 through its taxable year ended December 31, 2022, the Predecessor was organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and (ii) commencing with Parent’s taxable year ended December 31, 2023, Parent has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable Parent to continue to meet the require-ments for qualification and taxation as a REIT under the Code (which opinion shall be based upon the representation letters described in Section 7.14 and shall be subject to customary assumptions, exceptions, limitations and qualifications).

(f)          Section 368 Opinion. The Company shall have received the written opinion of its counsel, Goodwin Procter LLP (or other nationally recognized law firm reasonably satisfactory to the Company), dated as of the Closing Date, in substantially the form attached hereto as Exhibit E to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Company Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, counsel may rely upon the representation letters described in Section 7.14.

ARTICLE 9

TERMINATION, FEES AND EXPENSES, AMENDMENT AND WAIVER

Section 9.1            Termination.  This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Partnership Merger Effective Time, whether before or after the receipt of the Company Shareholder Approval (except as otherwise specified in this Section 9.1):

(a)           by mutual written consent of each of Parent and Company;

(b)           by either Parent or Company:

(i)         if the Mergers shall not have been consummated on or before May 28, 2024 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any Party if the failure of such Party to comply with any provision of this Agreement shall have been the cause of, or resulted in, the failure of the Mergers to be consummated by the Outside Date; or

(ii)        if any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining or otherwise prohibiting the Mergers, and such Order or other action shall have become final and non-appealable; provided, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Order was primarily due to the failure of such Party to comply with any provision of this Agreement; or

(iii)       if the Company Shareholder Approval shall not have been obtained at the Company Shareholder Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of this Agreement was taken; provided, that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to the Company where a failure to obtain the Company Shareholder Approval was primarily caused by any action or failure to act of the Company that constitutes a material breach any of its obligations under Section 7.1 or Section 7.3.

(c)          by Parent:

(i)        if the Company shall have breached, violated or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach, violation or failure to perform, either individually or in the aggregate, if occurring or continuing on the Closing Date (A) would result in the failure of any of the conditions set forth in Section 8.1 or 8.2 (a “Company Terminating Breach”) and (B) is not cured or cannot be cured or waived prior to the earlier of (i) forty-five (45) days following notice to the Company from Parent of such breach or failure and (ii) the date that is three (3) Business Days prior to the Outside Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if a Parent Terminating Breach shall have occurred and be continuing at the time Parent delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(c)(i); or

(ii)      prior to obtaining the Company Shareholder Approval, if the Company or the Company Board or any committee thereof (A) shall have effected a Company Adverse Recommendation Change (provided, that Parent’s right to terminate this Agreement pursuant to this Section 9.1(c)(ii)(A) in respect of a Company Adverse Recommendation Change will expire thirty (30) days after the last date upon which Parent receives notice from the Company that the Company Board or a committee thereof has made such Company Adverse Recommendation Change), (B) after public announcement by any Person of a Company Acquisition Proposal or an intention (whether or not conditional) made publicly to make a Company Acquisition Proposal, fails to recommend against such Company Acquisition Proposal and to publicly reaffirm the Company Board Recommendation within ten (10) Business Days of being requested to do so by Parent, (C) fails to include the Company Board Recommendation in the Proxy Statement/Prospectus, (D) approves, adopts, publicly endorses or recommends, or enters into or allows the Company or any of Company Subsidiary to enter into a definitive agreement for, any Company Acquisition Proposal (other than a Company Acceptable Confidentiality Agreement), or (E) shall have materially violated any of its obligations under Section 7.3.

(d)          by Company:

(i)         if Parent shall have breached, violated or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach, violation or failure to perform, either individually or in the aggregate, if occurring or continuing on the Closing Date (A) would result in the failure of any of the conditions set forth in Section 8.1 or 8.3 (a “Parent Terminating Breach”) and (B) is not cured or cannot be cured or waived prior to the earlier of (i) forty-five (45) days following notice to Parent from the Company of such breach or failure and (ii) the date that is three (3) Business Days prior to the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if a Company Terminating Breach shall have occurred and be continuing at the time the Company delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(d)(i); or

(ii)        prior to obtaining the Company Shareholder Approval, if the Company Board determines to enter into a Company Alternative Acquisition Agreement with respect to a Company Superior Proposal in accordance with Section 7.3(d); provided, however, that this Agreement may not be so terminated unless substantially concurrently with the occurrence of such termination the payment required by Section 9.3(b)(iii) is made in full to Parent and the Company Alternative Acquisition Agreement is entered into with respect to such Company Superior Proposal, and in the event that such Company Alternative Acquisition Agreement is not substantially concurrently entered into and such payment is not concurrently made, such termination shall be null and void.

Section 9.2            Effect of Termination.  In the event of termination of this Agreement as provided in Section 9.1, written notice thereof shall be given to the other Party, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail, and, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or the Company, except that the Confidentiality Agreement and the provisions of Section 7.2(b) (Confidentiality), Section 7.4 (Public Announcements), this Section 9.2, Section 9.3 (Fees and Expenses), Section 9.4 (Amendment), and Article 10 (General Provisions), and the definition of all defined terms appearing in such sections, shall survive the termination hereof; provided, that no such termination shall relieve any party hereto from any liability or damages resulting from any fraud in connection with this Agreement or any willful and material breach of any of its covenants or agreements set forth in this Agreement prior to such termination of this Agreement.  For purposes of the foregoing, “willful and material breach” shall mean an intentional and willful material breach, or an intentional and willful material failure to perform, in each case that is the consequence of an act or omission by a Person with the actual knowledge that the taking of such act or failure to take such act would or would reasonably be likely to cause a breach of this Agreement.  If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the Governmental Authority or other Person to which they were made.

Section 9.3	Fees and Expenses.

(a)          Except as otherwise provided in this Section 9.3, all fees and expenses incurred in connection with this Agreement, the Mergers and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Mergers are consummated.

(b)          In the event that:

(i)          (I)(x) this Agreement is terminated by the Company or Parent pursuant to Section 9.1(b)(i) or by Parent pursuant to Section 9.1(c)(i), and after the date hereof and (in the case of termination pursuant to Section 9.1(c)(i)) prior to the breach giving rise to such right of termination, a Company Acquisition Proposal (with, for all purposes of this Section 9.3(b), all percentages included in the definition of “Company Acquisition Proposal” increased to 50%) has been announced, disclosed, or otherwise communicated or made known (whether or not publicly) to the Company Board or made known publicly to the Company’s stockholders, or any Person shall have publicly announced an intention (whether or not conditional) to make such a Company Acquisition Proposal, or (y) this Agreement is terminated by Company or Parent pursuant to Section 9.1(b)(iii), and prior to the Company Shareholder Meeting, a Company Acquisition Proposal has been publicly announced, disclosed, or otherwise communicated or made known  to the Company Board or to the Company’s stockholders or any Person shall have publicly announced, disclosed or otherwise communicated or made known an intention (whether or not conditional) to make such a Company Acquisition Proposal, and in each such case in this clause (y), such Company Acquisition Proposal or intention has not been irrevocably withdrawn publicly at least five (5) Business Days prior to the Company Shareholder Meeting, and (II) within twelve (12) months after the date of such termination referred to in this Section 9.3(b), a transaction in respect of a Company Acquisition Proposal is consummated or the Company enters into a definitive agreement in respect of a Company Acquisition Proposal that is later consummated;

(ii)         this Agreement is terminated by Parent pursuant to Sections 9.1(c)(ii); or

(iii)        this Agreement is terminated by the Company pursuant to Section 9.1(d)(ii);

then, in any such event, the Company shall pay to Parent the Company Termination Fee;

it being understood that in no event shall Company be required to pay the Company Termination Fee on more than one occasion. Subject to Section 9.3(d), payment of the Company Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by Parent (i) at the time of consummation of any transaction contemplated by a Company Acquisition Proposal, in the case of a Company Termination Fee payable pursuant to Section 9.3(b)(i), (ii) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof), in the case of a Company Termination Fee payable pursuant to Section 9.3(b)(ii), and (iii) at the time of termination, in the case of a Company Termination Fee payable pursuant to Section 9.3(b)(iii) and as a condition to the effectiveness of such termination, as set forth in Section 9.1(d)(ii).  Notwithstanding anything in this Agreement to the contrary, except in the case of fraud or willful and material breach as expressly set forth in Section 9.2 and except as set forth in the provisos at the end of this sentence, in the event that the Company Termination Fee becomes payable, then payment to Parent of the Company Termination Fee and any Enforcement Expenses shall be Parent’s sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against the Company, the Company Subsidiaries and each of their respective former, current and future directors, trustees, officers, employees, agents, general and limited partners, managers, members, stockholders, Affiliates and assignees and each former, current or future director or trustee, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure of the Mergers to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, or otherwise) or otherwise, and upon payment of such Company Termination Fee no Company Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby and thereby.

(c)          Each of the Company and Parent acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement.  If the Company fails promptly to pay any amounts due pursuant to Section 9.3(b), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in Section 9.3(b) or this Section 9.3(c), the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in Sections 9.3(b), from the date of termination of this Agreement at a rate per annum equal to the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made (collectively, the “Enforcement Expenses”).

(d)          The “Company Termination Fee” means an amount equal to the lesser of (i) the Company Base Amount and (ii) the maximum amount, if any, that can be paid to Parent without causing Parent to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code (the “REIT Requirements”) for such year determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants engaged by Parent (taking into account any known or anticipated income of Parent which is not Qualifying Income and any appropriate  “cushion” as determined by such independent accountants).  Notwithstanding the foregoing, in the event Parent receives Tax Guidance, the Company Termination Fee shall be an amount equal to the Company Base Amount and the Company shall, upon receiving notice that Parent has received the Tax Guidance, pay to Parent the unpaid Company Base Amount within five (5) Business Days.  In the event that Parent is not able to receive the full Company Base Amount due to the above limitations, the Company shall place the unpaid amount in escrow by wire transfer within three (3) days of the date when the Company Termination Fee would otherwise be due but for the above limitations and shall not release any portion thereof to Parent unless and until Parent receives either one or a combination of the following once or more often: (x) a letter from Parent’s independent accountants indicating the maximum amount that can be paid at that time to Parent without causing Parent to fail to meet the REIT Requirements (calculated as described above), in which event the Company shall pay to Parent the lesser of the unpaid Company Base Amount or the maximum amount stated in the letter within five (5) Business Days after the Company has been notified thereof, or (y) a letter from Parent’s counsel indicating that Parent has received the Tax Guidance, in which event the Company shall pay to Parent the unpaid Company Base Amount within five (5) Business Days after the Company has been notified thereof.  The obligation of the Company to pay any unpaid portion of the Company Termination Fee shall terminate on the December 31 following the date which is five (5) years from the date the Company Termination Fee first becomes payable under Section 9.3(b).  Amounts remaining in escrow after the obligation of the Company to pay the Company Termination Fee terminates shall be released to the Company.

Section 9.4            Amendment.  Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the Parties hereto by action taken or authorized by the Company Board and the Parent Board, respectively, at any time before or after receipt of the Company Shareholder Approval and prior to the Partnership Merger Effective Time; provided, that after the Company Shareholder Approval has been obtained, there shall not be (a) any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Company Common Shares, or which by applicable Law or, in the case of Parent, in accordance with the rules of NYSE, requires the further approval of the shareholders of the Company or stockholders of Parent without such further approval of such shareholders or stockholders, or (b) any amendment or change not permitted under applicable Law.  This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto.

Section 9.5            Transfer Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp, recording, registration and any similar Taxes and fees (including any penalties, interest, fines, charges or other additions thereto) that become payable in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Partnership Merger Effective Time, the Parent Parties shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of Company Common Shares or Partnership OP Units, all Transfer Taxes.

ARTICLE 10

GENERAL PROVISIONS

Section 10.1          Nonsurvival of Representations and Warranties and Certain Covenants.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations and warranties, shall survive the Partnership Merger Effective Time.  The covenants to be performed prior to or at the Closing shall terminate at the Closing.  This Section 10.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Partnership Merger Effective Time.

Section 10.2          Notices.  All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given on the date of actual delivery if delivered personally, sent by overnight courier (providing proof of delivery) to the Parties or sent by facsimile or email of a pdf attachment (providing confirmation of transmission) at the following addresses or facsimile numbers (or at such other address or facsimile number for a Party as shall be specified by like notice); provided that any notice, request or consent under Section 6.1 shall also be delivered to the individuals listed on Section 10.2 of the Parent Disclosure Letter and any notice, request or consent under Section 6.2 shall also be delivered to the individuals listed on Section 10.2 of the Company Disclosure Letter:

(a)	if to the Company to:

RPT Realty
19 W 44th Street, Suite 1002
New York, NY 10036
Attention:	Brian Harper
Heather Ohlberg
Email:	bharper@rptrealty.com
hohlberg@rptrealty.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attn:      Mark S. Opper
Blake Liggio
Email:    mopper@goodwinlaw.com
bliggio@goodwinlaw.com

(b)	if to Parent to:

Kimco Realty Corporation
500 N. Broadway, Suite 201
Jericho, NY 11753
Attention:             Conor C. Flynn
Bruce M. Rubenstein
Email:	CFlynn@kimcorealty.com BRubenstein@kimcorealty.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY  10019
Attention:	David E. Shapiro
Steven R. Green
Fax No.:	(212) 403-2000
Email:	DEShapiro@wlrk.com
SRGreen@wlrk.com

Section 10.3          Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law or public policy in any jurisdiction, as to that jurisdiction, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party, and (d) such terms or other provision shall not affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced in any jurisdiction, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.4          Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties.  Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document form” (“pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 10.5          Entire Agreement.  This Agreement (including the Exhibits, the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement.

Section 10.6          No Third-Party Beneficiaries.  This Agreement is not intended to and shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns, except for the provisions of Article 2 and Article 3 (which entitles the holders of Company Common Shares, Company Series D Preferred Shares and Partnership OP Units to receive the Common Share Merger Consideration, the Preferred Share Merger Consideration and the Partnership Merger Consideration, respectively) and Section 7.5 (which from and after the Company Merger Effective Time shall be for the benefit of the Indemnified Parties). The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties.  Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 10.7 without notice or liability to any other person.  The representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Accordingly, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.7          Extension; Waiver.  At any time prior to the Partnership Merger Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained in this Agreement.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.  The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 10.8          Governing Law.  This Agreement and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or be related to this Agreement or the negotiation, execution or performance of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to its conflicts of laws principles (whether the State of Maryland or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Maryland.

Section 10.9          Consent to Jurisdiction.  Each Party irrevocably agrees (a) to submit itself to the exclusive jurisdiction and forum of the Circuit Court for Baltimore City (Maryland) or, if that court does not have jurisdiction, to the United Stated District Court for the State of Maryland, Northern Division (the “Maryland Courts”) for the purpose of any Action (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the transactions contemplated by this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement of this Agreement, (b) to request and/or consent to the assignment of any dispute arising out of this Agreement or the transactions contemplated by this Agreement or the actions of the Parties in the negotiation, administration, performance and enforcement of this Agreement to the Business and Technology Case Management Program of the Circuit Court for Baltimore City (Maryland), (c) that it will not attempt to deny or defeat such jurisdiction or forum by motion or other request for leave from any such court, (d) that it will not bring any Action relating to this Agreement or the transactions contemplated by this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement of this Agreement in any court other than the Maryland Courts, and (e) that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties agrees, that service of process may be made within or outside the State of Maryland, and agree that service of process on such Party at the address referred to in Section 10.2 (or such other address as may be specified in accordance with Section 10.2) by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service shall be deemed effective service of process. Service made pursuant to the foregoing sentence shall have the same legal force and effect as if served upon such Party personally within the State of Maryland.

Section 10.10        Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

Section 10.11        Specific Performance.  The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor.  It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article 9, each Party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which such Party is entitled at Law or in equity.

Section 10.12        Waiver of Jury Trial.  EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.12.

Section 10.13        Authorship.  The Parties agree that the terms and language of this Agreement are the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party.  Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

KIMCO REALTY CORPORATION

By:	/s/ Conor C. Flynn
Name: Conor C. Flynn
Title: Chief Executive Officer

KIMCO REALTY OP, LLC

By:	Kimco Realty Corporation,
its managing member

By:	/s/ Conor C. Flynn
Name: Conor C. Flynn
Title: Chief Executive Officer

TARPON ACQUISITION SUB, LLC

By:	Kimco Realty Corporation,
its sole member

By:	/s/ Conor C. Flynn
Name: Conor C. Flynn
Title: Chief Executive Officer

TARPON OP ACQUISITION SUB, LLC

By:	Kimco Realty OP, LLC,
its sole member

By:	Kimco Realty Corporation,
its managing member

By:	/s/ Conor C. Flynn
Name: Conor C. Flynn
Title: Chief Executive Officer

[Signature Page to the Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

RPT REALTY,
a Maryland real estate investment trust

By:	/s/ Brian L. Harper
Name: Brian L. Harper
Title: President and Chief Executive Officer

RPT REALTY, L.P.,
a Delaware limited partnership

By:	RPT Realty, a Maryland real estate investment trust, its general partner

By:	/s/ Brian L. Harper
Name: Brian L. Harper
Title: President and Chief Executive Officer

[Signature Page to the Agreement and Plan of Merger]

Exhibit A

Form of Articles Supplementary

KIMCO REALTY CORPORATION

ARTICLES SUPPLEMENTARY CLASSIFYING
1,849 SHARES OF 7.25% CLASS N CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK AND
1,849 SHARES OF 7.25% CLASS N EXCESS CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK

Kimco Realty Corporation, a Maryland corporation (the “Corporation”), certifies to the Maryland State Department of Assessments and Taxation that:

FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board of Directors” or the “Board”) in accordance with Article IV.D. of the charter of the Corporation (the “Charter”), the Board of Directors, by resolutions duly adopted on August 25, 2023, has (i) reclassified 1,849 shares of authorized but unissued Preferred Stock, $1.00 par value per share, of the Corporation (the “Preferred Stock”), as a separate class of Preferred Stock and designated the aforesaid class of Preferred Stock as “7.25% Class N Cumulative Convertible Perpetual Preferred Stock” with the following preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications and terms and conditions of redemption and (ii) reclassified 1,849 shares of authorized but unissued Preferred Stock as a separate class of Preferred Stock and designated the aforesaid class of Preferred Stock as “7.25% Class N Excess Cumulative Convertible Perpetual Preferred Stock” with the following preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications and terms and conditions of redemption, which, upon restatement of the Charter, shall be made a part of Article IV of the Charter, with any necessary or appropriate changes to the enumeration or lettering of sections or subsections thereof:

Section 1. Designation and Number of Shares. (i) A class of Preferred Stock, designated as the “7.25% Class N Cumulative Convertible Perpetual Preferred Stock” (the “Class N Preferred Stock”), is hereby established and the number of shares constituting such class initially shall be 1,849 and (ii) a class of Preferred Stock, designated as the “7.25% Class N Excess Cumulative Convertible Perpetual Preferred Stock” (the “Class N Excess Preferred Stock”), is hereby established and the number of shares constituting such class initially shall be 1,849.

Section 2. Maturity. The Class N Preferred Stock shall have no stated maturity and will not be subject to any sinking fund or mandatory redemption.

Section 3. Rank. The Class N Preferred Stock shall, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, rank (i) senior to all classes or series of Common Stock and each other class or series of shares of stock of the Corporation issued after the Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Class N Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation (collectively, the “Junior Stock”); (ii) on a parity, in all respects, with the Class L Preferred Stock, the Class M Preferred Stock and each other class or series of stock of the Corporation issued after the Issue Date in compliance with Section 10 of these Articles Supplementary, the terms of which expressly provide that such class or series will rank on a parity with the Class N Preferred Stock as to dividend rights or rights upon the voluntary or involuntary liquidation, winding-up or dissolution of the Corporation (collectively, the “Parity Stock”), and (iii) junior to each class or series of stock of the Corporation issued after the Issue Date in compliance with Section 10 of these Articles Supplementary, the terms of which expressly provide that such class or series will rank senior to the Class N Preferred Stock as to dividend rights or rights upon the voluntary or involuntary liquidation, winding-up or dissolution of the Corporation (collectively, the “Senior Stock”).

Section 4. Definitions. As used herein, the following terms shall have the following meanings:

(A)
“Accrued Dividends” means, with respect to any share of Class N Preferred Stock, as of any date, the accrued and unpaid dividends on such share (whether or not declared) from, and including, the most recent past Dividend Payment Date (or the Issue Date, if such date is prior to the first Dividend Payment Date) to, but not including, such date.

(B)
“Accumulated Dividends” means, with respect to any share of Class N Preferred Stock, as of any date, the aggregate accumulated and unpaid dividends, if any, on such share (whether or not declared) from the Issue Date until the most recent past Dividend Payment Date on or prior to such date.

(C)	“Additional Shares” has the meaning given to such term in Section 12(A).

(D)	“Aggregate Stock Ownership Limit” shall mean not more than 9.8% of the value of the outstanding shares of Capital Stock of the Corporation.

(E)
“Articles Supplementary” means the Articles Supplementary classifying the Class N Preferred Stock and Class N Excess Preferred Stock or, upon any restatement of the Charter, the terms of the Class N Preferred Stock and Class N Excess Preferred Stock.

(F)
“Beneficial Ownership” means ownership of stock by a Person who is or would be treated as an owner of stock either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code.  In addition, “Beneficial Ownership” shall include ownership of Capital Stock by a Person who meets any one of its tests for beneficial ownership as set forth under Rule 13d-3 of the Securities Exchange Act of 1934, as amended. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

(G)	“Board” or “Board of Directors” means the Board of Directors of the Corporation.

(H)	“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law or executive order to close.

(I)	“Cap Conversion Rate” has the meaning given to such term in Section 12(C)(ii).

(J)	“Capital Gains Amount” has the meaning given to such term in Section 5(E).

(K)	“Capital Stock” means all classes and series of stock of the Corporation, including, without limitation, Common Equity, Class L Preferred Stock, Class M Preferred Stock and Class N Preferred Stock.

(L)	“Certificated Class N Preferred Shares” has the meaning given to such term in Section 15(A)(v).

(M)	“Charter” means the charter of the Corporation.

(N)	“Class L Preferred Stock” means the 5.125% Class L Cumulative Redeemable Preferred Stock, $1.00 par value per share, of the Corporation.

(O)	“Class M Preferred Stock” means the 5.25% Class M Cumulative Redeemable Preferred Stock, $1.00 par value per share, of the Corporation.

(P)	“Class N Preferred Stock” has the meaning given to such term in Section 1.

(Q)	“Class N Preferred Stock Ownership Limit” has the meaning given to such term in Section 13(A)(i)(1).

(R)
“Closing Sale Price” of the Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the NYSE or, if the Common Stock is not listed on the NYSE, on the principal other national securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a national securities exchange, on the principal other market on which the Common Stock is then traded.  If the Common Stock is not so listed, the Closing Sale Price will be an amount determined in good faith by the Board to be the fair value of the Common Stock.

(S)	“Code” has the meaning given to such term in Section 5(E).

(T)
“Common Equity” means all shares now or hereafter authorized of any class of common stock of the Corporation, including the Common Stock, and any other stock of the Corporation, howsoever designated, authorized after the Issue Date, which has the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

(U)	“Common Stock” means the common stock, $0.01 par value per share, of the Corporation or any other shares of stock of the Corporation into which such Common Stock is reclassified or changed.

(V)
“Constructive Ownership” means ownership of Class N Preferred Stock or Class N Excess Preferred Stock by a Person who is or would be treated as an owner of such Class N Preferred Stock or Class N Excess Preferred Stock either directly or constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

(W)
“Continuing Directors” means: (i) individuals who on the Issue Date constituted the Board or (ii) any new directors whose election to the Board or whose nomination for election by the stockholders of the Corporation was approved by at least a majority of the Corporation’s directors then in office (or a duly constituted committee thereof) who were either directors on the Issue Date or whose election or nomination for election was previously so approved.

(X)	“Conversion Date” means, with respect to a conversion, the date on which a Holder has complied with all of the procedures set forth in Section 7(B) to effect such conversion.

(Y)	“Conversion Price” means, at any particular time, the Liquidation Preference for a share of Class N Preferred Stock divided by the Conversion Rate in effect at such time.

(Z)	“Conversion Rate” means [2,296.3][1] shares of Common Stock per share of Class N Preferred Stock, subject to adjustment as set forth in Section 7.

(AA)	“Corporation” means Kimco Realty Corporation, a Maryland corporation.

(BB)
“Daily VWAP” means the average of the per share volume-weighted average prices of the Common Stock for each day, as displayed under the heading “Bloomberg VWAP” on Bloomberg page “[●] <Equity> AQR (NYSE VWAP)” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on each such Trading Day (or if such volume-weighted average price is unavailable on any such day, the Closing Sale Price shall be used for such day). The per share volume-weighted average price on each such day shall be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

(CC)	“Depositary Shares” has the meaning given to such term in Section 16.

(DD)
“Dividend Parity Stock” means all classes or series of shares of stock of the Corporation ranking on a parity with the Class N Preferred Stock as to dividends, including the Class L Preferred Stock and the Class M Preferred Stock.

(EE)	“Dividend Payment Date” has the meaning given to such term in Section 5(B).

(FF)	“Dividend Record Date” has the meaning given to such term in Section 5(B).

(GG)	“DTC” or “Depository” means The Depository Trust Company, or any successor depository.

(HH)
“Excepted Holder” means a Holder granted an exception by the Board in accordance with Article IV(B)(4)(l) of the Charter or Section 13(H) of the Articles Supplementary, which with respect to the Class N Preferred Stock may also include an exception to the Aggregate Stock Ownership Limit.

(II)	“Excepted Holder Limit” means any limit set by the Board when granting an exception to an Excepted Holder.

(JJ)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(KK)
“Ex-Date” means the first date on which the Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question from the Corporation or, if applicable, from the seller of the Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

(LL)	“Extraordinary Transaction” has the meaning given to such term in Section 10(F).

(MM)	“Fundamental Change” means the occurrence of any of the following:

1 To be equal to the Conversion Rate applicable to the RPT Series D Preferred Shares as of the closing, multiplied by (x) the Exchange Ratio and (y) 1,000. The number above is calculated based on the Conversion Rate as of the date of the Merger Agreement.

(i)
any Person is or becomes the “Beneficial Owner,” directly or indirectly, through a purchase, merger or other transaction, of 50% or more of the total voting power of all classes of the Corporation’s Voting Stock;

(ii)
the Corporation consolidates with, or merges with or into, another Person or any Person consolidates with or merges with or into the Corporation, or the Corporation conveys, transfers, leases or otherwise disposes of all or substantially all of its assets or all or substantially all of the assets of the Corporation and its subsidiaries on a consolidated basis to any Person (whether in one transaction or a series of related transactions), other than:

(a)
any transaction pursuant to which the holders of the Corporation’s Voting Stock immediately prior to the transaction collectively have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all classes of the voting shares or voting stock of the continuing or surviving Person immediately after the transaction; or

(b)
any merger solely for the purpose of changing the Corporation’s jurisdiction of formation and resulting in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of common stock or common shares of beneficial interest of the surviving entity;

(iii)	the first day on which a majority of the members of the Board does not consist of “Continuing Directors”;

(iv)	the approval of a plan of liquidation or dissolution for the Corporation; or

(v)	the Common Stock ceasing to be listed on a national securities exchange;

provided, however, that notwithstanding the foregoing, a Fundamental Change shall be deemed not to have occurred in the case of a merger or consolidation if (i) at least 90% of the consideration for the Common Stock (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation consists of common shares of beneficial interest or common stock of a corporation or other entity organized and existing under the laws of the United States or any state thereof and traded on a national securities exchange (or which will be so traded when issued or exchanged in connection with such transaction) (“Publicly Traded Common Stock”) and (ii) as a result of such transaction or transactions, the Class N Preferred Stock become convertible into such Publicly Traded Common Stock.

(B)	“Fundamental Change Effective Date” means the date on which a Fundamental Change event occurs.

(C)	“Fundamental Change Expiration Date” has the meaning given to such term in Section 11(B).

(D)	“Fundamental Change Notice” has the meaning given to such term in Section 11(A).

(NN)	“Global Class N Preferred Shares” has the meaning given to such term in Section 15(A)(ii).

(OO)	“Holder” means a holder of record of the Class N Preferred Stock.

(PP)	“IRS” means the United States Internal Revenue Service.

(QQ)	“Issue Date” means [●].[2]

(RR)	“Junior Stock” has the meaning given to such term in Section 3.

(SS)	“Liquidation Preference” shall mean, with respect to each share of Class N Preferred Stock, $50,000.00.

(TT)	“Make-Whole Premium” has the meaning given to such term in Section 12(A).

(UU)	“Mandatory Conversion Date” has the meaning given to such term in Section 8(B).

(VV)
“Market Disruption Event” means (1) a failure by the NYSE or, if the Common Stock is not listed on the NYSE, the principal U.S. national securities exchange on which the Common Stock is listed or, if the Common Stock is not listed on a national securities exchange, on the principal other market on which the Common Stock is then traded, to open for trading during its regular trading session or (2) the occurrence or existence prior to 1:00 p.m. (New York City time) on any Trading Day for the Common Stock of an aggregate one-half hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Common Stock or in any options, contracts or future contracts relating to the Common Stock.

2 The closing date.

(WW)
“Market Price” means the price of the Class N Preferred Stock (i) as determined by multiplying by one thousand the last reported sales price of the Depositary Shares reported on the NYSE on the trading day immediately preceding the relevant date or, (ii) if the Depositary Shares are not then traded on the NYSE, as determined by multiplying by one thousand the last reported sales price of the Depositary Shares on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the Depositary Shares may be traded or, (iii) if the Depositary Shares are not then traded over any exchange or quotation system, as determined in good faith by the Board of Directors.

(XX)	“Market Value” means the average of the Daily VWAP of the Common Stock for each day during a 10 consecutive Trading Day period ending immediately prior to the date of determination.

(YY)	“NYSE” means the New York Stock Exchange.

(ZZ)	“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, the Secretary or any Assistant Secretary of the Corporation.

(AAA)	“Officers’ Certificate” means a certificate signed by two Officers.

(BBB)	“Ownership Limit” means the Class N Preferred Stock Ownership Limit and the Aggregate Stock Ownership Limit, as applicable.

(CCC)	“Parity Stock” has the meaning given to such term in Section 3.

(DDD)
“Parity Voting Preferred” means all series of Preferred Stock that are Parity Stock upon which voting rights equivalent to those in Section 10 have been conferred and are exercisable, including the Class L Preferred Stock and the Class M Preferred Stock.

(EEE)
“Person” means any person, including without limitation any syndicate or group, that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act and the rules of the Securities and Exchange Commission thereunder.

(FFF)	“Preferred Equity Stock” means shares of stock that are either Class N Preferred Stock or Class N Excess Preferred Stock.

(GGG)	“Preferred Stock” means the preferred stock, $1.00 par value per share, of the Corporation.

(HHH)	“Preferred Stock Directors” has the meaning given to such term in Section 10(B).

(III)
“Purported Beneficial Transferee” means, with respect to any purported Transfer or other event which results in Class N Excess Preferred Stock, the purported beneficial transferee or owner for whom the Purported Record Transferee would have acquired or owned shares of Class N Preferred Stock if such Transfer or ownership had been valid under Section 13(A).

(JJJ)
“Purported Record Transferee” shall mean, with respect to any purported Transfer or other event which results in Class N Excess Preferred Stock, the record holder of the Preferred Equity Stock if such Transfer or ownership had been valid under Section 13(A).

(KKK)	“Reference Dividend” has the meaning given to such term in Section 7(D)(iv).

(LLL)	“Reference Property” has the meaning given to such term in Section 7(H).

(MMM)	“REIT” has the meaning given to such term in Section 5(F).

(NNN)	“Senior Stock” has the meaning given to such term in Section 3.

(OOO)
“Share Price” means, in connection with a transaction that constitutes a Fundamental Change: (i) the cash amount paid per share of Common Stock if the holders of Common Stock receive only cash in such transaction; or (ii) in any other situation, the average Closing Sale Price of the Common Stock on the five Trading Days prior to, but not including, the Fundamental Change Effective Date in respect of such Fundamental Change.

(PPP)	“Spin-Off” has the meaning given to such term in Section 7(D)(iii).

(QQQ)	“Total Dividends” has the meaning given to such term in Section 5(E).

(RRR)
“Trading Day” means a day during which (i) trading in securities generally occurs on the NYSE or, if the Common Stock is not listed on the NYSE, on the other principal national securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a national securities exchange, on the principal other market on which the Common Stock is then traded and (ii) there is no Market Disruption Event. A “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system. If the Common Stock is not so listed or traded, “Trading Day” means a Business Day.

(SSS)	“Transaction” has the meaning given to such term in Section 7(H).

(TTT)
“Transfer” means any sale, transfer, gift, assignment, devise or other disposition of Preferred Equity Stock or Depositary Shares, including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Preferred Equity Stock or Depositary Shares or (ii) the sale, transfer, assignment or other disposition of any securities (or rights convertible into or exchangeable for Preferred Equity Stock or Depositary Shares), whether voluntary or involuntary, whether of record or Beneficially or Constructively (including but not limited to transfers of interests in other entities which result in changes in Beneficial or Constructive Ownership of Preferred Equity Stock or Depositary Shares), and whether by operation of law or otherwise.

(UUU)
“Transfer Agent” means Equinity Trust Company, acting as the Corporation’s duly appointed transfer agent, registrar, conversion agent and dividend disbursing agent for the Class N Preferred Stock. The Corporation may, in its sole discretion, remove the Transfer Agent with 10 days’ prior notice to the Transfer Agent; provided that the Corporation shall appoint a successor Transfer Agent which shall accept such appointment prior to the effectiveness of such removal.

(VVV)	“Trigger Event” has the meaning given to such term in Section 7(D)(vi).

(WWW)	“Trust” means the trust created pursuant to Section 13(J)(i).

(XXX)	“Trustee” shall mean the Corporation as trustee for the Trust, and any successor trustee appointed by the Corporation.

(YYY)
“Voting Stock” with respect to any Person means the shares of stock of such Person that are at the time entitled, without regard to the occurrence of any contingency, to vote generally in the election of the board of directors (or comparable governing body of such Person).

Section 5. Dividends.

(A)
Subject to the preferential rights of holders of any class or series of shares of stock of the Corporation ranking senior to the Class N Preferred Stock as to the payment of dividends, the Holders of the Class N Preferred Stock are entitled to receive, when, as and if declared by the Board, out of funds of the Corporation legally available for the payment of quarterly, cumulative preferential cash dividends, an amount per share equal to 7.25% of the Liquidation Preference per annum (equivalent to a fixed annual amount of $3,625.00 per share), payable in equal amounts of $906.25 per share of Class N Preferred Stock quarterly.

(B)
Dividends on the Class N Preferred Stock shall begin to accrue and will be fully cumulative starting from [●][3] and shall be payable quarterly when, if and as authorized by the Board, in equal amounts in arrears on January 15, April 15, July 15 and October 15 of each year or, if not a Business Day, the next succeeding Business Day commencing [●][4] (each, a “Dividend Payment Date”), and no interest or additional dividends or other sums shall accrue on the amount so payable from such date to such next succeeding Business Day. Any dividend payable on the Class N Preferred Stock for any partial dividend period that ends prior to a Dividend Payment Date will be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to Holders as they appear in the share records of the Corporation at the close of business on the applicable record date, which shall be the 20th day of the calendar month immediately preceding the month in which the applicable Dividend Payment Date falls or such other date designated by the Board that is not more than 30 nor less than 10 days prior to the applicable Dividend Payment Date (each, a “Dividend Record Date”). Notwithstanding any provision to the contrary contained herein, each outstanding share of Class N Preferred Stock will be entitled to receive a dividend with respect to any Dividend Record Date equal to the dividend paid with respect to each other share of Class N Preferred Stock that is outstanding on such date.  For the avoidance of doubt, notwithstanding anything to the contrary set forth in these Articles Supplementary, each share of Class N Preferred Stock issued and outstanding on the Dividend Record Date for the first Dividend Payment Date following the Issue Date shall accrue dividends from [●][5] and shall receive the same dividend payment regardless of the date on which such share of Class N Preferred Stock was actually issued. As used herein, the term “dividend period” for the Class N Preferred Stock means the period from and including [●][6] and ending on and excluding the next Dividend Payment Date, and each subsequent period from and including such Dividend Payment Date and ending on and excluding the next following Dividend Payment Date.

(C)
No dividends on the Class N Preferred Stock shall be declared or paid or set apart for payment by the Board if such declaration, payment or setting apart for payment would violate any agreement of the Corporation or is restricted or prohibited by law.

(D)
Notwithstanding the foregoing Section 5(C), dividends on the Class N Preferred Stock will accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Class N Preferred Stock will not bear interest and Holders will not be entitled to any dividends whether payable in cash, property or shares of any class or series of shares of stock (including Class N Preferred Stock) in excess of the full cumulative dividends described above. Any dividend payment made on the Class N Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to such shares that remains payable.

(E)
If, for any taxable year, the Corporation elects to designate as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended (the “Code”)) any portion (the “Capital Gains Amount”) of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of shares of stock (the “Total Dividends”), then the portion of the Capital Gains Amount that shall be allocable to the Holders shall be the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the Holders for the year bears to the Total Dividends. The Corporation will make a similar allocation for each taxable year with respect to any undistributed long-term capital gains of the Corporation that are to be included in its shareholders’ long-term capital gains, based on the allocation of the Capital Gains Amount that would have resulted if such undistributed long-term capital gains had been distributed as “capital gains dividends” by the Corporation to its stockholders.

(F)
No dividends or other distributions (other than a dividend or distribution payable solely in Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock) and cash in lieu of fractional shares) will be declared, made or paid or set apart for payment on any Parity Stock or Junior Stock, nor may any Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Stock or Junior Stock) by the Corporation or on its behalf (except by conversion into or exchange for Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock)) unless full Accumulated Dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Class N Preferred Stock and any Dividend Parity Stock for all dividend periods ending on or prior to the date of such declaration, payment, set apart, redemption, purchase or acquisition; provided, that the foregoing restriction will not limit the acquisition of Parity Stock or Junior Stock solely to the extent necessary to preserve the Corporation’s qualification as a Real Estate Investment Trust (a “REIT”).

3 The last dividend payment date prior to the closing of the Company Merger.
4 The first dividend payment date following the closing of the Company Merger.
5 The last dividend payment date prior to the closing of the Company Merger.
6 The last dividend payment date prior to the closing of the Company Merger.

(G)
Notwithstanding the limitations of Section 5(F), when dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Class N Preferred Stock and all Dividend Parity Stock, all dividends declared upon the Class N Preferred Stock and any Dividend Parity Stock shall be declared pro rata so that the amount of dividends declared per share of Class N Preferred Stock and per share of such Dividend Parity Stock shall in all cases bear to each other the same ratio that Accumulated Dividends per share of Class N Preferred Stock and accumulated dividends per share of such other Dividend Parity Stock (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Dividend Parity Stock does not have a cumulative dividend) bear to each other.

(H)
The Holders at the close of business on a Dividend Record Date shall be entitled to receive the dividend payment on their shares of Class N Preferred Stock on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following that Dividend Record Date or the Corporation’s failure to pay the dividend due on that Dividend Payment Date. However, Class N Preferred Stock surrendered for conversion at the option of a Holder pursuant to Section 7 during the period between the close of business on any Dividend Record Date and the close of business on the Business Day immediately preceding the applicable Dividend Payment Date must be accompanied by payment of an amount of cash equal to the dividend payable on such shares on that Dividend Payment Date. A Holder on a Dividend Record Date that surrenders (or whose transferee surrenders) any shares for conversion on the corresponding Dividend Payment Date shall receive the dividend payable by the Corporation on such shares of Class N Preferred Stock on that date, and the converting Holder need not include payment in the amount of such dividend upon surrender of its shares of Class N Preferred Stock for conversion. Except as provided in Section 8 and Section 11, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted Class N Preferred Stock or for dividends on the Common Stock issued upon conversion.

Section 6. Liquidation Preference.

(A)
Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, the Holders shall be entitled to receive and to be paid out of the assets of the Corporation legally available for distribution to its shareholders, in cash or property at its fair market value as determined by the Board, the Liquidation Preference, plus an amount equal to any Accumulated Dividends and Accrued Dividends (whether or not earned or declared) to (but not including) the date of payment, before any payment or distribution of assets is made to holders of the Junior Stock, but subject to the preferential rights of the holders of any class or series of Senior Stock. Upon the payment in full of such liquidation preference and all such Accumulated Dividends and Accrued Dividends, the Holders will have no right or claim to any remaining assets of the Corporation.

(B)
If, upon any liquidation, dissolution or winding-up of the affairs of the Corporation, the assets of the Corporation available for distribution to the Holders shall be insufficient to permit payment in full to such Holders the sums that such Holders are entitled to receive in such case (including, if applicable, Accumulated Dividends and Accrued Dividends), then all of the assets available for distribution to the Holders shall be distributed among and paid to the Holders ratably in proportion to the respective amounts that would be payable to such Holders if such assets were sufficient to permit payment in full; provided that all such distributions and payments to the Holders shall be made on a pari passu basis with the holders of the Parity Stock.

(C)
For the purposes of this Section 6, the consolidation or merger of the Corporation with or into any other company, a statutory share exchange by the Corporation, or the voluntary sale, lease or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding-up of the affairs of the Corporation.

(D)
The Corporation shall provide the Holders with notice of any event triggering the right to receive a distribution upon a liquidation, dissolution or winding up of the affairs of the Corporation not less than 30 calendar days nor more than 60 calendar days prior to the applicable distribution payment date.

(E)
In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of the Corporation or otherwise is permitted under Maryland law, no effect shall be given to amounts that would be needed if the Corporation would be dissolved at the time of the distribution to satisfy the` preferential rights upon dissolution of holders of the Corporation’s shares whose preferential rights upon dissolution are superior to those receiving the distribution.

Section 7. Conversion.

(A)
Each Holder shall have the right, at any time, at its option, to convert, subject to the terms and provisions of this Section 7(A) and Section 13, any or all of such Holder’s shares of Class N Preferred Stock into such whole number of fully paid and nonassessable shares of Common Stock per converted share of Class N Preferred Stock as is equal, subject to Section 7(H), to the Conversion Rate in effect on the Conversion Date.

(B)
The conversion right of a Holder shall be exercised by the Holder by the surrender to the Corporation of the certificates representing shares to be converted at any time during usual business hours at its principal place of business or the offices of its duly appointed Transfer Agent to be maintained by it, accompanied by (i) written notice to the Corporation in substantially the form of Exhibit A hereto that the Holder elects to convert all or a portion of the shares of Class N Preferred Stock represented by such certificate and specifying the name or names (with address) in which a certificate or certificates for shares of Common Stock are to be issued, (ii) (if so required by the Corporation or its duly appointed Transfer Agent) a written instrument or instruments of transfer and endorsements in form reasonably satisfactory to the Corporation or its duly appointed Transfer Agent duly executed by the Holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required pursuant to Section 7(J), (iii) funds for the payment of any share transfer, documentary, stamp or similar taxes not payable by the Corporation and (iv) any payment required pursuant to Section 5(H). The Corporation will deliver a share certificate or certificates representing the shares of Common Stock delivered in connection with a conversion, together with, if applicable, any payment of cash dividends and cash in lieu of fractional shares, to the Holder, or in the case of shares of Class N Preferred Stock held in global certificates, the Transfer Agent will deliver the Common Stock by a book-entry transfer through DTC. Such delivery will be made as promptly as practicable, but in no event later than three Business Days following the Conversion Date.

(C)
As of the close of business on the Conversion Date with respect to a conversion, a converting Holder shall be deemed to be the holder of record of shares of Common Stock issuable upon conversion of such Holder’s shares of Class N Preferred Stock notwithstanding that the share register of the Corporation shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to such Holder. On the Conversion Date, all rights with respect to the shares of Class N Preferred Stock so converted, including the rights, if any, to receive notices, will terminate, except only the rights of the Holders thereof to (i) receive the number of whole shares of Common Stock into which such shares of Class N Preferred Stock have been converted (with such adjustment or cash payment for fractional shares as the Corporation may elect pursuant to Section 14); (ii) receive a Make-Whole Premium or any other shares of Common Stock or other consideration, if any, payable upon a Fundamental Change, in accordance with Section 11 and Section 12; (iii) receive Reference Property, if any, issuable pursuant to Section 7(H) in lieu of shares of Common Stock upon conversion; and (iv) exercise the rights to which they are thereafter entitled as holders of Common Stock and/or any other property receivable by the Holder upon such conversion. Prior to the close of business on the Conversion Date, the Common Stock issuable upon conversion of the Class N Preferred Stock will not be deemed to be outstanding for any purpose and the Holders will have no rights with respect to such Common Stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the Common Stock, by virtue of holding the Class N Preferred Stock.

(D)	The Conversion Rate shall be subject to the following adjustments (except as provided in Section 7(E)), without duplication:

(i)
If the Corporation issues shares of Common Stock as a dividend or distribution on Common Stock, or if the Corporation effects a share split or share combination, the Conversion Rate will be adjusted based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the open of business on the Ex-Date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be;

CR1 = the Conversion Rate in effect immediately after the open of business on the Ex-Date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be;

OS0 = the number of shares of Common Stock outstanding immediately prior to the open of business on the Ex-Date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be; and

OS1 = the number of shares of Common Stock outstanding immediately after such dividend or distribution, or such share split or share combination, as the case may be.

Any adjustment made under this Section 7(D)(i) shall become effective immediately after the open of business on the Ex-Date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination. If any dividend or distribution of the type described in this Section 7(D)(i) is declared but not so paid or made, or any share split or combination of the type described in this Section 7(D)(i) is announced but the outstanding shares of Common Stock are not split or combined, as the case may be, the Conversion Rate shall be immediately readjusted, effective as of the date the Board determines not to pay such dividend or distribution, or not to split or combine the outstanding shares of Common Stock, as the case may be, to the Conversion Rate that would then be in effect if such dividend, distribution, share split or share combination had not been declared or announced.

(ii)
If the Corporation distributes to all or substantially all holders of its Common Stock any rights, options or warrants entitling them, for a period expiring not more than 45 days immediately following the record date of such distribution, to purchase or subscribe for Common Stock at a price per share less than the average of the Daily VWAP of the Common Stock over the 10 consecutive Trading-Day period ending on the Trading Day immediately preceding the Ex-Date for such distribution, the Conversion Rate will be increased based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the open of business on the Ex-Date for such distribution;

CR1 = the Conversion Rate in effect immediately after the open of business on the Ex-Date for such distribution;

OS0 = the number of shares of Common Stock outstanding immediately prior to the open of business on the Ex-Date for such distribution;

X = the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y = the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the Daily VWAP of the Common Stock over the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Date for such distribution.

Any increase made under this Section 7(D)(ii) will be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the open of business on the Ex-Date for such distribution. To the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so distributed, the Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such Ex-Date for such distribution had not occurred.

In determining whether any rights, options or warrants entitle the holders to subscribe for or purchase Common Stock at less than such average of the Daily VWAP for the 10 consecutive Trading-Day period ending on the Trading Day immediately preceding the Ex-Date for such distribution, and in determining the aggregate offering price of such Common Stock, there shall be taken into account any consideration received by the Corporation for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board in its good faith judgment.

(iii)
If the Corporation distributes its shares of stock, evidences of its indebtedness or other assets, securities or property, to all or substantially all holders of Common Stock, excluding: (A) dividends or distributions referred to in Sections 7(D)(i) and 7(D)(ii); (B) Spin-Offs to which the provisions set forth in the latter portion of this Section 7(D)(iii) shall apply; and (C) dividends or distributions paid exclusively in cash referred to in Section 7(D)(iv), then the Conversion Rate will be increased based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the open of business on the Ex-Date for such distribution;

CR1 = the Conversion Rate in effect immediately after the open of business on the Ex-Date for such distribution;

SP0 = the average of the Daily VWAP of the Common Stock over the 10 consecutive Trading-Day period ending on the Trading Day immediately preceding the Ex-Date for such distribution; and

FMV = the fair market value (as determined by the Board in its good faith judgment) of the shares of stock, evidences of indebtedness, assets, securities or property distributable with respect to each outstanding share of Common Stock on the Ex-Date for such distribution.

If “FMV” (as defined above) is equal to or greater than the “SP0” (as defined above), in lieu of the foregoing increase, each Holder shall receive in respect of each share of Class N Preferred Stock owned by it, at the same time and upon the same terms as holders of the Common Stock, the amount and kind of the Corporation’s shares of stock, evidences of indebtedness, other assets, securities or property that such Holder would have received as if such Holder owned a number of shares of Common Stock equal to the Conversion Rate in effect on the Ex-Date for the distribution.

Any increase made under the foregoing portion of this Section 7(D)(iii) will become effective immediately after the open of business on the Ex-Date for such distribution.

With respect to an adjustment made pursuant to this Section 7(D)(iii) where there has been a payment of a dividend or other distribution on the Common Stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit where such shares of stock or similar equity interest is listed or quoted (or will be listed or quoted upon consummation of the Spin-Off) on a national securities exchange (a “Spin-Off”), the Conversion Rate in effect immediately before 5:00 p.m. (New York City time) on the tenth Trading Day immediately following, and including, the Ex-Date for the Spin-Off will be increased based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the close of business on the tenth Trading Day immediately following, and including, the Ex-Date for the Spin-Off;

CR1 = the Conversion Rate in effect immediately after the close of business on the tenth Trading Day immediately following, and including, the Ex-Date for the Spin-Off;

FMV = the average of the volume-weighted average sale prices of the shares of stock or similar equity interest distributed to holders of the Common Stock applicable to one share of Common Stock over the 10 consecutive Trading Day period immediately following, and including, the Ex-Date for the Spin-Off; and

MP0 = the average of the Daily VWAP of the Common Stock over the 10 consecutive Trading Day period immediately following, and including, the Ex-Date for the Spin-Off.

The adjustment to the Conversion Rate under the preceding paragraph will occur at the close of business on the tenth Trading Day immediately following, and including, the Ex-Date for the Spin-Off; provided that, for purposes of determining the Conversion Rate, in respect of any conversion during the 10 Trading Days following, and including, the effective date of any Spin-Off, references within the portion of this Section 7(D)(iii) related to Spin-Offs to 10 consecutive Trading Days shall be deemed replaced with such lesser number of consecutive Trading Days as have elapsed between the effective date of such Spin-Off and the relevant Conversion Date.

If the dividend or distribution described in this Section 7(D)(iii) is declared but not so paid or made, the new Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(iv)
If any cash dividend or distribution is made to all or substantially all holders of the Common Stock (excluding any dividend or distribution in connection with the liquidation, dissolution or winding-up of the affairs of the Corporation) during any quarterly fiscal period of the Corporation in an aggregate amount that, together with other cash dividends or distributions made during such quarterly fiscal period, exceeds the product of $[0.27][7] (the “Reference Dividend”), multiplied by the number of shares of Common Stock outstanding on the record date for such distributions, the Conversion Rate will be increased based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the open of business on the Ex-Date for such dividend or distribution;

CR1 = the Conversion Rate in effect immediately after the open of business on the Ex-Date for such dividend or distribution;

SP0 = the average of the Daily VWAP of the Common Stock over the 10 consecutive Trading Day period immediately preceding the Ex-Date for such dividend or distribution; and

C = the amount in cash per share of Common Stock distributed to holders of the Common Stock that exceeds the Reference Dividend.

Such increase shall become effective immediately after the open of business on the Ex-Date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder shall receive in respect of each share of Class N Preferred Stock owned by it, at the same time as the holders of Common Stock receive the applicable dividend or other distribution, an amount of cash equal to C multiplied by the number of shares of Common Stock equal to the Conversion Rate in effect on the Ex-Date for such cash dividend or distribution.

The Reference Dividend shall be adjusted in a manner inversely proportional to adjustments made to the Conversion Rate; provided that no adjustment will be made to the Reference Dividend amount for any adjustment made to the Conversion Rate under this Section 7(D)(iv).

Notwithstanding the foregoing, if an adjustment is required to be made under this Section 7(D)(iv) as a result of a distribution that is not a regular quarterly dividend, the Reference Dividend amount will be deemed to be zero.

(v)
If the Corporation or any of its subsidiaries makes a payment in respect of a tender offer or exchange offer for Common Stock, if the cash and value of any other consideration included in the payment per share of Common Stock exceeds the average of the Daily VWAP of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Rate will be increased based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the close of business on the last Trading Day of the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

CR1 = the Conversion Rate in effect immediately after the close of business on the last Trading Day of the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration (as determined in good faith by the Board) paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires;

OS1 = the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to such tender offer or exchange offer and excluding fractional shares); and

SP1 = the average of the Daily VWAP of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires.

7 To be equal to $0.1633 divided by the Exchange Ratio.

The increase to the Conversion Rate under this Section 7(D)(v) will occur at the close of business on the tenth Trading Day immediately following, but excluding, the date such tender or exchange offer expires; provided that, for purposes of determining the Conversion Rate, in respect of any conversion during the 10 Trading Days immediately following, but excluding, the date that any such tender or exchange offer expires, references within this Section 7(D)(v) to 10 consecutive Trading Days shall be deemed replaced with such lesser number of consecutive Trading Days as have elapsed between the date such tender or exchange offer expires and the relevant conversion date.

(vi)
If the Corporation issues rights, options or warrants that are only exercisable upon the occurrence of certain triggering events (each, a “Trigger Event”), then the Conversion Rate will not be adjusted pursuant to Section 7(D)(ii) or Section 7(D)(iii), as applicable, until the earliest Trigger Event occurs, and the Conversion Rate shall be readjusted to the extent any of these rights, options or warrants are not exercised before they expire.

(vii)
Notwithstanding anything in this Section 7(D) to the contrary, if a Conversion Rate adjustment becomes effective pursuant to the any of the foregoing clauses (i), (ii), (iii), (iv) or (v) of this Section 7(D) on any Ex-Date as described above, and a Holder that converts its Class N Preferred Stock on or after such Ex-Date and on or prior to the related record date would be treated as the record holder of Common Stock as of the related Conversion Date set forth in Section 7(B) based on an adjusted Conversion Rate for such Ex-Date, then, notwithstanding the foregoing Conversion Rate adjustment provisions, the Conversion Rate adjustment relating to such Ex-Date will not be made for such converting Holder. Instead, such Holder will be treated as if such Holder were the record owner of the Common Stock on an un-adjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

(viii)
Notwithstanding anything in this Section 7(D) to the contrary, no adjustment under this Section 7(D) need be made to the Conversion Rate unless such adjustment would require an increase or decrease of at least 1% of the Conversion Rate then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% of such Conversion Rate; provided that on the date of an optional conversion (including any conversion in connection with a Fundamental Change) or the date of a mandatory conversion pursuant to Section 8, adjustments to the Conversion Rate will be made with respect to any such adjustment carried forward that has not been taken into account before such date. In addition, at the end of each fiscal year, the Conversion Rate shall be adjusted to give effect to any adjustment or adjustments so carried forward, and such adjustments will no longer be carried forward and taken into account in any subsequent adjustment. Adjustments to the Conversion Rate will be calculated to the nearest 1/10,000th of a share.

(ix)
To the extent permitted by law and the continued listing requirements of the NYSE (or any stock exchange on which the Common Stock may then be listed), the Corporation may, from time to time, increase the Conversion Rate by any amount for a period of at least 20 Business Days or any longer period permitted or required by law, so long as the increase is irrevocable during that period and the Board determines that the increase is in the Corporation’s best interests. The Corporation will mail a notice of the increase to registered Holders at least 15 calendar days before the day the increase commences. In addition, the Corporation may, but is not obligated to, increase the Conversion Rate as it determines to be advisable in order to avoid or diminish taxes to recipients of certain distributions.

(x)
To the extent that the Corporation has a shareholder rights plan or agreement (i.e., a “poison pill”) in effect upon conversion of the Class N Preferred Stock, the Holders will receive, upon a conversion of such shares of Class N Preferred Stock, in addition to shares of Common Stock, rights under the shareholder rights plan or agreement with respect to the shares of Common Stock received upon conversion unless, prior to conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from the Common Stock. If the rights provided for in any rights plan or agreement that the Board has adopted have separated from the Common Stock in accordance with the provisions of the applicable shareholder rights plan or agreement so that the Holders would not be entitled to receive any rights in respect of the Common Stock that the Corporation delivers upon conversion of the Class N Preferred Stock, the Conversion Rate will be adjusted at the time of separation as if the Corporation had distributed to all holders of Common Stock evidences of indebtedness or other assets or property pursuant to Section 7(D)(iii), subject to readjustment upon the subsequent expiration, termination or redemption of the rights.

(E)
Notwithstanding anything to the contrary in Section 7(D), no adjustment to the Conversion Rate shall be made with respect to any transaction described in Section 7(D) (other than for share splits or share combinations) if the Corporation makes provision for each Holder to participate in the transaction, at the same time as holders of the Common Stock participate, without conversion, as if such Holder held a number of shares of Common Stock in respect of each share of Class N Preferred Stock held by such Holder equal to the Conversion Rate in effect on the Ex-Date or effective date.

(F)
The Conversion Rate will not be adjusted: (i) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities; (ii) upon the issuance of any shares of Common Stock, restricted shares or restricted share units, nonqualified share options, incentive share options or any other options or rights (including share appreciation rights) to purchase shares of Common Stock pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, the Corporation or any of its subsidiaries; (iii) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described above in clause (ii) of this Section 7(F) and outstanding as of the Issue Date; (iv) for Accrued Dividends, if any; (v) for Accumulated Dividends, if any; (vi) upon the repurchase of any shares of Common Stock pursuant to an open-market share repurchase program or other buy-back transaction that is not a tender offer or exchange offer; or (vii) for a change in the par value of the Common Stock.

(G)
The Corporation shall not take any action that would require an adjustment to the Conversion Rate such that the Conversion Price, as adjusted to give effect to such action, would be less than the then applicable par value per share of Common Stock, except that the Corporation may undertake a share split or similar event if such share split results in a corresponding reduction in the par value per share of Common Stock such that the as-adjusted new Conversion Price per share would not be below the new as-adjusted par value per share of Common Stock following such share split or similar transaction and the Conversion Rate is adjusted as provided under Section 7(D)(i) and any other provision of Section 7(D). The Corporation also shall not take any action that would result in an adjustment to the Conversion Rate in a manner that does not comply with any applicable stockholder approval rules of the NYSE or any other stock exchange on which the Common Stock is listed at the relevant time.

(H)
In the case of any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision, combination or reclassification described in Section 7(D)(i)), a consolidation, merger or combination involving the Corporation, a sale, lease or other transfer to a third party of all or substantially all of the assets of the Corporation (or the Corporation and its subsidiaries on a consolidated basis), or any statutory share exchange, in each case as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any of the foregoing, a “Transaction”), then, at the effective time of the Transaction, the right to convert each share of Class N Preferred Stock will be changed into a right to convert such share of Class N Preferred Stock into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) (the “Reference Property”) that a Holder would have received in respect of the shares of Common Stock issuable upon conversion of such shares of Class N Preferred Stock immediately prior to such Transaction. If a Transaction also constitutes a Fundamental Change, a Holder who converts its shares of Class N Preferred Stock in connection with such Fundamental Change will, if applicable, also be entitled to receive additional shares of Common Stock in connection with such conversion as described in Section 11, in which case the converting Holder would also receive Reference Property in lieu of such additional shares of Common Stock. In the event that holders of Common Stock have the opportunity to elect the form of consideration to be received in the Transaction, the Corporation shall make adequate provision whereby the Holders shall have a reasonable opportunity to determine the form of consideration into which all of the shares of Class N Preferred Stock, treated as a single class, shall be convertible from and after the effective date of the Transaction. Such determination shall be based on the weighted average of elections made by the Holders who participate in such determination, shall be subject to any limitations to which all holders of Common Stock are subject, such as pro rata reductions applicable to any portion of the consideration payable in the Transaction, and shall be conducted in such a manner as to be completed by the date which is the earliest of (a) the deadline for elections to be made by holders of Common Stock and (b) two Business Days prior to the anticipated effective date of the Transaction. The provisions of this Section 7(H) and any equivalent thereof in any such securities similarly shall apply to successive Transactions. The Corporation shall not become a party to any Transaction unless its terms are consistent with the foregoing.

(I)
The Corporation shall at all times reserve and keep available for issuance upon the conversion of the Class N Preferred Stock such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Class N Preferred Stock, and shall use its reasonable best efforts to take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Class N Preferred Stock.

(J)
The issuance or delivery of certificates for shares of Common Stock upon the conversion of Class N Preferred Stock or the payment or partial payment of a dividend on Class N Preferred Stock in shares of Common Stock shall be made without charge to the converting Holder or recipient of Class N Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or in such names as may be directed by, the Holders of the shares of Class N Preferred Stock converted; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the Holder of the relevant shares of Class N Preferred Stock and the Corporation shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.

(K)
Upon any increase or decrease in the Conversion Rate, then, and in each such case, the Corporation promptly shall deliver, or cause to be delivered, to the Transfer Agent a certificate signed by an Officer, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Conversion Rate then in effect following such adjustment (which certificate shall, upon request, be made available by the Transfer Agent to any Holder or beneficial owner of Class N Preferred Stock).

(L)
Any shares of Common Stock issued upon conversion of the Class N Preferred Stock shall be validly issued, fully paid and nonassessable. The Corporation shall use its reasonable best efforts to list the shares of Common Stock required to be delivered upon conversion of the Class N Preferred Stock, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding shares of Common Stock are listed at the time of such delivery.

Section 8. Mandatory Conversion.

(A)
At any time on or after the Issue Date, the Corporation shall have the right, at its option, to cause the Class N Preferred Stock, in whole but not in part, to be automatically converted into a number of shares of Common Stock for each share of Class N Preferred Stock equal to the Conversion Rate then in effect. The Corporation may exercise its right to cause a mandatory conversion pursuant to this Section 8(A) only if the Daily VWAP of the Common Stock equals or exceeds 130% of the then prevailing Conversion Price for at least 20 Trading Days in a period of 30 consecutive Trading Days, including the last Trading Day of such 30-day period, ending on the Trading Day prior to the Corporation’s issuance of a press release announcing the mandatory conversion as described in Section 8(B).

(B)
To exercise the mandatory conversion right described in Section 8(A), the Corporation must issue a press release for publication on the Dow Jones News Service or Bloomberg Business News (or, if either such service is not available, another broadly disseminated news or press release service selected by the Corporation) prior to the opening of business on the first Trading Day following any date on which the conditions described in Section 8(A) are met, announcing such a mandatory conversion. The Corporation shall also give notice by mail or by publication (with subsequent prompt notice by mail) to the Holders (not more than four Business Days after the date of the press release) of the mandatory conversion announcing the Corporation’s intention to convert the Class N Preferred Stock. In the event of a mandatory conversion, the applicable Conversion Date (the “Mandatory Conversion Date”) will be the date that is five Trading Days after the date on which the Corporation issues the press release described in this Section 8(B).

(C)
In addition to any information required by applicable law or regulation, the press release and notice of a mandatory conversion described in Section 8(B) shall state, as appropriate: (i) the Mandatory Conversion Date; (ii) the number of shares of Common Stock to be issued upon conversion of each share of Class N Preferred Stock and the number of shares of Class N Preferred Stock to be converted; and (iii) that dividends on the Class N Preferred Stock to be converted will cease to accrue on the Mandatory Conversion Date.

(D)
On and after the Mandatory Conversion Date, dividends shall cease to accrue on the shares of Class N Preferred Stock called for a mandatory conversion pursuant to Section 8(A) and all rights of the Holders of such shares of Class N Preferred Stock shall terminate except for the right to receive the whole shares of Common Stock issuable upon conversion thereof. The dividend payment with respect to the shares of Class N Preferred Stock called for a mandatory conversion pursuant to Section 8(A) on a date during the period between the close of business on any Dividend Record Date to the close of business on the corresponding Dividend Payment Date shall be payable on such Dividend Payment Date to the Holder of such shares of Class N Preferred Stock on such Dividend Record Date if such shares of Class N Preferred Stock have been converted after such Dividend Record Date and prior to such Dividend Payment Date. Except as provided in the immediately preceding sentence, no payment or adjustment will be made upon mandatory conversion of any shares of Class N Preferred Stock for Accumulated Dividends or Accrued Dividends or for dividends with respect to the shares of Common Stock issued upon such conversion.

(E)
The Corporation may not authorize or give notice of any mandatory conversion pursuant to Section 8(A) unless, prior to giving the conversion notice, all Accumulated Dividends on the Class N Preferred Stock for all quarterly dividend periods ending on or prior to the date on which it gives such notice shall have been paid.

(F)
In addition to the mandatory conversion right described in Section 8(A), if there are fewer than 150 shares of Class N Preferred Stock outstanding, the Corporation shall have the right, at any time on or after the Issue Date at its option, to cause all outstanding shares of Class N Preferred Stock to be automatically converted into that number of whole shares of Common Stock equal to the greater of (i) the then prevailing Conversion Rate and (ii) the Liquidation Preference divided by the Market Value of the Common Stock as determined on the second Trading Day immediately prior to the Mandatory Conversion Date. The provisions of clauses (B) (other than the requirements relating to the conditions in Section 8(A)), (C), (D) and (E) of this Section 8 shall apply to any mandatory conversion pursuant to this clause (F); provided, however, that (a) the Mandatory Conversion Date described in Section 8(B) shall not be less than 15 calendar days nor more than 30 calendar days after the date on which the Corporation issues a press release pursuant to Section 8(B) announcing such mandatory conversion and (b) the press release and notice of mandatory conversion described in Section 8(C) need not state the number of shares of Common Stock to be issued upon conversion of each share of Class N Preferred Stock.

Section 9. Redemption and Retirement. The Class N Preferred Stock shall not be redeemable by the Corporation. Subject to applicable law, the Corporation may purchase shares of Class N Preferred Stock in the open market, by tender or by private agreement. Any shares of Class N Preferred Stock acquired by the Corporation will be retired and reclassified as authorized but unissued shares of Preferred Stock, without designation as to class or series, and may thereafter be reissued as any class or series of Preferred Stock.

Section 10. Voting Rights.

(A)	The Holders of the Class N Preferred Stock shall not have any relative, participating, optional or other voting rights except as provided by law and as set forth in this Section 10.

(B)
Whenever dividends on the Class N Preferred Stock shall be in arrears for six or more quarterly periods, whether or not consecutive, the number of directors then constituting the Board will increase by two (if not already increased by reason of a similar arrearage with respect to any Parity Voting Preferred) and the Holders (voting separately as a class with holders of all Parity Voting Preferred) will be entitled to vote for the election of a total of two additional directors of the Corporation (the “Preferred Stock Directors”) at a special meeting called by the Holders of at least 25% of the shares of Class N Preferred Stock or by holders of any such other series of Parity Voting Preferred (unless such request is received less than 90 days before the date fixed for the next annual meeting of stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on the Class N Preferred Stock and such Parity Voting Preferred for the then current dividend period either have been fully paid or have been declared and a sum sufficient for the payment thereof set aside for payment. The voting rights set forth in this Section 10(B) and the terms of the Preferred Stock Directors will continue until such time as the dividend arrearage on the Class N Preferred Stock and such Parity Voting Preferred has been paid in full and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. Upon the termination of such voting rights, the term of office for any Preferred Stock Directors will terminate and the size of the Board will decrease accordingly. The voting rights provided by this Section 10(B) will re-vest in the event that dividends on any shares of Class N Preferred Stock are once again in arrears for six or more quarterly dividends (whether or not consecutive).

(C)
The Preferred Stock Directors will be elected by a plurality of the votes cast in the election for a one-year term, and each Preferred Stock Director will serve until his or her successor is duly elected and qualifies or until the director’s right to hold the office terminates, whichever occurs earlier. If there is a vacancy in the office of a Preferred Stock Director, then the vacancy shall be filled by the remaining director so elected then in office or, if there is no such remaining director, by a vote of the Holders of a majority of the outstanding shares of Class N Preferred Stock when they have the voting rights described above (voting separately as a class with all series of Parity Voting Preferred). Each Preferred Stock Director will be entitled to one vote (two votes in the aggregate for the Preferred Stock Directors) on any matter with respect to which the Board votes.

(D)
Any Preferred Stock Director may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the Holders of a majority of the outstanding shares of Class N Preferred Stock when they have the voting rights described above (voting separately as a class with all series of Parity Voting Preferred).

(E)
So long as any shares of Class N Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the Holders of at least two-thirds of the shares of Class N Preferred Stock outstanding at the time given in person or by proxy, either in writing or at a meeting (such shares of Class N Preferred Stock voting separately as a class) (i) authorize, create or issue, or increase the authorized or issued amount of, any shares of Senior Stock, or reclassify any authorized shares of stock of the Corporation into Senior Stock, or create, authorize or issue any obligation or security convertible or exchangeable into or evidencing the right to purchase any shares of Senior Stock or (ii) repeal, amend, or otherwise change any provisions of these Articles Supplementary or the Charter in any manner (whether by merger, consolidation or otherwise) that adversely affects the powers, preferences, or other special rights or privileges of the Class N Preferred Stock or its Holders; provided, however, that any increase in the amount of the authorized shares of Preferred Stock or the creation or issuance of other series of Parity Stock or Junior Stock, any increase in the amount of authorized shares of Parity Stock or Junior Stock, and any increase in the amount of authorized shares of Class N Preferred Stock will not require the consent of the Holders of Class N Preferred Stock and shall not be deemed to adversely affect such powers, preferences, or other special rights or privileges.

(F)
Notwithstanding the provisions of Section 10(E), in the event of a merger or consolidation involving the Corporation, a sale of all or substantially all of the assets of the Corporation or of the Corporation and its subsidiaries on a consolidated basis or a statutory share exchange (any such transaction, an “Extraordinary Transaction”), so long as: (i) the Class N Preferred Stock remains outstanding following consummation of such Extraordinary Transaction with their terms materially unchanged, taking into account that, upon the occurrence of such an Extraordinary Transaction, the Corporation may not be the surviving entity (in which case, the Class N Preferred Stock may be converted into or exchanged for preferred stock or preferred shares of the surviving entity having terms materially the same as the Class N Preferred Stock) and, if applicable, with any changes to the terms of the Class N Preferred Stock required pursuant to and made in compliance with the provisions of Section 7(H) in connection with such Extraordinary Transaction and (ii) if such transaction also constitutes a Fundamental Change, the provisions of Section 11 are complied with in connection with such Extraordinary Transaction, then the occurrence of such Extraordinary Transaction shall not be deemed to adversely affect the powers, preferences, or other special rights or privileges of the Class N Preferred Stock or its Holders and in such case such Holders shall not have any voting rights with respect to the occurrence of such Extraordinary Transaction pursuant to Section 10(E)(ii).

(G)
If and for so long as the shares of Class N Preferred Stock are represented by Depositary Shares in accordance with Section 16 hereof, then in any matter in which the Class N Preferred Stock is entitled to vote (as expressly provided herein), including any action by written consent, each share of Class N Preferred Stock shall be entitled to one thousand (1,000) votes, each of which one thousand (1,000) votes may be directed separately by the Holder thereof (or by any proxy or proxies of such Holder), unless the outstanding Parity Voting Preferred has similar vested and continuing voting rights, in which case each share of Class N Preferred Stock shall be entitled to one thousand (1,000) votes for each $50,000.00 of liquidation preference. With respect to each share of Class N Preferred Stock, the Holder thereof may designate up to one thousand (1,000) proxies, with each such proxy having the right to vote a whole number of votes (totaling one thousand (1,000) votes per share of Class N Preferred Stock).

(H)
The foregoing voting will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required will be effected, all outstanding shares of Class N Preferred Stock (i) have been converted, or (ii) (a) surrendered for voluntary conversion or called for mandatory conversion and (b) a sufficient number of shares of Common Stock shall have been deposited in trust to effect such conversion.

Section 11. Special Rights Upon a Fundamental Change.

(A)
The Corporation must give notice (a “Fundamental Change Notice”) of each Fundamental Change to all Holders, by the later of 20 Business Days prior to the anticipated Fundamental Change Effective Date (determined in good faith by the Board) of the Fundamental Change and the first public disclosure by the Corporation of the anticipated Fundamental Change. In addition, the Corporation must give notice announcing the Fundamental Change Effective Date and other matters specified pursuant to Section 12(E).

(B)
If a Holder converts its shares of Class N Preferred Stock at any time beginning at the opening of business on the Trading Day immediately following the Fundamental Change Effective Date in respect of such Fundamental Change and ending at the close of business on the 30th Trading Day immediately following such Fundamental Change Effective Date (the “Fundamental Change Expiration Date”), the Holder shall automatically receive, with respect to each converted share of Class N Preferred Stock, the greater of:

(i)	the sum of (a) a number of shares of Common Stock, as calculated pursuant to Section 7(A) and (b) the Make-Whole Premium, if any, pursuant to Section 12; and

(ii)
a number of shares of Common Stock equal to the lesser of (a) the Liquidation Preference divided by the Market Value of the Common Stock as of the Fundamental Change Effective Date and (b) [5,281.6][8] (subject to adjustment in the same manner as the Conversion Rate pursuant to Section 7(D)).

8 To be equal to the Conversion Rate applicable to this provision of the RPT Series D Preferred Shares as of the closing, multiplied by (x) the Exchange Ratio and (y) 1,000.  The number above is calculated based on the Conversion Rate as of the date of the Merger Agreement.

In addition to the number of shares of Common Stock issuable upon conversion of each share of Class N Preferred Stock at the option of the Holder on any Conversion Date during the period referred to in the previous sentence, each converting Holder will have the right to receive an amount equal to all Accumulated Dividends and Accrued Dividends on such converted shares of Class N Preferred Stock, whether or not declared prior to that date, for all prior dividend periods ending on or prior to the Dividend Payment Date immediately preceding (or, if applicable, ending on) the Conversion Date (other than previously declared dividends on the Class N Preferred Stock payable to Holders of record as of a prior date), provided that the Corporation is then legally permitted to pay such dividends. The amount payable in respect of such dividends will be paid in cash.

(C)
In lieu of issuing the number of shares of Common Stock issuable upon conversion pursuant to Section 11(B), the Corporation may, at its option, make a cash payment equal to the Market Value determined for the period ending on the Fundamental Change Effective Date for each such share of Common Stock otherwise issuable upon conversion.

(D)	On or before the Fundamental Change Expiration Date, each Holder wishing to exercise its conversion right pursuant to this Section 11 shall comply with the procedures specified in Section 7(B).

Section 12. Determination of the Make-Whole Premium.

(A)
Subject to the limitations and requirements of Section 11 and this Section 12, if a Holder elects to convert its shares of Class N Preferred Stock upon the occurrence of a Fundamental Change, the Conversion Rate will be increased by the number of shares set forth in the table below (the “Additional Shares” or “Make-Whole Premium”).

(B)
The Corporation shall only be required to deliver the Make-Whole Premium with respect to shares of Class N Preferred Stock surrendered for conversion from and after the opening of business on the Trading Day immediately following the Fundamental Change Effective Date until the close of business on the 30th Trading Day following such Fundamental Change Effective Date.

(C)
The number of Additional Shares shall be determined by reference to the table below, based on the Share Price. If holders of the Common Stock receive only cash in the transaction constituting a Fundamental Change, the Share Price shall be the cash amount paid per share. Otherwise, the Share Price shall be the average of the Closing Sale Price of the Common Stock on the five Trading Days prior to but excluding the effective date of the transaction constituting a Fundamental Change.

Share Price ($)[9]
$	[18.93	]	$	[20.40	]	$	[21.16	]	$	[22.66	]	$	[24.17	]	$	[25.69	]	$	[27.19	]	$	[30.22	]
	[344.4	]		[309.5	]		[280.6	]		[227.1	]		[178.3	]		[130.4	]		[77.3	]		[0	]

(i)
The Share Prices set forth in the table, shall be adjusted as of any date on which the Conversion Rate of the Class N Preferred Stock is adjusted pursuant to Section 7 by multiplying the applicable price in effect immediately before the adjustment by a fraction: (a) whose numerator is the Conversion Rate immediately before the adjustment; and (b) whose denominator is the adjusted Conversion Rate.

9 Share prices in table to be equal to the applicable share prices in the make-whole table of the Series D Preferred Shares as of the closing, divided by the Exchange Ratio.  The Make-Whole Premiums in the table to be equal to the applicable Make-Whole Premiums in the make-whole table of the Series D Preferred Shares as of the closing, multiplied by (x) the Exchange Ratio and (y) 1,000.  The numbers above are calculated based on the make-whole table of the Series D Preferred Shares as of the date of the Merger Agreement.

(ii)
In addition, the number of Additional Shares shall be adjusted at the same time, in the same manner in which, and for the same events for which, the Conversion Rate is adjusted pursuant to Section 7; provided, that in no event shall Additional Shares be issued pursuant to this Section 12 if, after giving effect thereto, the Conversion Rate would exceed [2,640.8][10] (subject to adjustment as provided below, the “Cap Conversion Rate”). If an event occurs that requires an adjustment to the Conversion Rate as described in Section 7, the Cap Conversion Rate shall be adjusted concurrently and in the same manner in which the Conversion Rate is adjusted as described in Section 7.

(D)	The exact Share Price and Fundamental Change Effective Date may not be set forth in the table in Section 12(C), in which case:

(i)
if the Share Price is between two Share Prices on the table, the Make-Whole Premium shall be determined by straight-line interpolation between the Make-Whole Premium amounts set forth for the higher and lower Share Prices;

(ii)	if the Share Price is in excess of $[27.19][11] per share (subject to the same adjustment as provided in Section 12(C)(i) for Share Prices), no Make-Whole Premium will be paid; and

(iii)	if the Share Price is less than $[18.93][12] per share (subject to the same adjustment as provided in Section 12(C)(i) for Share Prices), no Make-Whole Premium will be paid.

(E)
No later than the third Business Day after the occurrence of a Fundamental Change, the Corporation shall provide the Holders and the Transfer Agent with notice of the occurrence of the Fundamental Change, which such notice shall state:

(i)	the events constituting the Fundamental Change;

(ii)	the date of the Fundamental Change;

(iii)	the last date on which a Holder may convert shares of Class N Preferred Stock in connection with such Fundamental Change;

(iv)
the Conversion Rate and, if applicable, Make-Whole Premium and/or other consideration issuable upon conversions of Class N Preferred Stock in connection with such Fundamental Change as contemplated by Section 11 and this Section 12;

(v)
whether the Corporation will issue shares of Common Stock or deliver cash upon conversion of shares of Class N Preferred Stock in connection with the Fundamental Change and whether any of the consideration issuable upon a conversion of shares of Class N Preferred Stock in connection with such Fundamental Change will consist of Reference Property (and, in such case, specifying such Reference Property);

(vi)	the name and address of the paying agent and the conversion agent; and

(vii)	the procedures that the Holder must follow to exercise the Fundamental Change conversion right.

(F)
Prior to the opening of business on the first Trading Day following any date on which the Corporation provides the notice specified in Section 12(E) to the Holders, the Corporation shall issue a press release for publication on the Dow Jones News Service or Bloomberg Business News (or if either such service is not available, another broadly disseminated news or press release service selected by the Corporation) or post notice on its website containing the information specified in Section 12(E).

10 To be equal to the Conversion Rate applicable to this provision of the RPT Series D Preferred Shares as of the closing, multiplied by (x) the Exchange Ratio and (y) 1,000.  The number above is calculated based on the Conversion Rate as of the date of the Merger Agreement.
11 To be equal to the share price applicable to this provision of the RPT Series D Preferred Shares as of the closing, divided by the Exchange Ratio.  The number above is calculated based on the applicable price as of the date of the Merger Agreement.
12 To be equal to the share price applicable to this provision of the RPT Series D Preferred Shares as of the closing, divided by the Exchange Ratio.  The number above is calculated based on the applicable price as of the date of the Merger Agreement.

Section 13. Restrictions on Ownership to Preserve Tax Benefit; Conversion of Class N Excess Preferred Stock; and Terms of Class N Excess Preferred Stock.

(A)	Restriction on Ownership and Transfer.

(i)
Except as provided in Section 13(H), (1) no Person shall Beneficially Own or Constructively Own Class N Preferred Stock in excess of 100% of the number of then outstanding shares of Class N Preferred Stock or, if fewer, the number of shares of Class N Preferred Stock that, if then converted by the holder into Common Stock as provided in these Articles Supplementary, would make such holder or any other Person the owner of a number of shares of Common Stock that would not exceed (x) the Ownership Limit applicable to shares of Common Stock as set forth in Article IV(B)(4) of the Charter or (y) if any Excepted Holder Limit has been created for such holder or other Person with respect to shares of Common Stock pursuant to Article IV(B)(4) of the Charter, such Excepted Holder Limit (the “Class N Preferred Stock Ownership Limit”) and (2) no Person, other than an Excepted Holder who is not considered an individual for purposes of Section 542(a)(2) of the Code, shall Beneficially Own or Constructively Own shares of Class N Preferred Stock such that such Person would Beneficially Own or Constructively Own Capital Stock in excess of the Aggregate Stock Ownership Limit;

(ii)
Except as provided in Section 13(H), any Transfer (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE) that, if effective, would result in any Person Beneficially Owning Class N Preferred Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of such Class N Preferred Stock which would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such Class N Preferred Stock;

(iii)
Except as provided in Section 13(H), any Transfer (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE) that, if effective, would result in any Person Constructively Owning Class N Preferred Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of such Class N Preferred Stock which would be otherwise Constructively Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such Class N Preferred Stock; and

(iv)
Notwithstanding any other provisions contained in this Section 13, any Transfer (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE) or other event with respect to Class N Preferred Stock that, if effective, would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, or would otherwise result in the Corporation failing to qualify as a REIT (including, but not limited to, a Transfer or other event that would result in the Corporation owning (directly or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code) shall be void ab initio as to the Transfer of the Class N Preferred Stock or other event with respect to Class N Preferred Stock which would cause the Corporation to be “closely held” within the meaning of Section 856(h) of the Code or would otherwise result in the Corporation failing to qualify as a REIT; and the intended transferee or owner or Constructive or Beneficial Owner shall acquire or retain no rights in such Class N Preferred Stock.

(B)
Conversion into Class N Excess Preferred Stock.  If, notwithstanding the other provisions contained in this Section 13, at any time after the Issue Date, there is a purported Transfer (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE), change in the capital structure of the Corporation or other event such that one or more of the restrictions on ownership and transfer described in Section 13(A) above have been violated, then the Class N Preferred Stock being Transferred (or, in the case of an event other than a Transfer, the Class N Preferred Stock owned or Constructively Owned or Beneficially Owned or, if the next sentence applies, the Class N Preferred Stock identified in the next sentence) which would cause one or more of the restrictions on ownership or transfer to be violated (rounded up to the nearest whole share) shall be automatically converted into an equal number of shares of Class N Excess Preferred Stock.  If at any time of such purported Transfer any of the shares of the Class N Preferred Stock are then owned by a depositary to permit the trading of beneficial interests in fractional shares of Class N Preferred Stock, then shares of Class N Preferred Stock that shall be converted to Class N Excess Preferred Stock shall be first taken from any Class N Preferred Stock that is not in such depositary that is Beneficially Owned or Constructively Owned by the Person whose Beneficial Ownership or Constructive Ownership would otherwise violate the restrictions of Section 13(A) prior to converting any shares in such depositary. Any conversion pursuant to this subparagraph shall be effective as of the close of business on the Business Day prior to the date of such Transfer or other event.

(C)
Remedies for Breach.  If the Board of Directors or its designees shall at any time determine in good faith that a Transfer or other event has taken place in violation of Section 13(A) or that a Person intends to acquire, has attempted to acquire or may acquire direct ownership, beneficial ownership (determined without reference to any rules of attribution), Beneficial Ownership or Constructive Ownership of any shares of the Corporation in violation of Section 13(A), the Board of Directors or its designees shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, but not limited to, causing the Corporation to purchase such shares upon the terms and conditions specified by the Board of Directors in its sole discretion, refusing to give effect to such Transfer or other event on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer (or, in the case of events other than a Transfer, ownership or Constructive Ownership or Beneficial Ownership) in violation of Section 13(A) shall automatically result in the conversion described in Section 13(B), irrespective of any action (or non-action) by the Board of Directors.

(D)
Notice of Restricted Transfer.  Any Person who acquires or attempts to acquire Class N Preferred Stock or other securities in violation of Section 13(A), or any Person who owns or will own Class N Excess Preferred Stock as a result of an event under Section 13(B), shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer or other event on the Corporation’s status as a REIT.

(E)
Owners Required to Provide Information.  From and after the Issue Date, each Person who is a beneficial owner or Beneficial Owner or Constructive Owner of Class N Preferred Stock and each Person (including the stockholder of record) who is holding Class N Preferred Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information that the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT.

(F)
Remedies Not Limited.  Nothing contained in this paragraph (F) (but subject to Section 13(K)) shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation’s status as a REIT.

(G)
Ambiguity.  In the case of an ambiguity in the application of any of the provisions of this Section 13, including any definition contained in Section 4, the Board of Directors shall have the power to determine the application of the provisions of this Section 13 with respect to any situation based on the facts known to it (subject, however, to the provisions of Section 13(K)).

(H)	Exceptions.

(i)
Subject to Section 13(A)(iv), the Board of Directors, in its sole discretion, with the advice of the Corporation’s tax counsel, may exempt (prospectively or retroactively) a Person from the limitation on a Person Beneficially Owning shares of Class N Preferred Stock in violation of Section 13(A)(i) or Section 13(A)(ii) if the Board of Directors determines that such exemption will not cause any Individual’s Beneficial Ownership of shares of Capital Stock to violate the Aggregate Stock Ownership Limit and that such exemption will not cause the Corporation to fail to qualify as a REIT under the Code.

(ii)
Subject to Section 13(A)(iv), the Board of Directors, in its sole discretion, with the advice of the Corporation’s tax counsel, may exempt (prospectively or retroactively) a Person from the limitation on a Person Constructively Owning Class N Preferred Stock in violation of Section 13(A)(i) or Section 13(A)(iii) if the Board of Directors determines that such ownership would not cause the Corporation to fail to qualify as a REIT under the Code.

(iii)
Prior to granting any exception pursuant to Section 13(H)(i) or Section 13(H)(ii), the Board of Directors may (i) require such Person to make certain representations or undertakings or to agree that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in this Section 13) will result in such Class N Preferred Stock being converted to Class N Excess Preferred Stock and transferred to a Trust in accordance with Section 13(B) and Section 13(J) and/or (ii) require a ruling from the IRS, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors, in its sole discretion as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT; provided, however, that obtaining such representations or undertakings, or a favorable ruling or opinion, shall not be required for the Board of Directors to grant an exception hereunder.

(I)
Severability. If any provision of this Section 13 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

(J)	Class N Excess Preferred Stock.

(i)
Ownership in Trust.  Upon any purported Transfer (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE) or other event that results in the issuance of Class N Excess Preferred Stock pursuant to Section 13(B), such Class N Excess Preferred Stock shall be deemed to have been transferred to the Corporation, as Trustee of a Trust for the exclusive benefit of such Beneficiary or Beneficiaries to whom an interest in such Class N Excess Preferred Stock may later be transferred pursuant to Section 13(J)(iv). Class N Excess Preferred Stock so held in trust shall be issued and outstanding shares of stock of the Corporation.  The Purported Record Transferee shall have no rights in such Class N Excess Preferred Stock except the right to designate a transferee of such Class N Excess Preferred Stock upon the terms specified in Section 13(J)(iv).  The Purported Beneficial Transferee shall have no rights in such Class N Excess Preferred Stock except as provided in Section 13(J)(iv).

(ii)
Class N Excess Preferred Stock shall not be entitled to any dividends or other distribution (except as provided in Section 13(J)(iii)). Any dividend or distribution paid prior to the discovery by the Corporation that shares of Class N Preferred Stock have been converted into Class N Excess Preferred Stock shall be repaid to the Corporation upon demand.

(iii)
Rights Upon Liquidation.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, each holder of shares of Class N Excess Preferred Stock shall be entitled to receive, ratably with each other holder of shares of Preferred Equity Stock, that portion of the assets of the Corporation available for distribution to the holders of shares of Preferred Equity Stock as the number of shares of Class N Excess Preferred Stock held by such holder bears to the total number of shares of Preferred Equity Stock then outstanding. The Corporation, as holder of the Class N Excess Preferred Stock in trust, or if the Corporation shall have been dissolved, any trustee appointed by the Corporation prior to its dissolution, shall distribute ratably to the Beneficiaries of the Trust, when and if determined in accordance with Section 13(J)(iv), any such assets received in respect of the Class N Excess Preferred Stock in any liquidation, dissolution or winding up of, or any distribution of, the assets of the Corporation.

(iv)	Restrictions on Transfer; Designation of Beneficiary.

(a)
Shares of Class N Excess Preferred Stock shall not be transferable. Subject to the last sentence of this clause (a), the Purported Record Transferee may freely designate a Beneficiary of an interest in the Trust (representing the number of shares of Class N Excess Preferred Stock held by the Trust attributable to a purported Transfer that resulted in the issuance of Class N Excess Preferred Stock), if (i) the Class N Excess Preferred Stock held in the Trust would not be Class N Excess Preferred Stock in the hands of such Beneficiary and (ii) the Purported Beneficial Transferee does not receive a price from such Beneficiary that reflects a price per share for such Class N Excess Preferred Stock that exceeds (x) the price per share such Purported Beneficial Transferee paid for the Class N Preferred Stock in the purported Transfer that resulted in the issuance of Class N Excess Preferred Stock, or (y) if the Transfer or other event that resulted in the issuance of Class N Excess Preferred Stock was not a transaction in which the Purported Beneficial Transferee gave full value for such Class N Excess Preferred Stock, a price per share equal to the Market Price on the date of the purported Transfer or other event that resulted in the issuance of Class N Excess Preferred Stock. Upon such transfer of an interest in the Trust, the corresponding shares of Class N Excess Preferred Stock in the Trust shall be automatically exchanged for an equal number of shares of Class N Preferred Stock and such Class N Preferred Stock shall be transferred of record to the transferee of the interest in the Trust if such Class N Preferred Stock would not be Class N Excess Preferred Stock in the hands of such transferee. Prior to any transfer of any interest in the Trust, the Purported Record Transferee must give advance notice to the Corporation of the intended transfer and the Corporation must have waived in writing its purchase rights under Section 13(J)(v).

(b)
Notwithstanding the foregoing, if a Purported Beneficial Transferee receives a price for designating a Beneficiary of an interest in the Trust that exceeds the amounts allowable under Section 13(J)(iv)(a), such Purported Beneficial Transferee shall pay, or cause such Beneficiary to pay, such excess to the Corporation.

(v)
Voting and Notice Rights. The holders of shares of Class N Excess Preferred Stock shall have no voting rights and shall have no rights to receive notice of any meetings. The holders of shares of Class N Excess Preferred Stock shall not be considered for purpose of determining a quorum.

(vi)
Purchase Rights in Class N Excess Preferred Stock. Notwithstanding the provisions of Section 13(J)(iv), shares of Class N Excess Preferred Stock shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that required the issuance of such Class N Excess Preferred Stock (or, if the Transfer or other event that resulted in the issuance of Class N Excess Preferred Stock was not a transaction in which the Purported Beneficial Transferee gave full value for such Class N Excess Preferred Stock, a price per share equal to the Market Price on the date of the purported Transfer or other event that resulted in the issuance of Class N Excess Preferred Stock) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of ninety (90) days after the later of (i) the date of the Transfer or other event which resulted in the issuance of such shares of Class N Excess Preferred Stock and (ii) the date the Board of Directors determines in good faith that a Transfer or other event resulting in the issuance of shares of Class N Excess Preferred Stock has occurred, if the Corporation does not receive a notice of such Transfer or other event pursuant to Section 13(D). The Corporation may appoint a special trustee of the Trust for the purpose of consummating the purchase of Class N Excess Preferred Stock by the Corporation. In the event that the Corporation’s actions cause a reduction in the number of shares of Class N Preferred Stock outstanding and such reduction results in the issuance of Class N Excess Preferred Stock, the Corporation is required to exercise its option to repurchase such shares of Class N Excess Preferred Stock if the Beneficial Owner notifies the Corporation that it is unable to sell its rights to such Class N Excess Preferred Stock.

(vii)	Conversion Rights. The Class N Excess Preferred Stock shall not be convertible into shares of Common Stock.

(K)	Settlement. Nothing in this Section 13 shall preclude the settlement of any transaction entered into through facilities of the NYSE.

Section 14. No Fractional Shares. No fractional shares of Common Stock or securities representing fractional shares of Common Stock shall be issued upon conversion of the Class N Preferred Stock, whether voluntary or mandatory. Instead, the Corporation may elect to either make a cash payment to each Holder that would otherwise be entitled to a fractional share (based on the Daily VWAP of such fractional share determined as of the second Trading Day immediately prior to the payment thereof) or, in lieu of such cash payment, the number of shares of Common Stock to be issued to any particular Holder upon conversion or in respect of dividend payments shall be rounded up to the nearest whole share.

Section 15. Certificates.

(A)	(i)
Each Class N Preferred Stock share certificate shall be substantially in the form set forth in Exhibit B hereto, which is hereby incorporated in and expressly made a part of these Articles Supplementary. The Class N Preferred Stock share certificate may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage; provided that any such notation, legend or endorsement is in a form acceptable to the Corporation. Each Class N Preferred Stock share certificate shall be dated the date of its countersignature and registration.

(ii)
The Class N Preferred Stock may be issued initially in the form of one or more fully registered global certificates with the global securities legend substantially as set forth in Exhibit B hereto (the “Global Class N Preferred Shares”). The number of shares of Class N Preferred Stock represented by the Global Class N Preferred Shares may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and DTC or its nominee as hereinafter provided.

(iii)
In the event the Global Class N Preferred Shares are deposited with or on behalf of DTC, the Corporation shall execute and the Transfer Agent shall countersign, register and deliver initially one or more Global Class N Preferred Share certificates that (a) shall be registered in the name of DTC as depository for such Global Class N Preferred Shares or the nominee of DTC and (b) shall be delivered by the Transfer Agent to DTC or pursuant to DTC’s instructions or held by the Transfer Agent as custodian for DTC.

(iv)
Members of, or participants in, DTC shall have no rights under these Articles Supplementary with respect to any Global Class N Preferred Shares held on their behalf by DTC or by the Transfer Agent as the custodian of DTC or under such Global Class N Preferred Shares, and DTC may be treated by the Corporation, the Transfer Agent and any agent of the Corporation or the Transfer Agent as the absolute owner of such Global Class N Preferred Shares for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Transfer Agent or any agent of the Corporation or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its members or participants, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Class N Preferred Shares.

(v)
Except as provided in Section 15(C), owners of beneficial interests in Global Class N Preferred Shares will not be entitled to receive physical delivery of shares of Class N Preferred Stock in fully registered certificated form (“Certificated Class N Preferred Shares”).

(B)
Two Officers, in accordance with the bylaws of the Corporation and applicable law, shall sign any certificate representing the Class N Preferred Stock, on behalf of the Corporation, by manual or facsimile signature. If an Officer whose signature is on a Class N Preferred Stock share certificate no longer holds that office at the time the Transfer Agent countersigns and registers the Class N Preferred Stock share certificate, the Class N Preferred Stock share certificate shall be valid nevertheless. A Class N Preferred Stock share certificate shall not be valid until an authorized signatory of the Transfer Agent signs the Class N Preferred Stock share certificate by manual signature. The signature shall be conclusive evidence that the Class N Preferred Stock share certificate has been countersigned and registered under these Articles Supplementary. The Transfer Agent shall countersign, register and deliver certificates of Class N Preferred Stock for original issue upon a written order of the Corporation signed by two Officers or by an Officer and an Assistant Treasurer of the Corporation. Such order shall specify the number of shares of Class N Preferred Stock to be countersigned and registered and the date on which the original issue of the shares of Class N Preferred Stock is to be countersigned and registered. The Transfer Agent may appoint a countersignature and registration agent reasonably acceptable to the Corporation to countersign and register the certificates for the Class N Preferred Stock. Unless limited by the terms of such appointment, a countersignature and registration agent may countersign and register certificates for the Class N Preferred Stock whenever the Transfer Agent may do so. Each reference in these Articles Supplementary to countersignature and registration by the Transfer Agent includes countersignature and registration by such agent. A countersignature and registration agent has the same rights as the Transfer Agent for service of notices and demands.

(C)	(i)
When Certificated Class N Preferred Shares are presented to the Transfer Agent with a request to register the transfer of such Certificated Class N Preferred Shares or to exchange such Certificated Class N Preferred Shares for an equal number of shares of Certificated Class N Preferred Shares, the Transfer Agent shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Certificated Class N Preferred Shares surrendered for transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Corporation and the Transfer Agent, duly executed by the Holder thereof or its attorney duly authorized in writing.

(ii)
Certificated Class N Preferred Shares may not be exchanged for a beneficial interest in Global Class N Preferred Shares except upon satisfaction of the requirements set forth below. Upon receipt by the Transfer Agent of Certificated Class N Preferred Shares, duly endorsed or accompanied by appropriate instruments of transfer, in form reasonably satisfactory to the Corporation and the Transfer Agent, together with written instructions directing the Transfer Agent to make, or to direct DTC to make, an adjustment on its books and records with respect to such Global Class N Preferred Shares to reflect an increase in the number of shares of Class N Preferred Stock represented by the Global Class N Preferred Shares, then the Transfer Agent shall cancel such Certificated Class N Preferred Shares and cause, or direct DTC to cause, in accordance with the standing instructions and procedures existing between DTC and the Transfer Agent, the number of shares of Class N Preferred Stock represented by the Global Class N Preferred Shares to be increased accordingly. If no Global Class N Preferred Shares are then outstanding, the Corporation shall issue and the Transfer Agent shall countersign and register, upon written order of the Corporation in the form of an Officers’ Certificate, a new Global Class N Preferred Share certificate representing the appropriate number of shares.

(iii)
The transfer and exchange of Global Class N Preferred Shares or beneficial interests therein shall be effected through DTC, in accordance with these Articles Supplementary (including applicable restrictions on transfer set forth herein, if any) and the procedures of DTC therefor.

(iv)
Notwithstanding any other provisions of these Articles Supplementary (other than the provisions set forth in Section 15(C)(v)), Global Class N Preferred Shares may not be transferred as a whole except by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor depository or a nominee of such successor depository.

(v)	If at any time:

(a)
DTC notifies the Corporation that DTC is unwilling or unable to continue as depository for the Global Class N Preferred Shares and a successor depository for the Global Class N Preferred Shares is not appointed by the Corporation within 90 days after delivery of such notice;

(b)	DTC ceases to be a clearing agency registered under the Exchange Act and a successor depository for the Global Class N Preferred Shares is not appointed by the Corporation within 90 days; or

(c)	the Corporation, in its sole discretion, notifies the Transfer Agent in writing that it elects to cause the issuance of Certificated Class N Preferred Shares under these Articles Supplementary,

then (and only then) persons having a beneficial interest in the Class N Preferred Stock may exchange such beneficial interest for Certificated Class N Preferred Shares representing the same number of shares of Class N Preferred Stock. In such event, upon receipt by the Transfer Agent of written instructions from the Corporation and written instructions (or such other form of instructions) as is customary for DTC from DTC or its nominee on behalf of any Person having a beneficial interest in Global Class N Preferred Shares, then, the Transfer Agent or DTC, at the direction of the Transfer Agent, shall cause, in accordance with the standing instructions and procedures existing between DTC and the Transfer Agent, the number of shares of Class N Preferred Stock represented by Global Class N Preferred Shares to be reduced on its books and records and, following such reduction, the Corporation shall execute and the Transfer Agent shall countersign, register and deliver to the transferee Certificated Class N Preferred Shares. Certificated Class N Preferred Shares issued in exchange for a beneficial interest in Global Class N Preferred Shares pursuant to this Section 15(C)(v) shall be registered in such names and in such authorized denominations as DTC, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Transfer Agent. The Transfer Agent shall deliver such Certificated Class N Preferred Shares to the Persons in whose names such shares of Class N Preferred Stock are so registered in accordance with the instructions of DTC.

(vi)
At such time as all beneficial interests in Global Class N Preferred Shares have either been exchanged for Certificated Class N Preferred Shares, converted or canceled, such Global Class N Preferred Shares shall be returned to DTC for cancelation or retained and canceled by the Transfer Agent. At any time prior to such cancelation, if any beneficial interest in Global Class N Preferred Shares is exchanged for Certificated Class N Preferred Shares, converted or canceled, the number of shares of Class N Preferred Stock represented by such Global Class N Preferred Shares shall be reduced and an adjustment shall be made on the books and records of the Transfer Agent with respect to such Global Class N Preferred Shares, by the Transfer Agent or DTC, to reflect such reduction.

(vii)	(a)
To permit registrations of transfers and exchanges, the Corporation shall execute and the Transfer Agent shall countersign and register Certificated Class N Preferred Shares and Global Class N Preferred Shares as required pursuant to the provisions of this Section 15(C).

(b)
All Certificated Class N Preferred Shares and Global Class N Preferred Shares issued upon any registration of transfer or exchange of Certificated Class N Preferred Shares or Global Class N Preferred Shares shall be the valid obligations of the Corporation, entitled to the same benefits under these Articles Supplementary as the Certificated Class N Preferred Shares or Global Class N Preferred Shares surrendered upon such registration of transfer or exchange.

(c)
Prior to due presentment for registration of transfer of any shares of Class N Preferred Stock, the Transfer Agent and the Corporation may deem and treat the Person in whose name such shares of Class N Preferred Stock are registered as the absolute owner of such shares of Class N Preferred Stock and neither the Transfer Agent nor the Corporation shall be affected by notice to the contrary.

(d)
No service charge shall be made for any registration of transfer or exchange upon surrender of any Class N Preferred Stock share certificate or Common Stock share certificate at the office of the Transfer Agent maintained for that purpose. However, the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Class N Preferred Stock certificates or Common Stock certificates.

(viii)	(a)
The Transfer Agent shall have no responsibility or obligation to any beneficial owner of Global Class N Preferred Shares, a member of or a participant in, DTC or any other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Class N Preferred Stock or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice or the payment of any amount, under or with respect to such Global Class N Preferred Shares. All notices and communications to be given to the Holders of Class N Preferred Stock and all payments to be made to such Holders under the Class N Preferred Stock shall be given or made only to the Holders (which shall be DTC or its nominee in the case of the Global Class N Preferred Shares). The rights of beneficial owners in any Global Class N Preferred Shares shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Transfer Agent may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

(b)
The Transfer Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under these Articles Supplementary or under applicable law with respect to any transfer of any interest in any shares of Class N Preferred Stock (including any transfers between or among DTC participants, members or beneficial owners in any Global Class N Preferred Shares) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of these Articles Supplementary, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(D)
If any of the Class N Preferred Stock share certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall issue, in exchange and in substitution for and upon cancellation of the mutilated Class N Preferred Stock share certificate, or in lieu of and substitution for the Class N Preferred Stock share certificate lost, stolen or destroyed, a new Class N Preferred Stock share certificate of like tenor and representing an equivalent amount of shares of Class N Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Class N Preferred Stock share certificate and indemnity, if requested, reasonably satisfactory to the Corporation and the Transfer Agent.

(E)
Until definitive Class N Preferred Stock share certificates are ready for delivery, the Corporation may prepare and the Transfer Agent shall countersign temporary Class N Preferred Stock share certificates. Temporary Class N Preferred Stock share certificates shall be substantially in the form of definitive Class N Preferred Stock share certificates but may have variations that the Corporation considers appropriate for temporary Class N Preferred Stock share certificates. Without unreasonable delay, the Corporation shall prepare and the Transfer Agent shall countersign definitive Class N Preferred Stock share certificates and deliver them in exchange for temporary Class N Preferred Stock share certificates.

(F)
The Transfer Agent and no one else shall cancel and destroy all Class N Preferred Stock share certificates surrendered for transfer, exchange, replacement or cancelation and deliver a certificate of such destruction to the Corporation unless the Corporation directs the Transfer Agent to deliver canceled Class N Preferred Stock share certificates to the Corporation.

Section 16. Registration as Depositary Shares.  Shares of Class N Preferred Stock shall be registered in the form of Depositary Shares representing a one-one thousandth fractional interest in a share of Class N Preferred Stock (“Depositary Shares”) on, and subject to, such terms and conditions as may be provided for in any agreement binding upon the Corporation (whether directly or through merger with any other corporation).

Section 17. Other Provisions.

(A)
Unless otherwise specified in these Articles Supplementary, all notices provided hereunder shall be given by first-class mail to each record Holder of Class N Preferred Stock at such Holder’s address as the same appears on the books of the Corporation. With respect to any notice to a Holder required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any such action. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

(B)
The Class N Preferred Stock shall be issuable only in whole shares; provided, however, fractional shares of Class N Preferred Stock shall be permissible to account for repurchases, redemptions or conversion of any Depositary Shares or as is contemplated by Section 16.

(C)
All notice periods referred to herein shall commence on the date of the mailing of the applicable notice. Notice to any Holder shall be given to the registered address set forth in the Corporation’s records for such Holder, or for the Global Class N Preferred Shares, to the Depository in accordance with its procedures.

(D)	Any payments required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day without interest or additional payment for such delay.

(E)	Holders shall not be entitled to any preemptive rights to acquire additional shares of stock of the Corporation.

(F)
Notwithstanding any provision herein to the contrary, the procedures for conversion and voting of shares of Class N Preferred Stock represented by Global Class N Preferred Shares will be governed by arrangements among DTC, its participants and persons that may hold beneficial interests through such participants designed to permit settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in Global Class N Preferred Share certificates may be subject to various policies and procedures adopted by DTC from time to time.

SECOND: The shares of Class N Preferred Stock and shares of Class N Excess Preferred Stock have been reclassified and designated by the Board of Directors of the Corporation under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer of the Corporation acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Executive Vice President, Chief Financial Officer and Treasurer and attested to by its Secretary on this [●] day of [●].

ATTEST:	KIMCO REALTY CORPORATION

	By:			(SEAL)
Name:		Name:	Glenn G. Cohen
Title:		Title:	Executive Vice President, Chief Financial Officer and Treasurer

Exhibit A

NOTICE OF CONVERSION

(To be Executed by the Holder
in order to Convert Shares of Class N Preferred Stock)

The undersigned hereby irrevocably elects to convert (the “Conversion”) the shares of 7.25% Class N Cumulative Convertible Perpetual Preferred Stock (the “Class N Preferred Stock”) of Kimco Realty Corporation, a Maryland corporation (the “Corporation”), represented by share certificate no.(s) ____________________ (the “Class N Preferred Stock Certificates”), into shares of common stock, par value $0.01 per share, of the Corporation (“Common Stock”) in accordance with the terms and conditions of the Articles Supplementary classifying the Class N Preferred Stock (the “Articles Supplementary”), as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith the Class N Preferred Stock Certificates. No fee will be charged to the holder for any Conversion, except for transfer taxes, if any. A copy of each Class N Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Articles Supplementary.

Date of Conversion:

Applicable Conversion Rate:

Number of shares of Class N Preferred Stock to be converted:

Number of shares of Common Stock to be issued: 1

Signature:

Name:

Address: 2

Fax No.:

[1]	Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Corporation or its Transfer Agent.

[2]	Address to which shares of Common Stock and any other payments or certificates shall be sent by the Corporation.

Exhibit B

[FORM OF FACE OF CERTIFICATE]

(FORMED
UNDER THE LAWS OF
THE STATE OF
MARYLAND)

7.25% SERIES N CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK
PAR VALUE $1.00 PER SHARE
LIQUIDATION PREFERENCE $50,000.00 PER SHARE

[LOGO OF KIMCO REALTY CORPORATION]

CUSIP # [●] SEE REVERSE FOR CERTAIN DEFINITIONS, IMPORTANT NOTICE ON TRANSFER RESTRICTIONS AND OTHER INFORMATION

THIS CERTIFIES THAT [SPECIMEN] is the registered holder of fully paid and non-assessable shares of 7.25% Class N Cumulative Convertible Perpetual Preferred Stock, par value of $1.00 per share, of KIMCO REALTY CORPORATION (the “Corporation”) transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this certificate. These shares are issued under the charter of the Corporation (the “Charter”) a copy of which is on file with the Maryland State Department of Assessments and Taxation. The provisions of such Charter are hereby incorporated by reference as fully as if set forth herein in their entirety, to all of which provisions the holder hereof by the acceptance hereof agrees. This Certificate is issued by the directors of the Corporation and is not valid until countersigned by the Transfer Agent and Registrar.

WITNESS the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

DATED:

COUNTERSIGNED AND REGISTERED:
Equiniti Trust Company
(New York, N.Y.)
Transfer Agent and Registrar

By

Authorized Signature	Secretary	President

[THIS CERTIFICATE IS IN GLOBAL FORM AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY (“DTC”) OR A NOMINEE THEREOF. THIS CERTIFICATE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE OF DTC OR BY A NOMINEE OF DTC TO DTC OR ANOTHER NOMINEE OF DTC OR BY ANY SUCH NOMINEE TO A SUCCESSOR OF DTC OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO THE CORPORATION OR THE TRANSFER AGENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]3

[3]	Remove if not a global security.

[FORM OF REVERSE OF CERTIFICATE]

CLASSES OF SHARES

THE CORPORATION IS AUTHORIZED TO ISSUE SHARES OF MORE THAN ONE CLASS, CONSISTING OF COMMON STOCK AND ONE OR MORE CLASSES OF PREFERRED STOCK. THE BOARD OF DIRECTORS IS AUTHORIZED TO DETERMINE THE PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS OF ANY CLASS OF PREFERRED STOCK BEFORE THE ISSUANCE OF SHARES OF SUCH CLASS OF PREFERRED STOCK. THE CORPORATION WILL FURNISH TO ANY STOCKHOLDER, ON REQUEST AND WITHOUT CHARGE, A FULL STATEMENT OF THE INFORMATION REQUIRED BY SECTION 2-211(B) OF THE CORPORATIONS AND ASSOCIATIONS ARTICLE OF THE ANNOTATED CODE OF MARYLAND WITH RESPECT TO THE DESIGNATIONS AND ANY PREFERENCES, CONVERSION AND OTHER RIGHTS, VOTING POWERS, RESTRICTIONS, LIMITATIONS AS TO DIVIDENDS AND OTHER DISTRIBUTIONS, QUALIFICATIONS, AND TERMS AND CONDITIONS OF REDEMPTIONS OF THE STOCK OF EACH CLASS WHICH THE CORPORATION HAS AUTHORITY TO ISSUE AND, IF THE CORPORATION IS AUTHORIZED TO ISSUE ANY PREFERRED OR SPECIAL CLASS IN SERIES, (I) THE DIFFERENCES IN THE RELATIVE RIGHTS AND PREFERENCES BETWEEN THE SHARES OF EACH SERIES TO THE EXTENT SET, AND (II) THE AUTHORITY OF THE BOARD OF DIRECTORS TO SET SUCH RIGHTS AND PREFERENCES OF SUBSEQUENT SERIES. THE FOREGOING SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE CHARTER OF THE CORPORATION (THE “CHARTER”), A COPY OF WHICH WILL BE SENT WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS. SUCH REQUEST MUST BE MADE TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL OFFICE.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON OWNERSHIP FOR THE PURPOSE OF THE CORPORATION’S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. EXCEPT AS OTHERWISE PROVIDED PURSUANT TO THE CHARTER OF THE CORPORATION, (1) NO PERSON SHALL BENEFICIALLY OWN OR CONSTRUCTIVELY OWN CLASS N PREFERRED STOCK IN EXCESS OF 100% OF THE NUMBER OF THEN OUTSTANDING SHARES OF CLASS N PREFERRED STOCK OR, IF FEWER, THE NUMBER OF SHARES OF CLASS N PREFERRED STOCK THAT, IF THEN CONVERTED BY THE HOLDER INTO COMMON STOCK, WOULD MAKE SUCH HOLDER OR ANY OTHER PERSON THE OWNER OF A NUMBER OF SHARES OF COMMON STOCK THAT WOULD NOT EXCEED (X) THE OWNERSHIP LIMIT APPLICABLE TO SHARES OF COMMON STOCK AS SET FORTH IN ARTICLE IV(B)(4) OF THE CHARTER OR (Y) IF ANY EXCEPTED HOLDER LIMIT HAS BEEN CREATED FOR SUCH HOLDER OR OTHER PERSON WITH RESPECT TO SHARES OF COMMON STOCK PURSUANT TO ARTICLE IV(B)(4) OF THE CHARTER, SUCH EXCEPTED HOLDER LIMIT AND (2) NO PERSON, OTHER THAN AN EXCEPTED HOLDER WHO IS NOT CONSIDERED AN INDIVIDUAL FOR PURPOSES OF SECTION 542(A)(2) OF THE CODE, SHALL BENEFICIALLY OWN OR CONSTRUCTIVELY OWN SHARES OF CLASS N PREFERRED STOCK SUCH THAT SUCH PERSON WOULD BENEFICIALLY OWN OR CONSTRUCTIVELY OWN CAPITAL STOCK IN EXCESS OF THE AGGREGATE STOCK OWNERSHIP LIMIT. ANY PERSON WHO ATTEMPTS TO BENEFICIALLY OWN OR CONSTRUCTIVELY OWN SHARES OF CLASS N PREFERRED STOCK IN EXCESS OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE CORPORATION. ALL CAPITALIZED TERMS IN THIS LEGEND HAVE THE MEANINGS DEFINED IN THE CHARTER OF THE CORPORATION, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER, WILL BE SENT TO ANY STOCKHOLDER ON REQUEST AND WITHOUT CHARGE. TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE SHALL BE VOID AB INITIO. NOTWITHSTANDING THE FOREGOING, IF THE RESTRICTIONS ON OWNERSHIP AND TRANSFER ARE VIOLATED, THE SECURITIES REPRESENTED HEREBY WILL BE DESIGNATED AND TREATED AS SHARES OF CLASS N EXCESS PREFERRED STOCK WHICH WILL BE HELD IN TRUST BY THE CORPORATION. THE FOREGOING SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE CHARTER, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER, WILL BE SENT WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS. SUCH REQUEST MUST BE MADE TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL OFFICE.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	—	as tenants in common	UNIF GIFT MIN ACT
TEN ENT	—	as tenants by the entireties		(Cust.)	(Minor)
JT TEN	—	as joint tenants with right of survivorship and not as tenants in common		under Uniform Gifts to Minors Act
(State)

Additional abbreviations may also be used though not in the above list.

For Value Received, ____________________ hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE.

____________________ shares of 7.25% Class N Cumulative Convertible Perpetual Preferred Stock represented by the within Certificate, and do hereby irrevocably constitute and appoint ____________________ Attorney to transfer the said shares on the books of the within-named Corporation with full power of substitution in the premises.

Dated

(Sign here)

	NOTICE:	THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE IN EVERY PARTICULAR WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.

SIGNATURE(S) GUARANTEED:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE
GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND
LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN
AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM),
PURSUANT TO S.E.C. RULE 17AD-15.